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As filed with the Securities and Exchange Commission on June 7, 2002

Registration No. 333-84482

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANACOMP, INC.
(Exact name of Registrant as specified in its charter)

Indiana	3861	35-1144230
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)
12365 Crosthwaite Circle Poway, California 92064 (858) 679-9797 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Edward P. Smoot
Chief Executive Officer and Chairman of the Board of Directors
Anacomp, Inc.
12365 Crosthwaite Circle
Poway, California 92064
(858) 679-9797
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Douglas J. Rein, Esq.
Marty B. Lorenzo, Esq.
Gray Cary Ware & Freidenrich LLP
4365 Executive Dr., Suite 1100
San Diego, CA 92121
(858) 677-1400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Maximum Amount To Be Registered	Proposed Maximum Aggregate Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(2)

Class A Common Stock, $0.01 par value	2,339,247 shares	$29.00	$67,838,163	$6,241.11

(1)
Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the bid and asked price of the Class A Common Stock on June 6, 2002

(2)
In connection with Amendment No. 1, filed on May 22, 2002, a registration fee of $6,348.64 was paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Anacomp, Inc.

2,339,247 shares

Class A Common Stock

        This prospectus relates to 2,339,247 shares of Class A Common Stock held by certain of our stockholders. The selling stockholders may offer for sale up to 2,339,247 shares of our common stock at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling stockholders may sell their Class A Common Stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

        Our Class A Common Stock is traded on the Over the Counter Bulletin Board under the symbol ANCPA. On June 6, 2002, the last sale price of our Class A Common Stock was $29.00.

        Investing in our Class A Common Stock involves a high degree of risk.
See "Risk Factors" beginning on page 2.

        The Securities and Exchange Commission and state securities commissions have not approved or disapproved of these securities. Additionally, the Securities and Exchange Commission and state securities commissions have not passed upon the adequacy or accuracy of this prospectus. It is a criminal offense to represent otherwise.

[Date of Prospectus], 2002

i

PROSPECTUS SUMMARY

        This summary highlights information appearing in other sections of this prospectus. This summary is not complete and does not contain all of the information you should consider before buying shares in this offering. You should read this entire prospectus carefully, including "Risk Factors" and our consolidated financial statements before making an investment decision.

  Our Business

        We are one of the leading document-management outsource providers, offering a broad range of analog and digital archive and retrieval services. We provide our customers the ability to transmit their documents to an Anacomp Data Center, where the information is indexed and converted to a digital format suitable for viewing through any industry-standard Web browser, burned to a CD with viewing software included, or output to microfiche. Our services assist our customers in managing their important documents. We are also one of the world's leading providers of professional services, offering expert installation and maintenance for a broad array of third party hardware such as storage, printing, network and Computer Output to Microfiche (COM) equipment that is manufactured by other companies.

        We currently manage our business through two operating units: Document Solutions and Technical Services. Our Document Solutions business unit provides document management outsource services and Internet-based document-management services. Our Technical Services business unit offers professional services for a broad range of electronic products; supplies sales and repair services are also offered through Technical Services. Our evolving technologies, coupled with our long-term relationships with our customers have allowed us to generate recurring revenue.

        We have a large base of premier customers in the banking, insurance and brokerage sectors, each of which has substantial and diverse document-management needs. We are currently expanding our range of outsource services—especially Web, on-line and CD-R based applications—for these key market segments. By meeting our customers' full range of document-management needs in this way, we expect to provide the greatest value and maximize our business with each customer.

  Bankruptcy Proceedings

        On October 19, 2001, we filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged plan of reorganization with the U.S. Bankruptcy Court for the Southern District of California. The Bankruptcy Court confirmed the plan of reorganization on December 10, 2001 and we emerged from our bankruptcy proceedings on December 31, 2001.

        Under the plan of reorganization, our publicly traded 10 7/8% Senior Subordinated Notes ("Notes"), accrued interest related to the Notes, and our existing common stock were canceled and exchanged for shares of our new common stock. The holders of the 10 7/8% Senior Subordinated Notes received shares of new Class A Common Stock. For each share of existing common stock outstanding immediately prior to the emergence from bankruptcy effective December 31, 2001, common shareholders received .0002769 shares of new Class B Common Stock and 194.12 warrants. Each warrant is exercisable for a period of five years for the purchase of one share of the new Class B Common Stock at an exercise price of $61.54 per share. As of December 31, 2001, holders of Class A Common Stock owned 99.9% of Anacomp's equity and those holding Class B Common Stock owned 0.1%.

  Corporate Information

        We are incorporated under the laws of the State of Indiana. Our principal offices are located at 12365 Crosthwaite Circle, Poway, California 92064. Our telephone number is (858) 679-9797. Our website address is www.Anacomp.com. This reference to our website is not an active hyperlink, nor is the information contained in our website incorporated by reference into this prospectus, and it does not constitute part of this prospectus.

RISK FACTORS

        You should carefully consider the following risk factors and all of the other information included in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Additional risks and uncertainties may also materially adversely affect our business and financial condition in the future. Any of the following risks could materially adversely affect our business, operating results or financial condition and could result in a complete loss of your investment.

We recently effectuated a financial restructuring pursuant to a prepackaged Chapter 11 plan of reorganization, we have a history of net losses and we may face liquidity issues in the future.

        On October 19, 2001 we filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code and a prepackaged plan of reorganization. The Bankruptcy Court confirmed the plan of reorganization on December 10, 2001 and we emerged from our bankruptcy proceedings effective December 31, 2001. Pursuant to the financial restructuring, our formerly publicly traded 10 7/8% Senior Subordinated Notes, accrued interest related to such notes, and our previously existing common stock were canceled and exchanged for shares of our new common stock. At March 31, 2002 we had positive working capital of $21.1 million. This reflects the elimination of our 10 7/8% Senior Subordinated Notes and related accrued interest, the reclassification of $41.4 million of our senior secured credit facility as long-term debt and the impact of Fresh Start Reporting on our balance sheet. However, our completion of bankruptcy proceedings does not assure our continued success. For example, the bankruptcy proceedings described above are our second bankruptcy; we previously filed a plan of reorganization in January 1996 and emerged from those proceedings in June 1996. If our financial performance does not exceed our recent historical results, the price of our common stock could decline and your investment could be materially adversely affected.

        As part of our plan of reorganization, our lenders modified the terms of our senior credit facility which encumbers substantially all of our assets. This facility also includes mandatory periodic paydowns and covenant restrictions concerning the commitment limits of this facility including levels of collateral, financial covenants, and limitations on capital expenditures. Our credit facility is scheduled to mature on June 30, 2003, or under certain circumstances on December 31, 2003, at which time we will be required to renew, refinance, or modify the credit facility with our lenders or locate alternative financing. These restrictions and provisions could have an adverse impact on our future liquidity and ability to implement our business plan.

We expect our revenues to continue to decrease over the next few years, which could inhibit us from achieving or sustaining profitability or even prevent us from continuing to operate.

        Our accumulated deficit through December 31, 2001 has been eliminated as a result of Fresh Start Reporting. However, we have not recorded sustained profitable operating results for quite some time. To achieve sustained future profitability we will need to generate and sustain planned revenues while satisfying our payment obligations under the terms of our senior secured credit facility (including mandatory revolver paydowns) and maintaining reasonable cost and expense levels. We do not know when or if we will become profitable on a sustained basis. If we fail to achieve consistent profitability and generate sufficient cash flows, we will face liquidity and bank covenant issues and our senior secured debt could become immediately due and payable on demand. Even though we achieved profitability in the quarter ended March 31, 2002, we may not be able to sustain or increase profitability on a quarterly or an annual basis. Any failure on our part to achieve or sustain profitability could cause our stock price to decline.

The development of alternate technologies in the document management industry is decreasing the need for our micrographics services and products.

        The document management industry is rapidly changing. The recent trend of technological advances and attendant price declines in digital systems and products is expected to continue. As a result, in certain instances, potential micrographics customers have deferred, and may continue to defer, investments in micrographics systems (including our XFP 2000 COM system) and the utilization of micrographics service centers while evaluating the abilities of other technologies. Additionally, the continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in many of our customers changing their use of micrographics from document storage, distribution and access to primarily archival use. We believe that this is at least part of the reason for the declines in recent years in both sales and prices of our duplicate film, readers and reader/printers. Our service centers also are producing fewer duplicate microfiche per original for customers, reflecting the shift towards using micrographics primarily for storage. Revenues for our micrographics services and products, including COM service revenues, COM system revenues, maintenance service revenues and micrographics supplies revenues, have been adversely affected for each of the past five fiscal years and will likely in the future be substantially adversely affected by, among other things, the increasing use of digital technology.

        COM revenues from services, system and supplies sales declined 22.6% in 2001 from fiscal year 2000 revenues. Overall, COM revenues represented 63% of our revenues for the six-month period ended March 31, 2002, 69% of our fiscal 2001 revenues, 71% of 2000 revenues, 83% of 1999 revenues, 91% of 1998 revenues and 95% of 1997 revenues. Additionally, the rapidly changing document management industry has resulted in price competition in certain of our businesses, particularly COM services. We have been and we expect to continue to be impacted adversely by the decline in the demand for COM services, the declining market for COM systems and the attendant reduction in supplies revenues. We expect that our revenues for maintenance of COM systems will continue to decline as a result of decreasing use and fewer sales of COM systems. Additionally, the growth of alternate technologies has created consolidation in the micrographics segment of the document management industry. To the extent consolidation in the micrographics segment has the effect of causing major providers of micrographics services and products to cease providing such services and products, the negative trends in the segment, such as competition from alternate technologies described above, may accelerate. If we do not adapt to the rapid changes in the document management industry, our business will suffer and your investment will be adversely affected.

Intense competition in the document management industry could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

        The document management industry is becoming increasingly competitive, especially in the market for Internet-based document management services. We face, and will continue to face, competition from other document-management outsource-service providers as well as from document-management software providers who offer in-house solutions. Some of our competitors are leading original equipment manufacturers with established client-relationships in our target markets. Some of our competitors are significantly larger than we are and have greater financial resources, greater name recognition and longer operating histories than we have. Our competitors may be able to respond more quickly or adjust prices more effectively to take advantage of new opportunities or customer requirements. Increased competition could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance, any of which could prevent us from increasing or sustaining our revenues and achieving or sustaining profitability.

Fluctuation in our quarterly financial results may cause instability in our stock price.

        Our COM business has experienced and continues to experience trending decline however, the rate at which this decline will impact our operations is difficult to predict. Additionally, we attempt to base our operating expenses on anticipated revenue levels, and a substantial percentage of our expenses are fixed in the short term. As a result, any delay in generating or recognizing revenues could cause our operating results to be below expectations. Moreover, the operating expenses from our growth initiatives may exceed our estimates. Any or all of these factors could cause the price of our common stock to decline.

If we are unable to decrease our costs to match the decline in our revenues, we may not be able to achieve or sustain profitability.

        The decline in the demand for COM services, systems and maintenance and the attendant reduction in supplies revenues have adversely affected our business. Over the past several years, COM revenues from services, system and supplies sales have been steadily decreasing as a percentage of our revenues and declined 22.6% in 2001 from fiscal year 2000 revenues. We expect that our revenues for maintenance of COM systems will continue to decline as a result of decreasing use and fewer sales of COM systems. We have taken steps such as facilities consolidation and personnel reductions to reduce our cost structure and offset the decrease in COM revenues. We intend to take additional measures as necessary to continue to reduce our cost structure. If these measures are unsuccessful, we will not realize profits from our COM business and your investment may be adversely affected.

If our future results do not meet or exceed the projections and assumptions we made for Fresh Start Reporting purposes, we may have to write down the values of some of our assets.

        On December 31, 2001, as a result of our emergence from bankruptcy, we adopted Fresh Start Reporting. This resulted in material changes to our financial statements including the recording of an asset for "reorganization value in excess of identifiable net assets." We determined the value of our business and accordingly, our reorganization asset by making certain projections and assumptions based on historical results as well as our best estimates of expected future market conditions. Unfavorable changes compared to our projections used for Fresh Start Reporting purposes could result in future impairments of our reorganization asset and our identifiable intangible assets. If these assets were to be impaired, the value of your investment could decline.

If we are unable to make technological advancements and upgrades to our current product and services offerings, we will lose market share.

        In order to maintain and grow market share, we continually invest in offering new customer solutions and in upgrading our storage and delivery systems and infrastructure. We cannot assure you that we will be able to continue to develop innovations in our software to stay abreast of client needs. We also cannot assure you that we will be able to maintain or upgrade our infrastructure to take advantage of new technology. Our future plans for growth and a return to profitability would be detrimentally affected if we are unable to develop new and innovative customer solutions or if we are unable to sustain our infrastructure.

Litigation or third party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize products.

        Third parties may accuse us of employing their proprietary technology without authorization. In addition, third parties may obtain patents that relate to our technologies and claim that our use of such technologies infringes these patents. Regardless of their merit, such claims could require us to incur substantial costs, including the diversion of management and technical personnel, in defending ourselves against any such claims or enforcing our patents. In the event that a successful claim of infringement is brought against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any of these licenses could adversely affect our ability to develop and commercialize products and our operating results.

The loss of key personnel or the inability to attract and retain additional personnel could impair our ability to expand our operations.

        We are highly dependent on the principal members of our management team and the technical expertise of our personnel, especially in our Technical Services business unit. The success of this business is based on our technical expertise and proven ability to provide fast, expert, on-site service and support around the clock. This service is provided in North America and Europe by approximately 500 highly-trained Anacomp technicians, the loss of whose services might adversely impact the achievement of our business objectives. Moreover, our business operations will require additional expertise in specific industries and areas applicable to products identified and developed through our technologies. These activities will require the addition of new personnel, including management and technical personnel as well as the development of additional expertise by existing employees. Competition for experienced technicians may limit our ability to attract or retain such technicians. If we are unable to attract such personnel or to develop this expertise, we may not be able to sustain or expand our operations in a timely manner or at all.

We face business, political and economic risks because a significant portion of our sales is to customers outside of the United States.

        Revenues from operations outside the United States accounted for 33% of our total revenue for the sixth-month period ended March 31, 2002 and 30% of our total revenue in fiscal year 2001. Although we previously announced our intent to sell all or parts of our European document-management business, our success continues to depend upon our international operations, and we expect that a significant portion of our total future revenues will be generated from international sales. Our international business involves a number of risks, including:

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  our ability to adapt our products to foreign design methods and practices;
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  cultural differences in the conduct of business;
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  difficulty in attracting and retaining qualified personnel;
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  longer payment cycles for and greater difficulty collecting accounts receivable;
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  unexpected changes in regulatory requirements, royalties and withholding taxes that restrict the repatriation of earnings;
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  tariffs and other trade barriers;
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  the burden of complying with a wide variety of foreign laws;
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  political, economic or military conditions associated with current worldwide conflicts and events;
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  the exchange markets and our ability to generate, preserve and repatriate proceeds and dividends to the parent company in the United States; and
  •
  to the extent that profit is generated or losses are incurred in foreign countries, our effective income tax rate may be significantly affected.

Any of these factors could significantly harm our future international sales and, consequently, our revenues and results of operations and business and financial condition.

We use hazardous chemicals in our business and any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

        Our operations involve the use and sale of hazardous chemicals. Although we believe that our safety procedures for handling and disposing comply with the applicable standards, we cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. In the event of an accident, we may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets.

Disclosure of trade secrets could aid our competitors.

        We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market.

        Our success will depend in part on our ability to obtain protection for our intellectual property. We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our software is copyrightable and business methods are patentable under applicable intellectual property laws or are effectively maintained as trade secrets. The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. Furthermore, others may independently develop similar or alternative technologies or design around our intellectual property protections. In addition, our competitors may independently develop substantially equivalent proprietary information or may otherwise gain access to our trade secrets.

Difficulties we may encounter managing our growth may divert resources and limit our ability to successfully expand our operations and implement our business plan.

        We anticipate that our operations will be able to grow as a result of our reorganization. Our growth in the future assumes potential acquisitions that may place a strain on our administrative personnel and operational infrastructure should such acquisitions occur. We cannot assure you that we will be able to identify acquisition candidates, or be able to consummate acquisitions on terms acceptable to us, if at all. Additionally, we cannot assure you that we will have funds available for making acquisitions. Effectively managing growth will also require us to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

We rely on a few suppliers to provide us COM products that while in decline, are essential to our operations.

        Supplies and system sales represented approximately 49% of the total revenue from our Technical Services Business Unit, or 21% of our total revenue, for fiscal year 2001. The primary products in the supplies business of our Technical Services Business Unit are silver halide original COM film and non-silver duplicating microfilm. We obtain all of our silver halide products through an exclusive multi-year supply agreement with a single provider and our duplicate film products from two other providers. Any disruption in the supply relationship between Anacomp and such suppliers could result in delays or reductions in product shipment or increases in product costs that adversely affect our operating results in any given period. In the event of any such disruption, we cannot assure you that we could develop alternative sources of raw materials and supplies at acceptable prices and within reasonable times. Additionally, as the demand for COM services declines, the demand for COM supplies falls as well. If the decline in COM supplies is greater than planned, our profitability and liquidity would decline as well.

Our stock price may be volatile, and you may not be able to resell your shares at or above the price you paid, or at all.

        Since the effective date of our bankruptcy restructuring, our common stock has had limited trading activity on the OTC Bulletin Board. We cannot predict the extent to which investor interest in our stock will lead to the development of a more active trading market, how liquid that market might become or whether it will be sustained. The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. In addition, the stock markets in general have experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

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  industry growth rates;
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  industry trends;
  •
  our competition;
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  future technology;
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  the anticipated financial performance and contributions of our business units; and
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  ability to repay debts or obligations.

        Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "project" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. All forward-looking statements are inherently uncertain because they involve substantial risks and uncertainties beyond our control. We do not undertake any obligation to update or revise any forward-looking statements for events or circumstances after the date on which such statement is made. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Additionally, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Class A Common Stock offered by the selling stockholders.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock and do not currently anticipate declaring or paying such cash dividends. We currently intend to retain any future earnings for use in the operation and development of our business and general corporate purposes. In addition, our credit agreements prohibit the payment of cash dividends on our capital stock.

PRICE RANGE OF OUR COMMON STOCK

        Since December 31, 2001, the effective date of our bankruptcy restructuring, our Class A Common Stock has traded on the Over the Counter Bulletin Board under the symbol "ANCPA." The following table sets forth the high and low trading prices by quarter as reported by the National Association of Securities Dealers Over the Counter Bulletin Board.

Fiscal Year Ending September 30, 2002	High	Low
First Quarter (Predecessor Company—not comparable to subsequent periods)	$0.10	$0.01
Second Quarter	$27.12	$20.00
Third Quarter (through May 17)	$32.00	$22.00

        The prices quoted on the Over the Counter Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

        On June 6, 2002, the last sale price for our common stock as reported by the Over the Counter Bulletin Board was $29.00 per share. As of June 6, 2002, we had 27 holders of record of our Class A Common Stock.

        There is no active market for our Class B Common Stock. As of June 6, 2002, we had 75 holders of record of our Class B Common Stock.

CAPITALIZATION

        The following table sets forth the capitalization of Anacomp as of March 31, 2002 after its adoption of Fresh Start Reporting in accordance with AICPA Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

As of March 31, 2002
(In thousands, except share and per share data)
Current and long-term portion of senior secured credit facility	$41,375

Stockholders' equity:
Class A Common Stock, $0.01 par value: 40,000,000 shares authorized and 4,030,000 shares issued and outstanding	40
Class B Common stock, $0.01 par value: 787,711 shares authorized and 4,034 shares issued and outstanding	—
Additional paid-in capital	96,885
Accumulated other comprehensive loss	(84)
Retained earnings	903

Total stockholders' equity	97,744

Total capitalization	$139,119

SELECTED FINANCIAL DATA

        The following Selected Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated financial statements and the related notes thereto included elsewhere herein. At December 31, 2001, as a result of its emergence from bankruptcy, we adopted Fresh Start Reporting in accordance with AICPA Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Fresh Start Reporting resulted in material changes to the Condensed Consolidated Balance Sheet as of December 31, 2001, including recording of assets and liabilities at fair values, the valuation of equity based on the reorganization value of the ongoing business and the recording of an intangible asset for reorganization value in excess of the fair value of the separately identifiable assets and liabilities.

        The accompanying selected financial data include our historical financial data prior to December 31, 2001, the effective date we emerged from bankruptcy, and are referred to as the Predecessor Company.

        Due to our reorganization and implementation of Fresh Start Reporting, effective December 31, 2001, the future consolidated financial statements of the Reorganized Company will not be comparable to those of the Predecessor Company.

	Reorganized Company	Predecessor Company
				Years Ended September 30,
	Three Months ended March 31, 2002	Three Months ended December 31, 2001
				2001	2000	1999	1998	1997
(In thousands, except per share data)
Consolidated Statements of Operations Data
Revenues	$67,643	$68,024		$306,348	$383,197	$442,162	$394,938	$359,275
Operating income (loss) from continuing operations	3,452	2,333		(1,621)	(67,648)	(28,539)	(33,829)	(15,820)
Income (loss) from continuing operations	903	12,031		(47,491)	(109,798)	(71,005)	(68,799)	(59,163)
Income (loss) before extraordinary items	903	12,031	(a)	(47,491)	(111,434)	(67,782)	(66,635)	(56,850)
Net income (loss)	903	277,360	(b)	(47,491)	(111,434)	(67,992)	(67,749)	(67,811)
Basic and diluted income (loss) per share from continuing operations	0.22	0.83		(3.26)	(7.59)	(4.99)	(4.92)	(4.40)
Basic and diluted income (loss) per share before extraordinary items	0.22	0.83		(3.26)	(7.70)	(4.76)	(4.77)	(4.23)
Basic and diluted income (loss) per share	0.22	19.05		(3.26)	(7.70)	(4.78)	(4.85)	(5.05)
		Predecessor Company As of September 30,
	Reorganized Company as of March 31, 2002
		2001	2000	1999	1998	1997
Consolidated Balance Sheet Data
Current assets	$70,406	$81,315	$85,442	$117,603	$147,629	$164,485
Current liabilities(c)	49,307	475,603	458,673	124,787	119,859	117,625
Total assets	190,635	207,818	238,289	330,517	411,837	381,411
Long-term debt, less current portion(c)	41,375	—	—	312,740	338,851	247,889
Stockholders' equity (deficit)	97,744	(277,927)	(230,926)	(117,636)	(47,492)	14,520

(a)
Includes income associated with reorganization items of $13.3 million.
(b)
Includes extraordinary gain on extinguishment of debt of $265.3 million.
(c)
We did not make required interest payments on our senior subordinated notes on October 1, 2000, April 1, 2001 and October 1, 2001. Accordingly, the Notes balance outstanding, $310.9 million and $311.3 million at September 30, 2001 and 2000, respectively, have been classified as a current liability. Upon emergence from bankruptcy, we amended our senior secured credit facility and at March 31, 2002, $41.4 million has been classified as a long-term liability according to the terms of the amended facility.

Stock Options

        We did not issue any stock options during fiscal 2001. No Executive Officers exercised any options during fiscal 2001. The following table sets forth information regarding all options held at September 30, 2001 by the Executive Officers. As a result of the confirmation of our prepackaged plan of reorganization, effective December 31, 2001, all unexercised options were canceled and our prior stock option plans were terminated.

Fiscal Year-End Option Values

Name	Number of Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable(1)
Edward P. Smoot	0/0	0/0
William C. Ater	27,500/0	0/0
David B. Hiatt	60,000/40,000	0/0
Jeffrey R. Cramer	41,667/3,333	0/0
Linster W. Fox	22,667/7,333	0/0
Paul J. Najar	10,834/1,666	0/0
Peter Williams	100,000/0	0/0

(1)
Based upon the September 30, 2001 closing price of $.04 for the Common Stock on the OTC Bulletin Board.

        Pursuant to our plan of reorganization, we have reserved 403,403 shares of our Class A Common Stock for issuance as management incentive compensation. On April 25, 2002, our Board of Directors approved a restricted stock plan, authorizing up to 5,000 of the above-mentioned reserved shares of Class A Common Stock for issuance to our Directors as compensation for their service on our Board. We have not made any issuances under these plans. Our Board of Directors will determine the terms and conditions governing future awards of such stock or stock options.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

Overview and Recent Events

  Events Leading Up to Our Bankruptcy in 2001

        Our business and revenues have declined in recent years. Two primary factors led to the deterioration of our financial condition prior to our bankruptcy in 2001: (a) an erosion of the core COM (Computer Output to Microfiche) business; and (b) heavy investment in the docHarbor business unit.

        We have established ourselves as one of the world's leading providers of COM equipment. In fiscal year 1999, 83% of our total revenues were COM related and totaled $368.6 million; subsequently, in fiscal years 2000 and 2001, COM revenues declined to 71% and 69%, or $273 million and $211.2 million, respectively, of our total revenues. Organizations increasingly want instant, reliable access to information delivered via the Internet, intranet or extranets, for use with desktop browsers. This trend is leading many organizations to re-evaluate their document-management requirements, causing a shift away from microfiche and into digital technology.

        In response to this shift in technology, we made a significant commitment to develop storage and retrieval solutions through acquisitions and heavy investments in research and development. Our engineering, research and development expenses totaled $7.2 million in fiscal year 2001, $10.1 million in fiscal year 2000 and $10 million in fiscal year 1999. In August of 1999, we purchased Litton Adesso Software, Inc. for $17 million and incurred approximately $1.6 million of additional costs to further develop acquired software as the technology platform for docHarbor, our Web-based product offering. This emerging operation reported a negative EBITDA of $25 million in fiscal 2000 and negative EBITDA of $9 million in fiscal 2001. Substantially all of the funds invested in the docHarbor business unit were obtained by borrowing against our Prepetition Credit Agreement (senior secured revolving credit facility).

        The combined impact of the declining COM revenues and increased research and development related to docHarbor created a liquidity crisis for us resulting in default on our Prepetition Credit Agreement. Beginning October 1, 2000, we did not make semi-annual required $17 million interest payments to the holders of our $310 million outstanding notes (10 7/8% senior subordinated notes).

        Our revenues, operating results, cash flows and liquidity were also negatively impacted by a number of other factors during fiscal year 2001, including charges for the settlement of legal matters, professional and advisory costs related to the restructuring of our notes, and costs associated with preparations for a potential sale of all or parts of our European document-management business, known as Document Solutions International ("DSI"). (See Results of Operations)

        We reported a loss of $47.5 million and positive cash flows from operations totaling $18.5 million (including non-payment of accrued interest of approximately $34 million) during fiscal year 2001. At September 30, 2001, we had a working capital deficiency of $394.3 million (including $310 million in senior subordinated notes that were classified as current and $51 million in related accrued interest) and a stockholders' deficit amounting to $277.9 million.

  Our 2001 Bankruptcy

        On October 19, 2001, we filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged plan of reorganization in the United States Bankruptcy Court for the Southern District of California. Our plan of reorganization was confirmed by the U.S. Bankruptcy Court on December 10, 2001, and we emerged from bankruptcy effective December 31, 2001.

        The primary benefits resulting from our bankruptcy were the elimination of $310 million of debt and related annual interest expense of approximately $34 million. Additionally, our credit facility was amended such that we cured previous events of default and we continue to have the ability to borrow under the credit facility. Borrowings under the facility are subject to revised terms and restrictions, and we are required to make mandatory quarterly payments that reduce the borrowing base of the credit facility.

        Under the plan of reorganization, our publicly traded 10 7/8% Senior Subordinated Notes, accrued interest related to the Notes, and our existing common stock were canceled and exchanged for shares of our new common stock. New Class A Common Stock was distributed to the holders of the Notes. New Class B Common Stock was issued and is being distributed to holders of our existing common stock and is subject to additional dilution, as provided for in the plan of reorganization.

        Also as a result of the confirmation of our plan of reorganization, the following occurred:

  •
  all unexercised options were canceled and our prior stock option plans were terminated;

  •
  executory contracts were assumed or rejected;

  •
  trade creditors were paid in the ordinary course of business and were not impaired;

  •
  a new slate of directors was appointed to the Board of Directors;

  •
  a total of 403,403 shares of new Class A Common Stock were authorized for use in the establishment of new stock option plans; and

  •
  our senior secured revolving credit facility was amended.

        Under bankruptcy law, an executory contract is an agreement between a debtor and third party under which, as of the date of a debtor's Chapter 11 petition, material performance on the agreement remains due from both the debtor and non-debtor party, such that the failure of either side to perform its obligations under the agreement would excuse the other party from further performance. The Bankruptcy Code permits a Chapter 11 debtor to assume (i.e. agree to continue to be bound both during the Chapter 11 case and following emergence) or reject (breach and no longer be bound during the Chapter 11 case or thereafter) any executory contract. We assumed all of our executory contracts under our confirmed plan of reorganization except one, a nonresidential lease of real property.

Critical Accounting Policies And Estimates

        Our discussion and analysis of financial condition and our results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, income taxes, restructuring and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Our critical accounting policies are as follows:

  •
  revenue recognition;

  •
  estimating valuation allowances and accrued liabilities, including the allowance for doubtful accounts, inventory valuation and assessments of the probability of the outcomes of our current litigation and environmental matters;

  •
  accounting for income taxes; and

  •
  valuation of long-lived, intangible and reorganization assets.

        Revenue Recognition.    We record revenues from sales of products and services or from leases of equipment under sales-type leases based on shipment of products (and transfer of risk of loss), commencement of the lease, or performance of services. Under sales-type leases, we record as revenue the present value of all payments due under the lease, charge the cost of sales with the book value of the equipment plus installation costs, and defer and recognize future interest income over the lease term. Operating lease revenues are recognized during the applicable period of customer usage. Revenue from maintenance contracts is recognized ratably over the period of the related contract. Amounts billed in advance of our performing the related services are deferred and recognized as revenues as they are earned.

        We recognize contract revenue for the development and implementation of document services solutions under contracts over the contract period based on output measures as defined by deliverable items identified in the contract. We make provisions for estimated losses on contracts, if any, during the period when the loss becomes probable and can be reasonably estimated.

        In accordance with SOP 97-2, "Software Revenue Recognition," we recognize revenues from software license agreements currently, provided that all of the following conditions are met:

  •
  a non-cancelable license agreement has been signed;

  •
  the software has been delivered and there are no material uncertainties regarding customer acceptance;

  •
  collection of the resulting receivable is deemed probable and the risk of concession is deemed remote; and

  •
  no other significant vendor obligations exist.

For contracts with multiple obligations, we unbundled the respective components to determine revenue recognition using vendor-specific objective evidence.

        Allowance for doubtful accounts, inventory valuations, litigation and environmental matters.    We must make estimates of the uncollectability of our accounts receivable. When evaluating the adequacy of the allowance for doubtful accounts, we specifically analyze accounts receivable as well as historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Our accounts receivable balance was $39.2 million, net of allowance for doubtful accounts of $4.3 million, as of March 31, 2002.

        We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than management projects, we may need to write-down additional inventory.

        We estimate ranges of liability related to pending litigation based on claims for which we can determine the probability of loss and estimate the amount and range of loss. When an estimate of loss is deemed probable we record our best estimate of the expected loss or the minimum estimated liability related to those claims, where there is an estimable range of loss. Because of the uncertainties related to both the outcomes and ranges of loss on currently pending litigation, we have not accrued for any litigation losses at March 31, 2002. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates as necessary. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position.

        Xidex Corporation, a company which we acquired in 1988, was designated by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for investigatory and cleanup costs incurred by state and federal authorities involving locations included on a list of EPA's priority sites for investigation and remedial action under the federal Comprehensive Environmental Response, Compensation, and Liability Act. At March 31, 2002, we have an estimated EPA liability for cleanup costs for the aforementioned locations and other sites totaling $1.2 million. During fiscal 2001, we recorded a $1.0 million reduction to our EPA liability previously estimated and accrued upon release from certain further clean-up activity. Remedial action required by the EPA may exceed our current estimates and reserves and we may incur additional expenses related to environmental clean-up.

        Accounting for income taxes.    As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the statement of operations.

        Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The net deferred tax asset as of March 31, 2002 was zero, net of a valuation allowance of $19 million, due to uncertainties related to our ability to utilize our net deferred tax assets before they expire. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods we could materially impact our financial position and results of operations.

        The tax benefits of pre-reorganization net deferred tax assets will be reported first as a reduction of the Reorganization Asset and then as a reduction to non-current intangible assets arising from the reorganization, and finally as a credit to stockholders' equity. These tax benefits will not reduce future income tax expense for financial reporting purposes.

        Valuation of long-lived, intangible and reorganization assets.    We assess the impairment of identifiable intangibles, long-lived assets and reorganization value in excess of identifiable assets annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

  •
  significant underperformance relative to historical trends or projected future operating results;

  •
  significant changes in the manner of our use of our assets or the strategy for our overall business, including potential asset dispositions;

  •
  significant negative industry or economic trends;

  •
  significant decline in our stock price for a sustained period; and

  •
  our market capitalization relative to net book value.

        When we determine that the carrying value of intangibles, long-lived assets and reorganization value in excess of identifiable net assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. Net intangible assets, long-lived assets, and reorganization value in excess of identifiable assets amounted to $116.3 million as of March 31, 2002.

        Our enterprise value of $150 million before consideration of debt after reorganization at December 31, 2001 was determined based on the consideration of many factors and various valuation methods, including:

  •
  discounted cash flows analysis;

  •
  selected publicly-traded company market multiples;

  •
  selected acquisition transaction multiples; and

  •
  applicable ratios and valuation techniques believed by management to be representative of our business and industry.

        The cash flows valuation utilized five-year projections assuming a weighted average cost of capital rate of approximately 13.5%. A terminal value was determined using a multiple of our estimated fifth year earnings before interest, other income, reorganization items, asset impairment and restructuring charges, taxes, depreciation and amortization, and extraordinary items (referred to as "EBITDA"), together with the net present value of the five-year projected cash flows. The excess of the reorganization value over the fair value of identifiable net assets of $73.8 million is reported as "Reorganization value in excess of identifiable net assets" and will not be subject to future amortization (similar to goodwill) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" as issued by the Financial Accounting Standards Board ("FASB").

        For enterprise valuation purposes, we estimated our revenues and cash flows through fiscal year 2006. We projected continued declines in Computer Output to Microfiche ("COM") and COM related revenues at a rate of approximately 20% annually and growth in digital and multi-vendor services and product offerings. Our projections also assumed the following:

  •
  the elimination of our subordinated notes and related interest;

  •
  our continuing cost reduction through consolidation of facilities and adjustments to our labor force to maintain COM gross margin levels;

  •
  our recent cost reduction activities and restructurings; and

  •
  the completion of our bankruptcy and related legal and professional costs.

        The assigned fair values of the Reorganized Company and its assets and liabilities represent significant estimates that we made based on facts and circumstances currently available. Valuation methodologies employed in estimating fair values also require the input of highly subjective assumptions and predictions of future events and operations. Actual future events and results could differ substantially from management's current estimates and assumptions. Unfavorable changes compared to our projections used for Fresh Start Reporting purposes (which were based on our best estimates and information available at that time) could result in future impairments of our Reorganization Asset and identifiable intangible assets which could be material.

Results of Operations

        The following results of operations information includes our historical information from prior to December 31, 2001, the effective date we emerged from bankruptcy and is identified as results of operations of Predecessor Company. The results of operations for the three months ended March 31, 2002 represents the Reorganized Company after adopting Fresh Start Reporting. Due to our reorganization and the implementation of Fresh Start Reporting, the financial information for the Reorganized Company is not comparable to the Predecessor Company. To facilitate a meaningful comparison of our quarterly and year-to-date operating performance in fiscal years 2002 and 2001, the following discussion of results of operations on a consolidated basis is presented on a traditional comparative basis for all periods. However, the pro forma results of operations presented below for the six-month period ended March 31, 2002 combines the three-month period ended March 31, 2002 on a Reorganized Company basis with the three-month period ended December 31, 2001 on a Predecessor Company basis. These periods and bases of accounting are not comparable and have been presented separately in the accompanying Condensed Consolidated Statements of Operations.

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2002 (Reorganized Company)	2001 (Predecessor Company)	2002 (Pro Forma Basis)	2001 (Predecessor Company)
	(in thousands, unaudited)
Revenues:
Services	$54,360	$61,781	$109,458	$122,396
Equipment and supply sales	13,283	18,421	26,209	39,947

	67,643	80,202	135,667	162,343

Cost of revenues:
Services	35,685	39,811	72,315	79,016
Equipment and supply sales	9,545	13,616	19,419	28,371

	45,230	53,427	91,734	107,387

Gross profit	22,413	26,775	43,933	54,956
Costs and expenses:
Engineering, research and development	1,770	1,810	3,450	3,547
Selling, general and administrative	16,695	25,752	32,338	46,294
Amortization of intangible assets	496	3,226	3,392	5,906
Restructuring credits	—	—	(1,032)	—

Operating income (loss)	3,452	(4,013)	5,785	(791)

Other income (expense):
Interest income	71	394	226	750
Interest expense and fee amortization	(1,204)	(11,101)	(4,318)	(22,222)
Other	(136)	(408)	(357)	(154)

	(1,269)	(11,115)	(4,449)	(21,626)

Income (loss) before reorganization items, income taxes and extraordinary gain on extinguishment of debt	2,183	(15,128)	1,336	(22,417)
Reorganization items	—	—	13,328	—

Income (loss) before income taxes and extraordinary gain on extinguishment of debt	2,183	(15,128)	14,664	(22,417)
Provision for income taxes	1,280	579	1,730	966

Income (loss) before extraordinary gain on extinguishment of debt	903	(15,707)	12,934	(23,383)
Extraordinary gain on extinguishment of debt, net of taxes	—	—	265,329	—

Net income (loss)	$903	$(15,707)	$278,263	$(23,383)

        Our revenues, operating results, cash flows and liquidity in the first six months of fiscal 2002 continue to be negatively impacted by an overall decline in our COM business. For the six months ended March 31, 2002, we reported net income totaling $278.3 million. This was primarily due to reorganization items of $13.3 million and the cancellation of debt and resulting extraordinary gain of $265.3 million. Positive cash flows provided by operations were $10.4 million for the six months ended March 31, 2002. As of March 31, 2002, we had positive working capital of $21.1 million, and stockholders' equity of $97.7 million upon the application of Fresh Start Reporting requiring us to revalue our assets, liabilities and stockholders' equity at fair values.

        Effective December 31, 2001, we amended our senior secured credit facility including these terms:

  •
  a $58.9 million limit, with a $53.1 million sublimit for direct borrowing and a $5.8 million letter of credit sublimit;

  •
  a limit on our borrowing ability based on a formula borrowing base ("FBB"), which provides that we may borrow new funds when direct borrowings are reduced below the FBB (the FBB is equal to 80% of eligible U.S. and Canadian accounts receivable);

  •
  certain restrictions on our operations as well as scheduled principal repayments;

  •
  an interest rate that is subject to reduction as the periodic scheduled principal repayments occur; and

  •
  scheduled maturity of June 30, 2003 and may be extended to December 31, 2003 under certain conditions.

        In May 2001, we announced our intention to sell all or parts of our European document-management business, Document Solutions International (referred to as DSI). Approximately $3.9 million was spent for restructuring, consulting and severance expenses in fiscal year 2001 in preparation for a potential sale of DSI. Revenues from DSI were $40.3 million, $11 million and $11 million, or 13%, 16% and 16% of total Anacomp revenues in fiscal year 2001, in the three month period ended December 31, 2001 and in the three month period ended March 31, 2002, respectively.

        We continue to exercise our reasonable best efforts to complete a sale of all or portions of DSI. Any such eventual sale is subject to approval by the Bank Group and we will be required to remit proceeds from the sale of DSI to pay down our senior credit facility. The execution, timing, likelihood and amount of net proceeds of any such potential sale are uncertain and we are continuing the operations of DSI in its normal course of business. Accordingly it is not possible to predict with accuracy the potential impact that a sale of DSI would have on future results; however, management expects that such a sale would generate funds that would be used to pay down the outstanding credit facility balance. Our International Technical Services business is not affected by this potential transaction.

Three Months Ended March 31, 2002 vs. Three Months Ended March 31, 2001

        General.    Anacomp reported net income of $0.9 million for the three months ended March 31, 2002, compared to a net loss of $15.7 million for the three months ended March 31, 2001. Net income in the current quarter reflects the benefit of completion of Anacomp's financial restructuring, including the cancellation of our senior subordinated notes along with related accrued interest. The prior period net loss includes interest expense of $11.1 million versus $1.2 million in the current quarter, $6.9 million in charges for the settlement of legal matters and professional and financial advisory costs related to the restructuring of our notes and amortization of intangible assets of $3.2 million versus $0.5 million in the current quarter.

        Revenues.    Anacomp's revenues decreased 16% from $80.2 million for the three months ended March 31, 2001, to $67.6 million for the three months ended March 31, 2002. The decrease was composed of a $15.7 million decline in COM-related revenues offset in part by a $3.1 million increase in digital and renewal revenues. We expect that COM revenues will continue to decline during the remainder of this fiscal year as well as in future years and that digital and renewal revenues will continue to grow.

        Document Solutions COM-related revenues decreased 23% from the prior year period, from $32.2 million to $24.7 million. This decrease was primarily due to decreased volume in our COM service centers. Digital and renewal revenue increased $2.2 million, or 13%, over the prior year period.

        Technical Services revenues decreased 23% from the prior year period, from $31.4 million to $24.2 million. Compared to the prior year period, systems and supplies revenue declined $5.7 million, or 34%, and COM related Professional Services declined $2.7 million, or 29%, as a result of the continued decline for and use of COM systems. This was partially offset by growth (increase of $0.9 million, or 16%) in our multi-vendor service (MVS) revenue (services provided for products manufactured by other companies) over the prior year period.

        Gross Margins.    Anacomp's gross margin decreased from $26.8 million for the three months ended March 31, 2001, to $22.4 million for the three months ended March 31, 2002, but as a percentage of revenues remained steady at 33% for both periods.

        Document Solutions gross margin, at 39% of revenues, increased from the 35% reported for the prior year period; in dollars the Document Solutions gross margin remained consistent at $17.1 million for both periods.

        Technical Services gross margin decreased from 31% in the prior year to 22% of revenues for the quarter ended March 31, 2002, and in dollars decreased from $9.7 million to $5.3 million. The decrease in Technical Services gross margin from the prior year period was primarily the result of the current year decline in COM service-related revenues.

        Relative to the anticipated declines in COM revenues, we intend to reduce costs primarily through consolidation of facilities and adjustments to our labor force to maintain gross margin levels.

        Engineering, Research and Development.    Engineering, research and development expense remained essentially flat at $1.8 million for the three months ended March 31, 2002 and 2001. These costs represented 2.6% and 2.3% of total revenues for the three months ended March 31, 2002 and 2001, respectively. These expenses will not necessarily have a direct or immediate correlation to revenues. We continue to build and support our outsource service solutions base and corresponding internet and digital technologies.

        Selling, General and Administrative.    Selling, general and administrative ("SG&A") expenses decreased from $25.8 million for the three months ended March 31, 2001, to $16.7 million for the three months ended March 31, 2002. Current year expense reflects the benefit of reduced costs resulting from the fold-in of the former docHarbor business unit into Document Solutions. Prior year SG&A expenses included $6.9 million in charges for the settlement of legal matters as well as legal, professional and financial advisory costs related to our restructuring. We anticipate that we will continue to incur severance and facilities closure expenses as we attempt to manage the projected decline in COM revenues.

        Amortization of Intangible Assets.    Amortization of intangible assets decreased from $3.2 million during the three months ended March 31, 2001 to $0.5 million in the current three-month period. Prior year amortization primarily represented amortization of goodwill, whereas the current period expense represents amortization of intangible assets related to our technology, intellectual property, production software, and customer contracts and relationships that have been recorded as part of the reorganization and Fresh Start reporting process. The "Reorganization asset in excess of identifiable net assets" of $73.8 million recorded in Fresh Start reporting is not an amortizing asset.

        Interest Expense.    Interest expense decreased from $11.1 million for the three months ended March 31, 2001, to $1.2 million for the three months ended March 31, 2002. Prior year expense included three months of interest expense on our senior subordinated notes totaling $8.4 million. Current year interest expense is primarily due to the revolving credit facility.

        Provision for Income Taxes.    The provision for income taxes of $1.3 million in the current three month period consists of $0.4 million related to earnings of foreign subsidiaries and $0.9 million related to domestic operations. The provision for income taxes of $0.6 million for the quarter ended March 31, 2001 related primarily to earnings of foreign subsidiaries. Our effective tax rate of 52% for the three-month period ended March 31, 2002 is primarily attributable to foreign entity tax losses not benefited.

Six Months Ended March 31, 2002 vs. Six Months Ended March 31, 2001

        General.    Anacomp reported net income of $278.3 million for the six months ended March 31, 2002, compared to a net loss of $23.4 million for the six months ended March 31, 2001. The current period income is attributable to an extraordinary gain of $265.3 million resulting from the cancellation of our senior subordinated notes and related accrued interest and the benefit of $13.3 million in reorganization items recorded as part of the Fresh Start reporting process. Net loss for the six months ended March 31, 2001 includes a substantial interest expense component ($22.2 million versus $4.3 million in the current six month period) as well as $6.9 million in charges for the settlement of legal matters and legal, professional and financial advisory costs related to the restructuring of our subordinated notes and amortization of intangible assets of $5.9 million versus $3.4 million in the current period.

        Revenues.    Anacomp's revenues decreased 16% from $162.3 million for the six months ended March 31, 2001, to $135.7 million for the six months ended March 31, 2002. The decrease was composed of a $32.6 million decline in COM-related revenues offset in part by a $5.9 million increase in digital and renewal revenues. Anacomp expects that COM revenues will continue to decline during the remainder of this fiscal year as well as in future years.

        Document Solutions COM-related revenues decreased 22% from the prior year period, from $64.7 million to $50.2 million. This decrease was primarily due to decreased volume in our COM service centers. Digital and renewal revenue increased $3.5 million, or 11%, over the prior year period.

        Technical Services revenues decreased 24% from the prior year period, from $64.7 million to $49 million. Compared to the prior year period, systems and supplies revenue declined $13.8 million, or 38%, and COM related Professional Services declined $4.6 million, or 25%, as a result of the continued decline for and use of COM systems. This decline was partially offset by growth of $2.4 million, or 23%, in our multi-vendor service revenue over the prior year period.

        Gross Margins.    Anacomp's gross margin decreased from $55 million (34% of revenues) for the six months ended March 31, 2001, to $44 million (32% of revenues) for the six months ended March 31, 2002.

        Document Solutions gross margin, at 38% of revenues, increased from the 35% reported for the prior year period; in dollars the Document Solutions gross margin decreased from $34 million during the six month period ended March 31, 2001, to $32.5 million in the current period.

        Technical Services gross margin decreased from 33% in the prior year to 23% of revenues for the six months ended March 31, 2002, and in dollars decreased from $21 million to $11.4 million. The decrease in Technical Services gross margin from the prior year period was the result of the current year decline in COM service-related revenues.

        Relative to the anticipated declines in COM revenues, we intend to reduce costs primarily through consolidation of facilities and adjustments to our labor force to maintain gross margin levels.

        Engineering, Research and Development.    Engineering, research and development expense remained essentially flat at $3.5 million for the six months ended March 31, 2002 and 2001. These costs represented 2.5% and 2.2% of total revenues for the six months ended March 31, 2002 and 2001, respectively. These expenses will not necessarily have a direct or immediate correlation to revenues. We continue to build and support our outsource service solutions base and corresponding internet and digital technologies.

        Selling, General and Administrative.    SG&A expenses decreased from $46.3 million for the six months ended March 31, 2001, to $32.3 million for the six months ended March 31, 2002. Prior year SG&A expenses included $8.4 million in charges for the settlement of legal matters as well as legal, professional and financial advisory costs related to our restructuring. Similar costs in fiscal year 2002, subsequent to the October 19, 2001 bankruptcy filing, were reported separately as reorganization items and totaled $1 million. Current year SG & A expense reflects the benefit of reduced costs resulting from the fold-in of the former docHarbor business unit into Document Solutions. We anticipate that we will continue to incur severance charges and facilities closure expenses as we attempt to manage the projected decline in COM revenues.

        Amortization of Intangible Assets.    Amortization of intangible assets decreased from $5.9 million during the six months ended March 31, 2001 to $3.4 million in the current six month period. Prior year amortization represented primarily amortization of goodwill, whereas the current period expense represents only three months of goodwill amortization (through December 31) of $2.9 million, plus $0.5 million in amortization of intangible assets related to our technology, intellectual property, production software, and customer contracts and relationships that have been recorded as part of the reorganization and Fresh Start reporting process. Our "Reorganization asset in excess of identifiable net assets" of $73.8 million is not an amortizing asset.

        Restructuring Credits.    Concurrent with our emergence from Chapter 11 bankruptcy and the application of Fresh Start Reporting, during the first quarter of fiscal year 2002 we reversed $1 million of business restructuring reserves. This was primarily due to lower than expected costs as a result of a lower level of staffing than projected to meet contractual obligations in Japan as well as exiting our facility in Japan and for professional fees related to employee terminations and lease terminations.

        Interest Expense.    Interest expense decreased from $22.2 million for the six months ended March 31, 2001, to $4.3 million for the six months ended March 31, 2002. Current year expense included interest (approximately $1.7 million) on our senior subordinated notes only up to October 19, 2001, the date we filed Chapter 11 bankruptcy. Prior year expense included a full six months of interest (approximately $17 million) on the notes. The remainder of the expense from both periods is due primarily to interest on the senior secured revolving credit facility.

        Reorganization Items.    Reorganization items represent expenses and adjustments resulting from our reorganization and consist of professional fees incurred subsequent to our Chapter 11 filing totaling $1 million, fair value adjustments made to assets and liabilities totaling $16.9 million and other asset write-offs and settlements totaling $2.6 million (primarily related to our extinguished debt) in Fresh Start Reporting.

        Extraordinary Gain on Extingushment of Debt.    Extraordinary gain on extinguishment of debt, net of taxes, totaled $265.3 million for the six month period ended March 31, 2002 as compared to none in the comparable prior year period resulting from our bankruptcy proceedings and emergence from Chapter 11 proceedings on December 31, 2001.

        Provision for Income Taxes.    In the current six-month period, tax expense totaling $1.7 million consists of $0.8 million related to earnings of foreign subsidiaries and $0.9 million related to domestic operations. The provision for income taxes of $1 million for the six months ended March 31, 2001 related primarily to earnings of foreign subsidiaries.

  Fiscal year ended September 30, 2001 vs. Fiscal year ended September 30, 2000

        Revenues.    Our revenues totaled $306.3 million in fiscal 2001, a decrease of 20%, or $76.9 million, from $383.2 million in fiscal 2000. We experienced declines in revenues of $37.1 million in Document Solutions, and $44.3 million in Technical Services. Revenues in the docHarbor business line increased $4.6 million, double its 2000 revenues.

        The decrease in Document Solutions revenue was primarily due to a continued decline in our COM outsourcing business. The decrease in Technical Services revenue was the result of the overall decline in the COM maintenance and supplies businesses (total of $23.7 million) as the number of XFPs in service worldwide declined. This decline was partially offset by growth in new multi-vendor maintenance services ($3.2 million). The increase in docHarbor revenues reflects our continued emphasis on digital services and a growing digital customer base.

        Gross Margin.    Our gross margin decreased 15% during the past year, from $116.9 million (31% of revenues) in fiscal 2000 to $99.6 million (33% of revenues) in fiscal 2001. The decrease in gross margin dollars was primarily the result of the $76.9 million decrease in revenue from fiscal 2000. Fiscal year 2001 gross margin as a percentage of revenue was greater than the prior year primarily as a result of the $9 million inventory charge in fiscal 2000.

        Gross margin as a percentage of revenue for Document Solutions increased slightly at 37% versus 35% in the prior year. Technical Services gross margin as a percentage of revenue remained consistent at 30% in each year. The docHarbor gross margin, for fiscal year 2001 was a negative $2.1 million compared to negative $8.1 million in the prior year. This significant improvement was the result of cost reduction actions implemented at the end of fiscal year 2000 and the increase in docHarbor customers in fiscal 2001.

        Engineering, Research and Development.    Engineering, research and development expense decreased from $10.1 million in fiscal 2000 to $7.2 million in fiscal 2001. This decrease was primarily the result of lower expenses related to the discontinuance of manufacturing operations effective October 1, 2000 and the resulting decrease in support engineering expenses.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses or SG&A expenses, decreased from $100.0 million for the year ended September 30, 2000, to $83.5 million for the year ended September 30, 2001. The $16.5 million decrease was primarily the result of continuing cost reduction efforts. SG&A expenses during fiscal year 2000 included severance and other costs related to changes in senior management. SG&A expenses for the current year reflect our cost reduction efforts as well as the benefit of a reduction to our environmental liability reserves of $1.0 million, as a result of receipt of a Rescission of Site Cleanup Requirements. The effect of the Rescission Order is to release Anacomp from future liability at the named site. We continue to have certain minimum testing obligations at these sites for which accrued liabilities were previously recorded. These benefits were offset by the $5.4 million charge for the settlement of a litigation matter, $5.1 million in legal, professional and financial advisory costs related to the proposed restructuring of our Notes and $3.9 million in legal, professional and severance costs associated with preparations for a sale of DSI.

        Amortization of Reorganization Asset.    Amortization of reorganization asset in fiscal 2001 decreased to zero from $12 million (3.1% of revenues) in fiscal 2000. Fiscal year 2000 amortization of reorganization asset expense of $12 million completed the amortization of the asset related to our 1996 reorganization.

        Amortization of Intangible Assets.    Amortization of intangible assets decreased 39%, from $19.3 million for the year ended September 30, 2000, to $11.7 million for the year ended September 30, 2001. This decrease was primarily the result of the decreased level of goodwill due to the fiscal year 2000 goodwill impairment charge of $21.4 million and completion of amortization for certain acquisitions.

        Restructuring Charges and Credits.    In fiscal 2000, we recorded restructuring charges of $14.6 million related to the reorganization of our workforce in the United States and Europe along our then four lines of business, a reorganization of parts of the corporate staff, and the phase out of manufacturing operations. The reorganization of the workforce and corporate staff consisted of management reassessing job responsibilities and personnel requirements in each of our continuing and on-strategy business units and corporate staff. Such assessment resulted in substantial permanent personnel reductions and involuntary terminations throughout the organization, primarily in our European operations and our corporate and manufacturing staff. The restructuring charges included $10.3 million in employee severance and termination-related costs. Employee severance and termination-related costs were for approximately 300 employees, all of whom have left Anacomp, although some severance payments will be paid throughout calendar year 2001. The restructuring charges also include $1.9 million of other fees related to professional services associated with negotiations to terminate facility leases and other costs associated with implementation of the business unit structure and the reorganization of the four business units into separate entities, $1.4 million for contractual obligations and $1.0 million for facility-related costs. Other fees are expected to be paid by December 31, 2001. As a result of the restructuring, we anticipated cost savings in excess of $1.0 million per month, primarily related to reductions in future payroll and related employer costs and lease rental costs resulting from vacated facilities. We anticipated the phase-in of cost savings to begin in the third quarter of fiscal 2000. We have substantially achieved these cost savings as planned.

        In the third quarter of fiscal 2000, we reversed $1.2 million of business restructuring reserves. This primarily reflects favorable negotiations to exit a facility lease in the United States, recovery of exit costs for the termination of certain leased facilities in the United Kingdom and reduced levels of professional and other fees related to the termination of international employees and facilities.

        Asset Impairment Charges.    During the third quarter of fiscal 2000, we wrote off a note receivable with a carrying value of $2.7 million generated from the sale of our Magnetics division in fiscal 1999 based on the declining operating results and liquidity of the acquirer. Also in the third quarter of 2000, due to our overall liquidity position, we abandoned a new software product as well as our Image Mouse product. As a result, we wrote off approximately $1.6 million of capitalized software development costs and approximately $0.7 million of specialized manufacturing assets, respectively. Further, we recorded impairments of manufacturing equipment and leasehold improvements totaling approximately $2.0 million as a result of the discontinuation of manufacturing operations effective October 1, 2000 pertaining to the former DatagraphiX (hardware systems and supplies) segment and downsizing of facilities.

        Interest Expense and Fee Amortization.    Interest expense increased 7%, from $41.0 million in fiscal 2000 to $43.9 million in fiscal 2001. This was the result of a higher level of borrowings on the revolving credit facility for the first six months of fiscal 2001 compared to the first six months of fiscal 2000.

        Provision for Income Taxes.    The provisions for income taxes of $3.2 million for the year ended September 30, 2001 and $1.6 million for the year ended September 30, 2000 related primarily to earnings and dividends of certain foreign subsidiaries.

        Discontinued Operations.    During the second quarter of fiscal 1999, we adopted a plan to divest our Magnetics business. For financial reporting purposes, the divestiture was effective at the end of the second quarter of fiscal 1999, and we recognized a gain on the sale of the business during the third quarter of fiscal 1999. However, as a result of changes in our business strategy and the related effect on certain Magnetics Division obligations, we revised certain estimates of costs to be incurred in connection with this disposition, resulting in a charge of $1.6 million being recorded in the third quarter of fiscal 2000.

  Fiscal year ended September 30, 2000 vs. Fiscal year ended September 30, 1999

        Revenues.    Our revenues totaled $383.2 million in fiscal 2000, a decrease of 13%, or $59 million, from $442.2 million in fiscal 1999. We experienced declines in revenues of $40.8 million in our DatagraphiX business line, $13.2 million in Document Solutions, and $8 million in Technical Services. Revenues in the docHarbor business line increased $3 million, nearly double its 1999 revenues.

        The $40.8 million decrease in DatagraphiX revenue resulted primarily from an accelerated decline in the market for COM systems and supplies (total of $48.6 million). This was partially offset by increased revenues ($11.4 million) from contract manufacturing. On June 1, 2000, we announced a restructuring of the DatagraphiX business unit, merging this unit into our Technical Services unit, and the discontinuance of manufacturing operations effective October 1, 2000. The $13.2 million decrease in Document Solutions revenue was primarily due to a continued decline in our COM outsourcing business. The decrease was partially offset by increased revenues in our digital services business. The $8 million decrease in Technical Services revenue was the result of the overall decline in the COM maintenance business. This decline was partially offset by growth in new third-party maintenance agreements. The $3 million increase in docHarbor revenues reflects our continued emphasis on new technology, as well as a growing digital customer base.

        Gross Margin.    Our gross margins decreased 34% during the past year, declining from $176 million (40% of revenues) in fiscal 1999 to $116.9 million (31% of revenues) in fiscal 2000. This decrease was primarily due to results in the DatagraphiX and docHarbor business units. The docHarbor gross margin decreased from breakeven in 1999 to a negative $8.1 million in 2000. The decrease was the result of increased investment in docHarbor's infrastructure in fiscal 2000. The DatagraphiX margins, as a percentage of revenue, decreased 23%, due primarily to the reduction in revenues, a decision in the fiscal third quarter to eliminate manufacturing operations, and the related $9 million write-down of inventories. Gross margins for Document Solutions and Technical Services remained essentially unchanged from the prior year period at 35% and 47%, respectively.

        Engineering, Research and Development.    Our engineering, research and development spending increased slightly to $10.1 million in fiscal 2000. Spending on digital product offerings, including docHarbor, decreased $0.8 million, or 11%, to $7.1 million in 2000, from $7.9 million in 1999.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased 8%, from $92.6 million (21% of revenues) in fiscal 1999 to $100.0 million (26% of revenues) in fiscal 2000. This increase primarily resulted from increased sales and marketing efforts for the docHarbor and Document Solutions units, as well as severance and other costs related to changes in senior management.

        Amortization of Reorganization Asset.    Amortization of reorganization asset decreased 83% from $68.4 million (16% of revenues) in fiscal 1999 to $12 million (3% of revenues) in fiscal 2000. Fiscal year 2000 included only two months of amortization expense compared to a full year of amortization expense in the prior year.

        Amortization of Intangible Assets.    Amortization of intangible assets decreased 14%, from $22.4 million (5% of revenues) in fiscal 1999 to $19.3 million (5% of revenues) in fiscal 2000. This decrease was primarily the result of the completion of amortization for a number of 1997 acquisitions and reduced amortization related to intangibles written off in the fiscal 1999 fourth quarter.

        Anacomp allocated $3 million to in-process research and development related to the development of technology that stores, retrieves and presents computer and non-computer generated documents using a proprietary compression technology with an open database architecture using a discount rate of 17%. At the date of acquisition the redesign of the technology was approximately 40% complete with an expected completion date of December 1999. Adesso had also commenced development of the next generation of technology to provide enhanced portability between servers and enhanced reporting capabilities with an expected completion date of September 2000. As of September 30, 2000 both of these projects had been completed substantially in-line with the original estimate. Subsequent to the acquisition we incorporated the Adesso technology into our docHarbor product offerings and have not been actively marketing the products separately. Revenues associated with these projects have been less than were anticipated at acquisition.

        Restructuring Charges.    In fiscal 2000, we recorded restructuring charges of $14.6 million related to the reorganization of our workforce in the United States and Europe along our four lines of business, a reorganization of parts of the Corporate staff, and the phase out of manufacturing operations. The reorganization of the workforce and corporate staff consisted of management reassessing job responsibilities and personnel requirements in each of our continuing and on-strategy business units and corporate staff. Such assessment resulted in substantial permanent personnel reductions and involuntary terminations throughout the organization, primarily in our European operations and our corporate and manufacturing staff. The restructuring charges included $10.3 million in employee severance and termination-related costs. Employee severance and termination-related costs were for approximately 300 employees, all of whom have left Anacomp, although some severance payments will be paid throughout calendar year 2001. The restructuring charges also include $1.9 million of other fees related to professional services associated with negotiations to terminate facility leases and other costs associated with implementation of the business unit structure and the reorganization of the four business units into separate entities, $1.4 million for contractual obligations and $1.0 million for facility-related costs. Other fees are expected to be paid by December 31, 2001. As a result of the restructuring, we anticipated cost savings in excess of $1.0 million per month, primarily related to reductions in future payroll and related employer costs and lease rental costs resulting from vacated facilities. We anticipated the phase-in of cost savings to begin in the third quarter of fiscal 2000. We have substantially achieved these cost savings as planned.

        Asset Impairment Charges.    In the 1999 third quarter, we sold our Magnetics Division for $37 million and a $3 million note due in 2009. In the third quarter of fiscal 2000, it became apparent that the buyers of the Magnetics Division would be unable to repay the note. As a result, we have written off the $2.7 million note. We recorded asset impairment charges of $8.2 million in the fourth quarter of fiscal 1999. With the sale of our Magnetics division and the restructuring of our operations into four separate business units, we assessed our operations being folded into the new business unit structure. As a result, six separate operations acquired in fiscal 1997 and fiscal 1998 were identified as having losses since their acquisition along with expected future negative cash flows and future losses from operations. These previously acquired operations were no longer expected to be continued within the new business unit structure as they were made redundant or no further investment was planned based on a lack of previous profitability. The acquisitions of these operations included approximately $0.5 million of property and equipment. Based on expected negative cash flows, the goodwill associated with these entities totaling $8.2 million was written off. Additionally, a charge of approximately $0.3 million was taken through depreciation expense to reduce the carrying value of property and equipment that was not fully depreciated at September 30, 1999.

        During the fiscal 2000 third quarter, due to our overall liquidity position we abandoned a new software product as well as our Image Mouse product. As a result, we wrote off associated capitalized software development costs of approximately $1.6 million and approximately $0.7 million of specialized manufacturing assets, respectively. As a result of discontinuing our manufacturing operations and the downsizing of facilities, we recognized a write-down of $2 million related to our leasehold improvements and equipment in fiscal 2000. We recorded a goodwill impairment charge of $21.4 million related to our DSI businesses. During the fourth quarter of fiscal 2000, we reached an agreement in principle with our Bank Group to amend the credit facility and to provide Anacomp with a waiver, which was in effect through October 26, 2000, and among other restrictions, prevented us from remitting funds to our foreign subsidiaries. Based on the inability to support our foreign subsidiaries by the terms of the forbearance agreement, and based on our liquidity issues and the restructuring of our operations into four separate business units, we reviewed our expected future cash flows of our foreign operations assuming an inability to invest in or support our cash flows from the U.S. The result of these reviews indicated that our DSI businesses would have negative cash flows from operations and operating losses that would worsen.

        Due to the above concerns, we are also pursuing expressions of interest by third parties and a management buyout group to purchase all or parts of the DSI businesses. The estimated DSI businesses include an approximate $10 million net book value of assets and liabilities, excluding goodwill. We anticipate recovering the net book value of any DSI assets sold. As a result of the expected future negative cash flows from operations and the preliminary expressions of interest in the DSI businesses, the only long-lived assets deemed impaired is the goodwill associated with the DSI businesses.

        Interest Expense and Fee Amortization.    Interest expense increased 2%, from $40.4 million in fiscal 1999 to $41.0 million in fiscal 2000. This was primarily the result of increased borrowings against our credit facility in fiscal year 2000, partially offset by lower average borrowings under our senior subordinated notes.

        Provision for Income Taxes.    The provision for income taxes on continuing operations in fiscal 2000 of $1.6 million and in fiscal 1999 of $5.0 million related primarily to earnings of certain foreign subsidiaries.

        Discontinued Operations.    During the second quarter of fiscal 1999, we adopted a plan to divest our Magnetics business. For financial reporting purposes, the divestiture was effective at the end of the second quarter of fiscal 1999, and we recognized a gain on the sale of the business during the third quarter of fiscal 1999. However, as a result of changes in our business strategy and the related effect on certain Magnetics Division obligations, we revised certain estimates of costs to be incurred in connection with this disposition, resulting in a charge of $1.6 million being recorded in the third quarter of fiscal 2000.

Liquidity and Capital Resources

        Our legacy business (COM) has declined in recent years and is forecast to continue to decline as new technologies become available and are accepted in the marketplace. Our ability to generate sufficient cash to fund operations and to meet future bank requirements is dependent on successful and simultaneous management of the decline in COM as well as the expansion of alternative Document Solutions and Technical Services offerings. Other factors, such as an uncertain economy, levels of competition in the document management industry, and technological uncertainties will impact our ability to generate cash and maintain liquidity. Although no assurances can be given, management believes that actions taken over the past two years, including new and enhanced product and service offerings, company downsizing, cost control measures and the debt restructuring from our bankruptcy have positioned us for a return to profitability and maintenance of sufficient cash flows from operations to meet our operating, capital and debt requirements in the normal course of business for at least the next twelve months.

        On August 24, 2001, Anacomp and Fleet National Bank, as agent, and its syndicate of lenders (collectively, "the Bank Group") executed a Summary of Terms and Conditions regarding amendments to the senior secured revolving credit facility. The amended facility, which became effective December 31, 2001, included a $58.9 million limit, with a $53.1 million sublimit for direct borrowing and a $5.8 million letter of credit sublimit. In accordance with the new agreement, the $53.1 million direct borrowing sublimit was reduced to $51.1 million on March 31, 2002 as a result of a $2 million scheduled principal repayment. The credit limit will be subject to further reductions as the periodic scheduled principal repayments become due. The facility is available for new borrowings up to a Formula Borrowing Base ("FBB") when direct borrowings are reduced below the FBB. The FBB equals 80% of eligible accounts, which include U.S. and Canadian accounts receivable.

        At March 31, 2002, our outstanding balance was $41.4 million (plus outstanding letters of credit of $5.8 million), the FBB was $17.5 million, and the excess of borrowings over the FBB was $23.9 million. During the quarter ended March 31, 2002, we made cash payments totaling $11.7 million, which is

$9.7 million greater than our scheduled paydowns, resulting in $9.7 million of borrowing capacity until the scheduled June 30, 2002 direct borrowing limit reduction of $2 million.

        The maturity date of the amended facility is June 30, 2003, with an extension to December 31, 2003 if a sale of DSI occurs and results in $4 million net proceeds, or if Anacomp elects to increase the interest rate by 1% during the extension period. Upon closing a sale of DSI, Anacomp would be required to make a payment to the Bank Group to permanently reduce the credit facility. The payment would be the greater of $4 million or 85% of the net sale proceeds as defined. Under the amended facility, the direct borrowings limit will be permanently reduced by future required principal repayments as follows:

  •
  $2 million on June 30, 2002;
  •
  $3 million on September 30, 2002;
  •
  $2.25 million on December 31, 2002 and March 31, 2003; and
  •
  $2.5 million on June 30, 2003 and September 30, 2003.

        If we were to only remit payments in total equal to the scheduled principal repayments through maturity at June 30, 2003, the unpaid balance would be $39.1 million. Our credit facility expires on June 30, 2003, although we have options to extend the maturity to December 31, 2003. In 2003, we will be required to either repay any remaining principal or refinance the credit facility. We believe we will be able to refinance the facility at that time, although there can be no assurances that such financing will be available on terms acceptable to the Company, if at all.

        The amended facility bears interest at a base rate equal to the higher of a) the annual rate of interest announced from time to time by Fleet National Bank as its best rate, or b) one-half of one percent above the Federal Funds Effective Rate, for the portion of the facility equal to the FBB. The rate of interest is three percentage points higher than the prime rate for the facility balance outstanding in excess of the FBB. Interest is due and payable monthly in arrears. The interest rate was 4.75% for the FBB portion and 7.75% for the excess portion at March 31, 2002.

        The credit facility is secured by virtually all Anacomp assets and 65% of the capital stock of our foreign subsidiaries. The facility contains covenants relating to limitations on the following:

  •
  capital expenditures;
  •
  additional debt;
  •
  open market purchases of Anacomp common stock;
  •
  mergers and acquisitions; and
  •
  liens and dividends.

There are also minimum EBITDA, interest coverage and leverage ratio covenants. In addition, we are required to remit to the Bank Group the net proceeds of any capital asset sale.

        From April 1, 2002 to May 13, 2002 we made $4.7 million additional non-scheduled cash payments to reduce the outstanding facility balance to $36.7 million and letters of credit totaling $5.8 million. As of May 13, 2002 we have $14.4 million of borrowing capacity until the scheduled June 30, 2002 direct borrowing limit reduction of $2 million.

        We had working capital of $21.1 million at March 31, 2002, compared to negative working capital of $394.3 million at September 30, 2001. The working capital deficiency at September 30, 2001 was primarily due to $310 million in Notes, $51 million of related accrued interest, and $55.1 million of borrowings under the senior secured revolving credit facility. The positive working capital at March 31, 2002 reflects the cancellation of the senior subordinated notes, related accrued interest, and reclassification of $41.4 million of the outstanding facility balance from current liabilities to long-term liabilities, consistent with the paydown provisions included in the terms of the amended facility. Our additional early paydowns on the credit facility in excess of the required principal payments through March 31, 2002 have resulted in no portion of the credit facility being reflected a current liability.

        To facilitate comparison of cash flow activity, cash flows for the six months ended March 31, 2002 discussed below represent the combination of the three month periods ended December 31, 2001 (Predecessor Company) and March 31, 2002 (Reorganized Company).

        Net cash provided by operating activities was $10.4 million for the six months ended March 31, 2002, compared to net cash provided by operations of $16.8 million in the comparable prior year period. The reduction in cash provided by operations is primarily attributable to net payments of accounts payable, accrued expenses and other liabilities in the six months ended March 31, 2002 of $5.4 million owing to the improved liquidity of the Company, as compared to a net increase in these accounts of $0.2 million in the comparable prior year period. Improved liquidity was the result of our bankruptcy proceedings and cost reduction activities undertaken leading up to our bankruptcy.

        Net cash used in investing activities was $2.2 million in the current six-month period, compared to cash used in investing activities of $2.9 million in the comparable prior year period. Expenditures in both years were primarily for purchases of equipment.

        Net cash used in financing activities was $13.7 million during the current six-month period, compared to $0.3 million provided by financing activities in the prior period. The current period cash was used to pay down the revolving credit facility, while the prior year cash provided was due primarily to proceeds received on liquidation of a currency swap contract.

        Anacomp's cash balance totaled $19.4 million at March 31, 2002 compared to $24.3 million at September 30, 2001. Approximately 66% of the March 31, 2002 cash balance is located at our foreign subsidiaries compared to approximately 50% at September 30, 2001. Our use of excess cash as additional payments against our credit facility resulted in the decrease of domestic cash on hand.

Qualitative and Quantitative Disclosure about Market Risk

        Revenues generated outside the United States, as a percentage of total revenues, were 33% for the six month period ended March 31, 2002, 30% in 2001, 30% in 2000 and 26% in 1999.

        Fluctuations in foreign exchange rates affects translation of our subsidiaries' financial statements, which is accounted for as an adjustment to stockholders' equity. Therefore, changes from reporting period to reporting period in the exchange rates between various foreign currencies and the U.S. Dollar have had and will continue to have an impact on the accumulated other comprehensive loss component of stockholders' equity reported by us, and such effect may be material in any individual reporting period.

        Our bank revolving credit facility is affected by the general level of U.S. interest rates. We had $41.4 million outstanding under our bank line of credit on March 31, 2002. If interest rates were to increase 2%, our annual interest expense would increase approximately $0.8 million based on a $41.4 million outstanding balance.

Foreign Currency Risk

        We have significant wholly-owned subsidiaries in Germany, United Kingdom, France and Switzerland, which exposes us to foreign exchange risk. The functional currency of these subsidiaries are the Euro, pound sterling, Euro and Swiss Franc, respectively. Accordingly, all assets and liabilities of each subsidiary are translated at the current exchange rate at the balance sheet date. Revenue and expense components are translated at weighted average exchange rates in effect during the period. Gains and losses resulting from foreign currency translation are included as a component of our stockholders' equity (deficit). Foreign currency transaction gains and losses are included in our results of operations and, to date, have not been significant. We do not currently hedge exposures in foreign currencies or use any other derivative financial instruments.

BUSINESS

Overview

        We are one of the leading document-management outsource providers, offering a broad range of analog and digital archive and retrieval services. We provide our customers the ability to transmit their documents to a Anacomp Data Center, where the information is indexed and converted to a digital format suitable for viewing through any industry-standard Web browser, burned to a CD with viewing software included, or output to microfiche. Our services assist our customers in managing their important documents. We are also one of the world's leading providers of multi-vendor computer hardware professional services, offering expert installation and maintenance services for a broad array of multi-vendor hardware such as storage, printing, network and Computer Output to Microfiche (COM) equipment that is manufactured by other companies.

        We currently manage our business through two operating units: Document Solutions and Technical Services. Our Document Solutions business unit provides document management outsource services and Internet-based document-management services. Our Technical Services business unit offers professional services for a broad range of electronic products; supplies sales and repair services are also offered through Technical Services. Our evolving technologies, coupled with our long-term relationships with our customers have allowed us to generate recurring revenue.

        We have a large base of premier customers in the banking, insurance and brokerage sectors, each of which has substantial and diverse document-management needs. We are currently expanding our range of outsource services—especially Web, on-line and CD-R based applications—for these key market segments. By meeting our customers' full range of document-management needs in this way, we expect to provide the greatest value and maximize our business with each customer.

Document Management Industry

        The document-management industry, in which Anacomp conducts business, provides businesses and other organizations with services and products for storing, distributing and accessing documents. Today, the rapid increase in the number of documents generated in both commercial and non-commercial sectors and the rapid advance of digital technologies are fueling swift growth in this industry. Industry analysts estimate that the overall document-management technologies and related services market exceeded $3.7 billion in 2000 and project it to grow to $6.6 billion by 2003.

        Industry analysts have identified several key trends that are shaping the document-management industry. One of these trends is that organizations want to access and utilize the knowledge embedded in the billions of documents they create, process and store. Increasingly, organizations want instant, reliable access to the information they need, and they want that information delivered to their personnel via the Internet, intranets or extranets, for use with desktop browsers. Many organizations also want to provide this web-based access to their customers via the Internet. This trend is leading many organizations, especially document-intensive commercial entities, to re-evaluate their document-management requirements and implement web-based solutions to meet those requirements.

        Another trend shaping the document-management industry is the increasing popularity of outsourcing. In general, by outsourcing non-core business functions, an organization can increase its focus on its core competencies while taking advantage of the expertise and economies of scale offered by dedicated service providers. For many organizations, the document-management function is an excellent candidate for outsourcing. By choosing an outsource solution over an in-house system, the organization can obtain superior capabilities, reduce operational and capital costs, have faster time-to-market, and avoid the challenge of keeping pace with changes in technology and user requirements. Many industry experts believe that outsource-service providers with the expertise and resources to provide a complete, cost-effective document-management solution will gain an increasing share of the market in coming years.

        A third trend shaping the document-management industry is heightened focus on application-specific solutions. Organizations are no longer content with generic document-management products or services; rather, they demand solutions tailored to the specific tasks their personnel and customers perform, including the ability to have appropriate business information easily available in customer interactions. As a result, leading document-management providers are analyzing their customers' key business processes, particularly interactions with the end-customer, and developing solutions tailored to those processes.

        In response to these trends, Application Service Providers, referred to as ASPs, offer Internet-based document-management solutions for specific business applications, provided as an outsource service. These web-based service solutions can provide an organization a significant competitive advantage by giving its personnel and customers superior access to information with lower cost and greater convenience than the organization could achieve with an in-house system.

Business Strategy

        During fiscal 2001, we increased our focus on the core businesses of document-management outsource services and professional multi-vendor hardware (equipment and network devices) services. Our outsource services are especially concentrated on market sectors that are document-intensive, such as banking, insurance, brokerage, utilities, telecommunications and transportation. This service-based business model generates recurring revenue from long-term customer relationships.

        In addition to our outsource services, we continue to focus on the multi-vendor professional services marketplace. This business model also generates recurring revenue from long-term customer relationships.

        Our large base of premier customers, particularly in the banking, insurance and brokerage sectors, has substantial and diverse document-management needs. Both existing and potential customers in these sectors represent a prime opportunity for us. We are currently expanding our range of outsource services—especially Web, on-line and CD-R based applications—for these key market segments. By meeting our customers' full range of document-management needs in this way, we expect to provide the greatest value and maximize our business with each customer.

        The Technical Services organization provides global, around-the-clock professional services for thousands of customers using hundreds of products from many manufacturers. This vendor-neutral worldwide strategy to provide professional services is very important to customers seeking an independent service provider.

        The COM business has been declining for a number of years. We attempt to migrate our customers that we perceive are looking to change from COM products, to our CD and Web based product offerings. In addition we plan to grow our multi-vendor services business, a key component of which is assumed to come from acquisitions. As the COM service business declines we intend to adjust our operating expenses as we deem necessary to enable us to fund operations and generate sufficient cash flows to meet future bank requirements. Such adjustments could include a reduction in labor and consolidation of data centers into fewer or reduced in size locations.

Lines of Business

        We operate our business in two essentially autonomous business units: Document Solutions and Technical Services. Document Solutions accounted for 64% of our revenues for the six months ended March 31, 2002, 60% of our revenues in fiscal year 2001 and 57% in fiscal year 2000. For the six months ended March 31, 2002, COM-related revenue accounted for 58% of Document Solutions revenue and 73% of Technical Services revenue. In fiscal year 2001, COM-related revenue accounts for 61% of total Document Solutions revenue and 81% of Technical Services revenue. In 2000, COM-related revenue accounted for 65% of Document Solutions revneue and 79% of Technical Services revenue.

Document Solutions Business Unit

        Our largest business is document-management outsource services. We are a global leader in this business, with a 33-year tradition of service excellence and customer satisfaction. Through our worldwide network of document-processing service centers, we serve more than 5,000 outsource-service customers in North America and Europe.

        We have industry-leading expertise and resources for analyzing a company's specific document-management requirements and for implementing and operating service solutions tailored to meet those requirements. To maintain these capabilities, we continually invest in offering new customer solutions and in upgrading our storage and delivery systems as well as infrastructure to take advantage of new technologies. We work closely with our customers to ensure that our document-management solutions continue to meet the ever-changing requirements found in today's dynamic business environment.

        Our principal business strategy is to capitalize on current industry and market trends by providing powerful, cost-effective outsource-service solutions for on-line and media-based document management, offering services that satisfy customer needs across a broad spectrum of the marketplace.

        The financial services sectors of banking, brokerage and insurance offer significant growth opportunities. We are leveraging our traditional strength in these sectors by developing service-based solutions for specific business applications. By providing ready access to critical documents such as policies, statements, invoices and reports, these application-specific solutions enable companies to improve their competitiveness by reducing capital and operating costs, enhancing their business processes, and improving customer service.

        Anacomp provides online-based and media-based document-management services using value-added software that we developed, along with proven operational capabilities afforded by our infrastructure. These offerings are sold and supported by our direct sales force in the United States and Europe. Revenues from digital offerings are expected to grow significantly and accounted for approximately 33% of total Document Solutions revenue in fiscal 2001. We expect that this contribution from our digital offerings will increase as a percentage of total revenue in the future.

        Our network of service centers in North America and Europe currently processes more than two billion original pages, or "images" each month. We operate 54 document-processing service centers today.

        Our customer base includes banks, brokerage firms, mutual funds, insurance companies and, to a lesser extent, utilities, telecommunications providers, retailers and other providers of business services. No single customer accounted for more than 5% of our outsource-service revenues in fiscal 2001. The typical service contract has a multi-year term with automatic renewal, and provides for usage-based monthly fees. We believe that approximately 75% of our outsource-service customers are under contract and estimate that approximately 90% of these are renewed automatically.

        We plan to continue to expand our outsource-services business in both Internet-based and media-based solutions by capitalizing on our already strong presence within a large, loyal customer base, as well as through additional growth from new customers attracted by our proven expertise in document-management technology and operations.

        CD Document Services.    We offer industry-leading outsource services for storing, delivering and accessing documents using the Compact Disc-Recordable medium, or CD-R. Our CD Document

Services offering is a consistently strong performer, growing from 13% or $26.7 million, of Document Solutions revenue in fiscal 2000 to 17% of revenue in fiscal 2001. In fiscal 2001, CD Document Services totaled $30.1 million in revenue. The $3.4 million in growth is primarily due to aggressive marketing to both current and new customers.

        This outsource service provides customers an easy-to-use, high-capacity, portable, standardized solution for document distribution, access and storage. In this service, customers provide invoices, reports, statements, policies, trade confirmations and other documents to us in electronic form. These electronic documents are indexed and written to compact disc in our service centers. Each disc includes our powerful Windows®-based tools for accessing and viewing these documents. The customer needs no additional data or software to use the documents on a disc. We deliver the discs to the customer for use in various applications, including customer service, audit, analysis, and long-term archive.

        In fiscal 2000, Document Solutions introduced a new CD-based service—CD Online Preview. This offering provides customers with virtually immediate access to the documents processed by Document Solutions, without having to wait for the return of the physical CD media. Online CD Services provides the customer with electronic images of their documents stored on a server located in the customers' location. Customers can access their documents online over their local area network almost immediately after the documents are processed by Document Solutions at one of many outsource service centers. The document images are transferred electronically to the customer's server and are immediately accessible for viewing, reprinting or other needs. At a later time, defined by the customer, a physical CD with copies of the document images is created and delivered to the customer for continued access and longer-term archive storage.

        Since entering the emerging field of CD-based document management in 1995, we have become we believe, one of the world's largest providers of CD-based services. During fiscal 2001, we provided over 1,600 customers with CD Document Services. The majority of these customers are in North America, which contributes 90% of total revenue from CD Document Services.

        Web Presentment Services.    In fiscal 2000, Anacomp Document Solutions introduced another new outsource service—Web Presentment Services. This new offering provides industry-leading capabilities for storing, delivering and accessing documents using the Internet. Customer print data streams are securely transmitted to an Anacomp Data Center, where the information is transparently indexed and converted to a digital format suitable for viewing through any industry-standard Web browser. This service provides 24 × 7 worldwide access to critical information for authorized users. It also facilitates disaster recovery preparedness by storing data off-site.

        During fiscal 2000, we made substantial investments in establishing a world-class document hosting facility in Herndon, Virginia. We acquired the core technology used in the Herndon facility in fiscal 1999 when we bought Litton Adesso Software, Inc. (referred to as Adesso Software). Adesso Software had developed software technology for document ingestion, index, compression and storage, and which complemented our own software development capabilities and activities. This acquisition provided key technology components and technical expertise for the expansion of our Internet document services offerings. We formerly offered our Internet document services in the form of "docHarbor," a separate business unit we established to develop and market the Web Presentment services. However, in May 2001, we decided to discontinue the docHarbor business unit in its then-current form and integrate into the Document Solutions business unit those parts of docHarbor that are key to the success of our Web Presentment services.

        We are a leader in the field of Internet-based Application Service Providers, referred to as an ASP, offering Internet-based document services. Web Presentment services is our all-in-one ASP offering, which manages customers' documents throughout their lifecycle. The service transforms electronic documents of virtually any type to a web-compatible format, indexes them for easy retrieval, and hosts them in our secure "e-warehouse" of integrated storage systems and web servers at our document-hosting facilities. Customers can authorize secure access for their own personnel and even their customers to specific documents or pages of documents over private-networks or the Internet through standard web browsers, using retrieval and viewing tools developed for specific applications.

        Web-based storage and delivery solutions, provided as an outsource service, offer better performance, value and longevity than most businesses can achieve on their own with an internal document-management system. Our Web Presentment services are sold and supported by a direct sales force in the United States. In Europe, these services are marketed using the brand name "Docline," which does not use docHarbor technology or hosting services, but instead uses technology that is managed and supported indirectly by Document Solutions' European operations.

        Competition is growing in the market for Internet-based document-management services. There are several smaller companies offering somewhat similar services on a regional basis. Some nationwide competitors have also emerged focused on vertical-market sectors or specific applications. Nonetheless, the major competition for Anacomp Web Presentment services is inhouse solutions (i.e., software licenses sold to corporations for running a Web presentment service on internal computer equipment). The current economic recession and widely reported limitations on capital spending by companies worldwide, however, favors outsourcing as a more economical means of acquiring Internet-based document management solutions.

        Integrated System Solutions.    Through consulting, software and professional services, we provide integrated system solutions to customers to help them manage their documents. These capabilities are offered in our European markets, where the current outsourcing trend is not as strong as in the U.S. where we have been developing our outsource-services infrastructure.

        Software and Infrastructure Development.    We also continued to make improvements in our Document Solutions infrastructure, with higher levels of automation in our document-processing service centers and advanced electronic communications with our customers.

        COM Document Services.    We are a world leader in COM services. With time-tested technological and operational expertise in COM Document Services, we image just under two billion original pages to microfiche each month for more than 5,000 customers around the world. The majority of these are in North America, currently representing 87% of the total revenue from COM Document Services. Overall, fiscal 2001 COM Document Services revenues of $114 million represented 64% of total fiscal 2001 Document Solutions revenue.

        Compared with prior years, this line of business declined overall in terms of revenue during fiscal 2001, largely the result of declining demand for the COM storage and retrieval medium. In aggregate, the COM Document Services business declined 21% in fiscal 2001, compared to fiscal 2000. This decline reflects the overall trend in the mature micrographics market segment. Total COM Document Services revenues declined $29.4 milion in fiscal 2001 compared to fiscal 2000. The decline from 1999 to 2000 was $32 million and represented an 18% decrease from 1999 levels.

        We are attempting to minimize the impact of the declining micrographics market on our COM Document Services business in two ways. First, we are increasing our focus on transitioning to outsource services those customers who currently operate in-house COM systems. Outsourcing is an attractive option in that it enables customers to eliminate capital and recurring costs as well as eliminate an operational burden. Additionally, we are aggressively encouraging customers to migrate their COM applications to CD-R or Web-based document services. This is attractive because CD-R or the Web provide fast electronic access unavailable with microfiche. By migrating customers to CD-R or Web Presentment Document Services, we retain our business and relationship with our customers and at the same time provide the customer with an effective, useful solution. We are also adjusting our operating expenses to enable us to fund operations and generate sufficient cash flows. Such adjustments could include a reduction in labor and consolidation of data centers into fewer or reduced in size locations.

        There are a number of document-management outsource-service providers in the U.S. market, but these are generally small, regional providers. There are also regional and national providers that focus on document-conversion services (scanning, printing and reproduction), but these are not directly competitive with our offerings. In Europe, we compete with document-management outsource-service providers within individual countries. We also compete with several document-management software providers, including FileNET Corporation, Documentum, Inc., SER, Mobius Management Systems and IBM, who offer in-house systems and some integration services as an alternative to outsourcing.

        In May 2001 we announced our intent to sell all or parts of our European document-management business, Document Solutions International ("DSI"). We do not currently have any active plans to divest our DSI business. However, in the normal course of business, we continue to evaluate any potential opportunities to streamline our operations. Any potential sale of our DSI business will be subject to approval by the Bank Group and we will be required to apply any proceeds from the sale of DSI to pay down our senior credit facility. The execution, timing, likelihood and amount of net proceeds of any such potential sale are uncertain and we are continuing the operations of DSI in our normal course of business.

Technical Services Business Unit

        The Technical Services business unit is comprised of two main offerings: professional services and systems and supplies sales. The professional services offering consists of multi-vendor services as well as maintenance of imaging systems.

        We offer professional services for a broad range of electronic products. This business services a wide variety of products from Original Equipment Manufacturers, or OEMs, such as IBM, Sony, Overland Data, Hitachi and many others. Supplies, depot and repair services are also offered within the Technical Services organization.

        Our Technical Services division is a premier provider of professional services for high-capacity storage products, including redundant array of inexpensive discs, or RAID, storage subsystems, computer tape subsystems, CD-R writers and jukeboxes, high-speed laser printers, networking equipment, and for COM systems manufactured by Anacomp and others. Through Technical Services, we are leveraging our expertise in storage products and network equipment by providing maintenance services in the fast growing sectors of Storage Area Networks, referred to as SAN and Network Attached Storage, or NAS.

        The success of this business is based on our technical expertise and our proven ability to provide fast, expert, on-site service and support around the clock. This service is provided in North America and Europe by approximately 500 highly-trained Anacomp technicians.

        Multi-Vendor Services.    The principal growth area for our Technical Services business is in multi- vendor maintenance services. By providing service for products made by other OEMs, we leverage our considerable expertise and infrastructure by expanding far beyond the range of our own products.

        We offer our Multi-Vendor Services using two approaches. First, we are an alternative to maintenance services provided by the OEM. For example, we offer users of Xerox high-speed laser printers a high-quality, economical alternative to the service offered by Xerox Corporation itself. There is a large installed base of Xerox printers worldwide and, in most cases, Xerox has been the only source of field maintenance services for these critical printing systems. In the second approach, we contract with an OEM to provide field maintenance service for that company's end users. This arrangement appeals to manufacturers that have geographically limited maintenance capabilities or no capabilities of their own, or whose own service operations are more costly than our service. We service many different makes of RAID products, various SAN and NAS components, Sony CD jukeboxes, IBM optical disc subsystems, Overland tape subsystems and approximately 60 other systems under this type of arrangement.

        We are striving to grow our multi-vendor services business through OEM partners and Value Added Resellers, or VAR, and possible acquisitions. Revenue from multi-vendor services, at $22.4 million, represented 39% of total professional services revenue, and 19% of total Technical Services revenue in fiscal 2001. Annual Multi-vendor Services revenues increased $3.2 million, or 17%, and $4.5 million, or 30%, in fiscal 2001 and fiscal 2000 respectivley over the prior year revenues. As a result of this rate of increase and the expected decline in COM professional service revenue described below, we anticipate that our multi-vendor service revenue will exceed our COM professional service revenue in the next twelve months.

        In the multi-vendor services business, we compete with a number of other providers, including OEMs, for products such as Xerox laser printers, and with other third-party maintenance providers such as DecisionOne Holdings, Eastman Kodak and EMC/Data General.

        Micrographics Maintenance Services.    We believe that we maintain virtually the entire installed base of Anacomp-manufactured COM systems in use today, as well as COM systems manufactured by other suppliers. In addition, we provide maintenance services for other micrographics equipment, such as retrieval devices, microfilm scanners, cameras and duplicators. Although this segment of the business is declining, we have increased our maintenance market share and continue to generate earnings from this segment. Revenue from micrographics maintenance services was approximately $34.5 million, or 29%, of total Technical Services revenue in fiscal 2001.

        We have no major competitor in our traditional COM and micrographics maintenance services business. The majority of the equipment that we maintain is our own proprietary equipment.

        COM Systems.    We have the largest installed base of COM systems in the world. Anacomp's flagship XFP2000® COM system remains the premier system in the marketplace, using precise laser optics and advanced film-processing techniques to produce high-quality original and duplicate images of reports and other documents on microfiche or roll microfilm. The XFP2000 is the most widely used COM system in the world, with over 1,000 installations. We also use the XFP2000 for our own COM Document Services operations. While we no longer manufacture the XFP2000, we continue to offer refurbished XFP2000 COM systems for sale through our Technical Services business unit. Revenue from COM systems and related equipment was approximately $7.6 million, or 6%, of total Technical Services revenue in fiscal 2001.

        Supplies.    Complementing the installed base of COM Systems is the sale and distribution of consumable supplies for COM production. These supplies are sold through a centralized telesales group and through various distributors worldwide.

        The primary products in the supplies business are silver halide original COM film (used to produce master images) and non-silver duplicating microfilm (used to produce copies of master images). The majority of silver halide original COM film is sold in what we believe is a proprietary package and, thus, is currently available only from Anacomp. We obtain our silver halide products through an exclusive multi-year supply agreement with The Eastman Kodak Company ("Kodak"). The supplies business also distributes non-proprietary duplicating film to our installed base of COM systems and other micrographics users. We obtain our duplicate film products through a long-term supply agreement with SKC America, Inc. We believe the users of our COM systems purchase the majority of their original and duplicate film and related chemicals from us. Revenue from supplies sales was approximately $55.3 million, or 46%, of total Technical Services revenue in fiscal 2001.

        We have no major competitor for our proprietary XFP2000 original COM film business. It competes with Fuji Photo Film U.S.A., Inc., Fuji, Agfa-Gevaert AG, Agfa, and Kodak in the original COM film market for older COM systems, and with Rexam Image Products in the duplicate film segment.

Engineering, Research and Development

        Our ability to meet customer needs for improved technology, and to maintain our leadership in the document management industry, depends on our ability to incorporate evolving technologies into our products and services to meet our customers' needs. Our engineering and development expenses totaled $7.2 million in fiscal year 2001, $10.1 million in fiscal year 2000, and $10 million in fiscal year 1999.

        We own various patents and licenses covering aspects of our business lines and our production processes, as well as proprietary trade secret information relating to our services and products. While we believe that the protection provided by these patents, licenses and proprietary information is important, we also believe that equally significant is the knowledge and experience of our employees, and their abilities to develop and market our services and products and to provide value-added benefits to customers.

Intellectual Property

        We have three patents that are material to our COM business. The patents are in regard to the film canisters for our XFP COM machines. These patents prevent our competitors from developing a film canister that is usable in the XFP COM recorder and thereby make it more difficult for our competitors to offer COM film directly to our customers. Although the COM business is in decline, these patents serve to maintain our leadership in this business segment. Additionally, we have one patent that is material to our Document Solutions business. This patent pertains to the compression of color and grayscale imagery to achieve a high compression of data with a low loss and low computational burden. The patents described above expire at various times between September, 2010 and January, 2016.

        We also hold trade secrets relating to compression technology used in our Document Solutions service offerings. While these trade secrets are patentable, we have not applied for patents for competitive reasons. Our compression technology affords us economies of storage, transmission and back-up of data. These economies reduce our costs and therefore provide a competitive advantage. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in patents and other intellectual property arising from their work for us. All employees sign an agreement not to engage in any conflicting employment or activity during their employment with us, and not to disclose or misuse our confidential information. However, it is possible that these agreements may be breached or invalidated and if so, there may not be an adequate corrective remedy available. Accordingly, we cannot assure you that employees, consultants or third parties will not breach the confidentiality provisions in our contracts or infringe or misappropriate our patents, trade secrets and other proprietary rights, and the measures we are taking to protect our proprietary rights may not be adequate.

Raw Materials and Suppliers

        Polyester and silver are the principal raw materials used in the manufacture of both original and duplicate microfilm products. Costs for both polyester and silver remained generally stable in fiscal 2001 as a result of a relative balance between supply and demand. There can be no assurance, however, that the current conditions will continue.

        SKC America, Inc. and SKC Limited, collectively referred to as SKC and Anacomp entered into a new three-year agreement in October 2001, in which SKC agreed to supply Anacomp with duplicate microfilm. In connection with a prior supply agreement, SKC also provided Anacomp with a trade credit facility that had a balance of $1.3 million at March 31, 2002. We have agreed to reduce the trade credit by $300,000 per month until a 30-day trade balance is reached. Aside from SKC, we have other qualified sources of duplicate film.

        Anacomp's XFP 2000 system utilizes a proprietary, patented original film canister and the original film used in that canister is supplied exclusively by Kodak. We also purchase from Kodak substantially all of our requirements for original microfilm for earlier-generation systems that we manufacture and other older systems, although we have from time to time purchased original microfilm utilized in those older systems from other suppliers.

Industry Segments and Foreign Operations

        As discussed previously, we managed our business through three operating units in fiscal 2001, providing document management services and solutions. Financial information concerning these three business units is included in Note 19 of the Notes to the Consolidated Financial Statements. Financial information concerning our operations in different geographical areas is included in Note 20 of the Notes to the Consolidated Financial Statements.

LEGAL PROCEEDINGS

        Anacomp and our subsidiaries are potential or named defendants in several lawsuits, claims and other proceedings arising in the ordinary course of business. Although we cannot predict with certainty the outcome of such claims, lawsuits or other proceedings against us, we expect that any liability arising from these claims, lawsuits or other proceedings, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial condition or results of operations.

        On August 29, 1997, Access Solutions International, Inc. ("ASI") filed a complaint for patent infringement in the U.S. District Court, District of Rhode Island against Data/Ware and the Eastman Kodak Company. Anacomp is the successor to Data/Ware by merger. On April 20, 2001, management settled this matter through the execution of an agreement among Anacomp, ASI and other parties. We recorded a $5.4 million charge related to this matter in the second quarter of fiscal year 2001, which is included in selling, general and administrative expense for the year ended September 30, 2001.

        We are in the process of clearing all claims that were filed in conjunction with the Chapter 11 proceedings. We have analyzed each individual claim. The majority of the claims were paid prior to or subsequent to the bankruptcy filing, are unsubstantiated, are related to executory contracts assumed under the Plan, duplicate claims, claim amounts that differ from the Company's books or that were filed late. As a result we do not anticipate there are any material unrecorded claims.

EMPLOYEES

        As of March 31, 2002, we employed approximately 2,000 people at multiple facilities and offices in North America, Brazil and Europe. Some of our employees in certain European countries are represented by worker's councils. We consider our employee relations to be good.

FACILITIES

        The following table indicates the square footage of our leased and owned facilities as of September 30, 2001:

	Operating Facilities	Other Facilities(1)	Total
United States:
Leased	675,004	139,441	814,445

International:
Leased	119,138	21,950	141,088
Owned	29,386	—	29,386

	148,524	21,950	170,474

Total	823,528	161,391	984,919

(1)
"Other Facilities" consist primarily of leased space of abandoned facilities. Substantially all of the Other Facilities have been sublet to others. We consider our facilities to be adequate for our present needs and do not believe that we would experience any difficulty in replacing any of our present facilities if any of our current agreements were terminated.

MANAGEMENT

Directors and Executive Officers

        Directors.    The following table sets forth the name of each of our directors and his age (as of June 6, 2002). The principal occupation and five-year business history of each of our directors is provided below the table. Mr. Smoot was approved as Chairman of the Board, and Messrs. Smoot and Fox were both elected as Directors effective November 2, 2001. All other directors have served as such since January 1, 2002.

Name	Age	Principal Occupation
Edward P. Smoot	63	Chief Executive Officer and Chairman of the Board of Directors
Linster W. Fox	53	Executive Vice President, Chief Financial Officer and Director
David E. Orr	50	Director
Ralph B. Bunje, Jr.	61	Director
Lloyd Miller	47	Director
Charles M. Taylor	45	Director
Wayne Barr, Jr.	38	Director

        Edward P. Smoot was elected Chairman of the Board on November 2, 2001, and President and Chief Executive Officer of Anacomp on August 10, 2000. Mr. Smoot resigned from his position as President effective March 18, 2002. Prior to joining Anacomp, Mr. Smoot was President and Chief Executive Officer of Nelco International from 1993 until 1999.

        Linster W. Fox was elected Executive Vice President on April 25, 2002, Director on November 2, 2001, and Senior Vice President and Chief Financial Officer of Anacomp on November 15, 2000, having served as Senior Vice President and Corporate Controller since August 2, 1999, and Vice President and Controller since July 1998. From January 1996 to June 1998, Mr. Fox served as Vice President and U.S. Controller. Previously, Mr. Fox served as Vice President and Controller of Poway Operations from May 1995 to December 1995. From October 1992 to May 1995, Mr. Fox was Vice President of Finance and Administration for Poway Operations. Prior to that, Mr. Fox served as Vice President of Finance and Administration for International Operations from October 1990 to October 1992.

        David E. Orr is the President and Chief Executive Officer of Metro-Optix, a privately held telecommunications equipment company in Allen, Texas. He has held this position since January 16, 2002. From April 1997 through July 2001, Mr. Orr was the Chief Executive Officer of Pliant Systems, Inc. (formerly known as Broadband Technologies). In May 2001, Pliant filed for protection from its creditors in the United States Bankruptcy Court for the Eastern District of North Carolina. From 1991 through March 1997 Mr. Orr was President and CEO Of Alcatel Network Systems, a wholly owned subsidiary of Alcatel s.a., a French telecommunications equipment manufacturer. Prior to joining Alcatel, Mr. Orr was Vice President and General Manager of Rockwell International's Transmission Systems division.

        Ralph B. Bunje, Jr., CPA, is cofounder and partner of Bunje Lloyd & Co., a financial and real estate consulting practice in San Francisco since 1978. He is a cofounder and, since 1980, has served as President of Independent Exchange Services, Inc. a Qualified Intermediary for tax-deferred exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended. In January 2001, he became a co-founder and President of Reverse Exchange Services, Inc., an exchange accommodation titleholder for Section 1031 reverse exchanges. He is the immediate Past President and a Member of the Board of Directors of the Federation of Exchange Accommodators and has served on the Board of Directors of Wedgwood Technology Corp. from 1985 until its merger with Endress & Hauser in 2001. Mr. Bunje was formerly a CPA with Deloitte & Touche, and an Account Executive with Dean Witter & Co., Inc. and Bache & Co. Inc.

        Lloyd Miller, a registered investment advisor, has been a member of the Chicago Board of Trade since 1978. Mr. Miller, who served on the Anacomp Board of Directors from July 7-27, 2000, is currently a director of Advantica Restaurant Group and Aldila, Inc.

        Charles M. Taylor has been a manager with Cap Gemini Ernst & Young, referred to as CGE&Y, since 1998. Mr. Taylor is a member of CGE&Y's Healthcare Information Technology Practice. From 1994 to 1998 Mr. Taylor was a Director of Information Technology of the Cleveland Clinic Foundation in Florida.

        Wayne Barr, Jr. has, from 2001 to date, been a member and Senior Vice President of Communication Technology Advisors, LLC a firm providing restructuring assistance and business advice to telecommunications companies. From 1999 to present Mr. Barr has been a member, Senior Vice President and General Counsel to TechOne Capital Group LLC, a private investment and consulting company. Mr. Barr served as the Associate General Counsel for CAI Wireless Systems, Inc. from 1996 to 1999 and additionally as Corporate Secretary from 1998 until 1999.

        Executive Officers.    Our current executive officers, their ages (as of May 17, 2002) and their positions with Anacomp listed in the following table:

Name	Age	Principal Occupation
Edward P. Smoot	63	Chief Executive Officer and Chairman of the Board of Directors
Jeffrey R. Cramer	48	President
Linster W. Fox	53	Executive Vice President, Chief Financial Officer and Director
William C. Ater	61	Senior Vice President and Chief Administration Officer
Thomas L. Brown	45	Senior Vice President and Treasurer
Paul J. Najar	39	Executive Vice President-Administration, General Counsel and Secretary

        The business experience of each executive officer for the past five years is described below. Each executive officer holds office until his successor is chosen and qualified or until his earlier death, resignation or removal.

        Edward P. Smoot was elected Chairman of the Board on November 2, 2001, Chief Executive Officer on August 10, 2000 and also served as President from August 10, 2000 until March 18, 2002. Prior to joining Anacomp, Mr. Smoot was President and Chief Executive Officer of Nelco International from 1993 until 1999. Mr. Smoot resigned from his position as President effective March 18, 2002.

        Jeffrey R. Cramer was elected President on March 18, 2002. Prior to that he was our Senior Vice President—Technical Services since August 13, 1997. Mr. Cramer joined Anacomp in July 1996 with Anacomp's acquisition of COM Products, Inc., referred to as CPI, and served as Senior Vice President-Business Development from February to August 1997. Mr. Cramer had served as President of CPI since March 1987.

        Linster W. Fox was elected Executive Vice President on April 25, 2002, Director on November 2, 2001, and Senior Vice President and Chief Financial Officer on November 15, 2000, having served as Senior Vice President and Corporate Controller since August 2, 1999, and Vice President and Controller since July 1998. From January 1996 to June 1998, Mr. Fox served as Vice President and U.S. Controller. Previously, Mr. Fox served as Vice President and Controller of Poway Operations from May 1995 to December 1995. From October 1992 to May 1995, Mr. Fox was Vice President of Finance

and Administration for Poway Operations. Prior to that, Mr. Fox served as Vice President of Finance and Administration for International Operations from October 1990 to October 1992.

        William C. Ater was elected Senior Vice President on August 13, 1997. Mr. Ater has served in a variety of roles at Anacomp including Chief Administrative Officer and Secretary since 1985.

        Thomas L. Brown was elected Senior Vice President and Treasurer on August 10, 2000, having served as Vice President and Treasurer since May 19, 1996. From January 1995 to April 1996, Mr. Brown served as Corporate Controller of Hurco Companies, Inc. Mr. Brown had previously served as Assistant Vice President—Financial Reporting and Analysis for Anacomp from March 1991 until January 1995.

        Paul J. Najar was elected Executive Vice President—Administration, General Counsel and Secretary on April 25, 2002. Mr. Najar had served as Associate General Counsel and Assistant Secretary since joining Anacomp in October 1996. Prior to joining Anacomp, Mr. Najar was an attorney for the University of California, Irvine from May 1992 to October 1996.

Executive Officers and Directors

        All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected and serve at the discretion of the board of directors. There are no family relationships among the directors and officers of Anacomp.

Board Committees

        The Board of Directors has established an Audit Committee and adopted a formal written Audit Committee Charter. The duties of the Audit Committee include:

  •
  to, as an independent and objective party, monitor the Company's financial reporting process and internal control systems;

  •
  to review and appraise the audit efforts and independence of the Company's auditors; and

  •
  to provide an open avenue of communication among the independent auditors, financial and senior management, and the Board.

        Our compensation committee reviews and makes recommendations to the board concerning compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees or had any other relationship requiring disclosure under the SEC Rules.

Compensation of Directors

        Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board or committee members. We anticipate that we will adopt a stock option plan and grant non-employee directors options to purchase our common stock. Our Board of Directors will determine the terms and conditions governing the award of such grants.

        Additionally, on April 15, 2002, our Board of Directors approved a restricted stock plan, authorizing up to 5,000 shares of Class A Common Stock for issuance to our Directors as compensation for their service on our Board. No issuances have been made under this plan.

Limitations on Liability and Indemnification Matters

        We have adopted provisions in our certificate of incorporation, permitted by Indiana Business General Corporation Law, which provide that directors of Anacomp shall not be liable for monetary damages to us or our stockholders for any breach of fiduciary duties to the fullest extent permitted by the Indiana Business Corporation Law.

        Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our by-laws authorize us to indemnify our officers, directors, employees and agents to the fullest extent permitted by the Indiana Business Corporation Law. Chapter 37 of the Indiana Business Corporations Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The indemnification agreements may require us, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of status or service as directors or executive officers and to advance expenses they spend as a result of any proceeding against them as to which they could be indemnified.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Anacomp where indemnification will be required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Executive Compensation

        The following Summary Compensation Table sets forth as to Anacomp's Chief Executive Officer and the other five most highly compensated Executive Officers all compensation awarded to, earned by, or paid to the Executive Officers for all services rendered in all capacities to Anacomp and our subsidiaries for the fiscal years ended September 30, 2001, 2000 and 1999, except as may otherwise be specifically noted.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Base Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Securities Underlying Options (#)(6)	All Other Compensation ($)(7)
Edward P. Smoot Chairman of the Board of Directors, and Chief Executive Officer	2001 2000 1999	400,090 70,184 —	414,000 — —	7,860 — —	(2)	— — —	2,772 246 —
William C. Ater (13) Senior Vice President	2001 2000 1999	257,481 220,258 180,675	125,000 25,000 71,194	— 199,502 —	(3)	— — —	8,199 6,361 8,114	(8)
David B. Hiatt Executive Vice President and Chief Operating Officer	2001 2000 1999	260,000 225,385 88,846	117,102 9,450 41,370	— — —		— — 100,000	6,864 3,054 1,147	(9) (8)
Jeffrey R. Cramer President	2001 2000 1999	195,385 162,539 161,600	98,600 12,737 80,196	— — —		— — —	2,850 880 792	(10) (8)
Linster W. Fox Director, Executive Vice President, And Chief Financial Officer	2001 2000 1999	170,962 139,490 126,433	84,248 7,588 37,376	— — —		— — —	4,390 6,396 1,201	(11) (8)
Peter Williams Executive Vice President (11/16/98—5/31/01)	2001 2000 1999	258,746 175,526 175,000	— 48,943 127,469	3,341 155,495 5,564	(4) (5) (4)	— — 40,000	481,507 4,428 716	(12)

(1)
Except as noted below, the aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer valued on the basis of aggregate incremental cost to Anacomp did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer during fiscal 2001, 2000 and 1999.

(2)
Represents $3,981 in temporary living expenses and $3,879 in income tax assistance for temporary living expense reimbursements.

(3)
Represents an early payout from a deferred compensation plan.

(4)
Represents an automobile and gasoline allowance.

(5)
Consists of a $138,376 relocation bonus and a $13,119 automobile and gasoline allowance.

(6)
As a result of the confirmation of our plan of reorganization, effective December 31, 2001, all unexercised options were cancelled and our prior stock option plans were terminated.

(7)
For each Named Executive Officer, includes reimbursement of medical expenses, as well as premiums paid by Anacomp on a group term life insurance policy for the benefit of each such person (and with respect to Dr. Williams, for his dependents).

(8)
Includes a $1,000 contribution made by Anacomp to the Anacomp Savings Plus (or 401(k)) Plan.

(9)
Includes a $2,140 contribution made by Anacomp to the Anacomp Savings Plus (or 401(k)) Plan.

(10)
Includes a $2,337 contribution made by Anacomp to the Anacomp Savings Plus (or 401(k)) Plan.

(11)
Includes a $674 contribution made by Anacomp to the Anacomp Savings Plus (or 401(k)) Plan.

(12)
Includes $455,064 in severance and related payments paid during fiscal 2001.

(13)
Mr. Ater was employed under terms of a consulting agreement as explained in Employment Contracts. In fiscal 2001, he received a bonus for the completion of an assignment and was named a Company officer later in the year to assist in the completion of an assignment that required substantially more time than was contemplated in the consulting agreement.

  No stock option grants were issued during fiscal 2001. No Executive Officers exercised any options during fiscal 2001. The following table sets forth information regarding all options held at September 30, 2001 by the Executive Officers. As a result of the confirmation of our plan of reorganization, effective December 31, 2001, all unexercised options were cancelled and our prior stock option plans were terminated.

Fiscal Year-End Option Values

Name	Number of Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-money Options at FY-End ($) Exercisable/Unexercisable(1)
Edward P. Smoot	0/0	0/0
William C. Ater	27,500/0	0/0
David B. Hiatt	60,000/40,000	0/0
Jeffrey R. Cramer	41,667/3,333	0/0
Linster W. Fox	22,667/7,333	0/0
Paul J. Najar	10,834/1,666	0/0
Peter Williams	100,000/0	0/0

(1)
Based upon the September 30, 2001 closing price of $.04 for the Common Stock on the OTC Bulletin Board.

Employment Contracts

        Of the Executive Officers, only William C. Ater and Jeffrey R. Cramer are currently parties to an employment agreement with Anacomp. However, David B. Hiatt and Peter Williams were each party to an employment agreement with Anacomp that was superceded in fiscal year 2002 and 2001, respectively, by an agreement terminating such employment. Set forth below is a brief description of each such employment or termination agreement.

        William C. Ater.    On December 27, 2001, we entered into an agreement with Mr. Ater pursuant to which we agreed that for one year commencing January 1, 2002, Mr. Ater would be available to Anacomp on a part time basis to work on special projects assigned by the CEO for ten days per month during the 2002 calendar year. For such services we agreed to pay Mr. Ater $5,000 per month, and an additional $1,000 per day if required to work additional days.

        Under the new agreement we agreed to pay him bonuses totaling $60,000 based upon completion of assigned tasks, payable at defined times until June 30, 2003. Thereafter, we will reimburse him for his COBRA Executive level payments until December 31, 2004. Mr. Ater agreed, following his eventual separation form Anacomp, to honor the covenant not to compete and customer non-solicitation clauses set forth in his previous employment agreement.

        David B. Hiatt.    Mr. Hiatt entered into an employment agreement with Anacomp, dated April 12, 1999, which provides for an initial term of two years and which is automatically renewable thereafter for additional one-year terms. In April 2002, Mr. Hiatt and Anacomp entered into an agreement pursuant to which the parties agreed to terminate Mr. Hiatt's employment agreement, effective April 19, 2002. In connection therewith, Anacomp agreed, among other matters: (a) to pay Mr. Hiatt the equivalent of his cash compensation over the prior 12 month period, including regular incentive bonuses, and (b) to pay Mr. Hiatt's and his eligible family members group health care coverage for the twelve month period following the Effective Date of the agreement. In connection with his departure from Anacomp, Mr. Hiatt agreed to honor the confidentiality, non-compete, and employee and customer non-solicitation clauses in his employment agreement.

        Jeffrey R. Cramer.    Mr. Cramer entered into an employment agreement with Anacomp, dated August 21, 2000, which provides for an initial term of one year and which is automatically renewable thereafter for additional one-year terms. As a part of that employment agreement, Mr. Cramer also entered into a covenant not to compete with us while an employee or as a consultant to us after any termination of employment, and not to solicit our customers for a period of two years following any termination of employment.

        Peter Williams.    Dr. Williams entered into an employment agreement with Anacomp and Xidex UK Limited, an indirect, wholly owned subsidiary of Anacomp, dated May 3, 1995, but effective October 1, 1994 (the employment agreement has since been assigned to Anacomp Ltd., Xidex's parent corporation). In May 2001, Dr. Williams and Anacomp entered into an agreement pursuant to which the parties agreed to terminate Dr. Williams's employment agreement, effective May 31, 2001. In connection therewith, Anacomp agreed, among other matters: (a) to pay Dr. Williams his base salary through May 31, 2001; (b) to pay Dr. Williams severance of £369,179 within 14 days of May 31, 2001; (c) to continue Anacomp's private medical insurance plan until the earlier of May 31, 2002 and the date on which the Executive begins employment with another employer; (d) to pay to Dr. Williams £3,000 in respect of petrol expenses, £4,275 in respect of loss of life insurance and long-term disability insurance and up to £2,000 for legal costs; and (e) to allow Dr. Williams to exercise all non-qualified stock options to acquire Anacomp's common stock until July 31, 2002. In connection with his departure from Anacomp, Dr. Williams agreed to honor the confidentiality, non-compete, and employee and customer non-solicitation clauses in his employment agreement.

Incentive Compensation Plan

        We have established annual cash flow goals as the basis for payment of bonuses and profit sharing under the Incentive Compensation Plan. For fiscal 2001, we achieved cash flow (earnings before interest, taxes, depreciation and amortization including any reductions for one-time and extraordinary charges relating to the Incentive Compensation Plan or otherwise, or EBITDA) of $28,428,000 or 114% of our cash flow (EBITDA) goal of $24,950,000. Certain bonuses will also be payable based on annual goals and objectives assigned to the business unit managers, which must be achievable and measurable.

        A total of six employees, the President and the five executives who report directly to him, will earn bonuses of 50% of base salary if we meet our annual cash plan, and will earn bonuses of up to 60% of base salary if we exceed our annual cash plan by 20%.

        Pursuant to our Plan of Reorganization, we have reserved 403,403 shares of our Class A Common Stock for issuance to our employees, or the employees of our subsidiaries, as incentive compensation. Our Board of Directors will determine the terms and conditions governing the award of such stock or stock options.

RELATED PARTY TRANSACTIONS

        On March 13, 2000, Donald W. Thurman, at that time Executive Vice President and Chief Operating Officer of Anacomp, borrowed $180,000 from Anacomp in connection with the purchase of a California residence. The indebtedness is evidenced by a promissory note dated that same date which bears interest at 6.5% per annum with a stated maturity date of June 30, 2000 (subject to extension). In connection with the termination of Mr. Thurman's employment agreement, we agreed to amend the promissory note to extend its maturity date and to waive all interest payable on the note. The note was to be repaid upon the earlier to occur of: the sale of Mr. Thurman's California residence; such time as the outstanding balance of the note equals the remaining severance payments owed by us to Mr. Thurman; and August 31, 2001. The promissory note was satisfied in June 2001, with Anacomp waiving approximately $6,443 of interest, but otherwise receiving payment in full. In connection with Mr. Thurman's separation from Anacomp, he agreed to honor the confidentiality, non-compete, and employee and customer non-solicitation clauses set forth in his employment agreement.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information, as of April 30, 2002, unless otherwise noted, regarding the shares of common stock beneficially owned by each of Anacomp's directors, by:

  •
  Each person Anacomp knows to be the beneficial owner of 5% or more of the outstanding shares of common stock;

  •
  Each executive officer listed in the Summary Compensation Table;

  •
  Each director of Anacomp; and

  •
  All executive officers and directors of Anacomp as a group.

        Except as otherwise noted, the address of each person listed in the table is c/o Anacomp, Inc., 12365 Crosthwaite Circle, San Diego, California 92064. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except in cases where community property laws apply or as indicated in the footnotes to this table, Anacomp believes that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The applicable percentage of ownership for each stockholder is based on 4,030,000 shares of Class A Common Stock outstanding as of April 30, 2002.

Directors and Executive Officers

Name	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned	Percent of Class A Common Stock	Percent of Class B Common Stock
Wayne Barr, Jr.	—		—	*	*
Ralph B. Bunje, Jr.	—		—	*	*
Lloyd I. Miller	467,897	(1)		11.6%	*
David E. Orr	—		—	*	*
Charles M. Taylor	—		—	*	*
Edward P. Smoot	—		—	*	*
Linster W. Fox	—		—	*	*
William C. Ater	—		—	*	*
Thomas L. Brown	—		—	*	*
Jeffrey R. Cramer	—		0.72	*	*
Paul J. Najar	—		0.28	*	*
All directors and executive officers as a group (11 persons)	467,897		1.00	11.6%	*

(1)
On January 1, 2002, Mr. Miller became a Director pursuant to our plan of reorganization dated August 29, 2001. The 467,897 shares are held as follows: (i) 100,932 shares held by the Milfam II, L.P.; (ii) 73,047 shares held by Lloyd Miller III, MIL GRATT; (iii) 126,347 share held by Milfam I, L.P.; (iv) 123,097 share held by Lloyd Miller III Trust A-4; and (v) 44,447 shares held directly by Lloyd Miller. Mr. Miller disclaims beneficial ownership of all the securities described in this note except those held directly by him.

*
less than 1%.

Other Beneficial Holders of Common Stock

        The information set forth in the table below is based upon information provided to us by third-parties. We have not been able to independently verify the information.

Shareholders*	Address	Class A Shares	%
Franklin Advisors	777 Mariner's Island Blvd. San Mateo, CA 94404	1,316,900	32.7%
Morgan Stanley Investment Management	One Tower Bridge 100 Front St., Ste. 1100 West Conshohockes, PA 19428	554,450	13.8%
LIM, Inc.	4550 Gordon Drive Naples, FL 34102	467,897	11.6%
Romulus Holdings, Inc.	25 Coligni Avenue New Rochelle, NY 10801	284,050	7.0%
Alpine Associates	100 Union Avenue Cresskill, NJ 07626	260,000	6.5%
Grace Brothers	1560 Sherman Avenue Suite 1900 Evanston, IL 60201	253,500	6.3%
Lampe, Conway & Co.	730 5th Avenue New York, NY 10012	236,600	5.9%
Grandview Capital	820 Manhattan Ave., #200 Manhattan Beach, CA 90266	206,960	5.1%
Special Value Investment Management, LLC**	1100 Santa Monica Blvd. Suite 210 Los Angeles, CA 90025	915,185	22.71%

*
None of the stockholders in the above table own any Class B Common Stock.

**
Based on a Schedule 13D filed on May 20, 2002.

SELLING STOCKHOLDERS

        The table below sets forth certain information regarding the selling stockholders as of June 6, 2002. We have included information in this Prospectus regarding the selling stockholders based solely upon information that the selling stockholders have provided to us in writing pursuant to a registration rights agreement dated December 31, 2001. The selling stockholders have informed us that when they acquired the shares of Class A common stock listed next to their respective names in the table below, they did so in the ordinary course of business. Additionally, the selling stockholders have informed us that at the time they acquired the securities to be resold, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution." The selling stockholders may offer all, some or none of the common stock listed below.

        Other than Lloyd Miller, who is one of our directors, none of the selling stockholders has, or in the past three years has had, any position or office with, been employed by, or otherwise had a material relationship with us.

        The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders. If all of the shares are sold pursuant to this prospectus then the selling stockholders will sell 2,306,850 shares of our Class A Common Stock or 57% of the Class A Common Stock outstanding.

Selling Stockholder(1)	Number of Shares of Class A Common Stock Held Prior to the Offering	Number of Shares of Class A Common Stock Registered for Sale Hereby(2)	Number of Shares of Common Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Class A Common Stock Beneficially Owned After Completion of the Offering(3)
Franklin Advisors(4)	1,316,900	1,316,900	—	*
Morgan Stanley Investment Management(5)	554,450	554,450	—	*
Lloyd I. Miller	467,897	467,897	—	*

*
less than 1%

(1)
The name of the selling stockholders and the number of securities held by the selling stockholders may be amended subsequent hereto pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

(2)
Consists of the number of shares of common stock issued to the selling stockholder that are registered for sale hereby.

(3)
Percentage ownership is based on 4,030,000 shares of our Class A Common Stock. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(4)
The 1,316,900 shares of Class A Common Stock listed were issued effective as of December 31, 2001 upon conversion of $101,300,000 face amount of 10 7/8% Notes, which Franklin Advisors acquired in the ordinary course of business. As of December 31, 2001, Franklin Advisors had no agreements or understandings, directly or indirectly, with any person to distribute the Class A Common Stock listed.

(5)
The 554,450 shares of Class A Common Stock listed were issued effective as of December 31, 2001 upon conversion of $47,650,000 face amount of 10 7/8% Notes, which Morgan Stanley Investment Management acquired in the ordinary course of business. As of December 31, 2001, Morgan Stanley Investment Management had no agreements or understandings, directly or indirectly, with any person to distribute the Class A Common Stock listed.

PLAN OF DISTRIBUTION

        We are registering the shares on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors in interest (including, without limitation, corporate or partnership distributees of the selling stockholders which are privately held corporations or partnerships) selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Over the Counter Bulletin Board or on any other market on which our shares may then be trading, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale (except as prohibited by our Insider Trading Policy as it applies to Mr. Miller), at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders have also advised us that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling stockholders, however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

        The selling stockholders may effect sales by selling shares directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

        The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

        All or any part of the shares offered hereby may or may not be sold by the selling stockholders.

        After being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act or a post effective amendment to the Registration Statement of which this prospectus is a part, disclosing:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable;

  •
  that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction. Individuals and entities who receive shares from the selling stockholders as a gift or in connection with a pledge may sell up to 500 of such shares pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

        The following description summarizes certain information regarding our Class A and Class B Common Stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of our Amended and Restated Articles of Incorporation, our Bylaws, and the Indiana Business Corporation Law, as amended. Our Amended and Restated Articles of Incorporation, are referred to as the Articles of Incorporation.

        Pursuant to our Articles of Incorporation, Anacomp is authorized to issue 40,000,000 shares of Class A Common Stock, 787,711 shares of Class B Common Stock, and 1,000,000 shares of preferred stock. Pursuant to the plan of reorganization, on December 31, 2001, Anacomp (a) cancelled all of our then-outstanding shares of Common Stock, the Notes and all unexercised options and warrants and (b) issued the Class A Common Stock and the Class B Common Stock and Warrants. The Class A Common Stock and the Class B Common Stock are collectively referred to as the New Common Stock. As of June 6, 2002 there are 4,030,000 shares of Class A Common Stock and 4,034 shares of Class B Common Stock issued and outstanding.

General.

        Each share of Class A Common Stock and Class B Common Stock is identical, except that the aggregate number of shares of Class B Common Stock is subject to ratable reduction on each occasion that any additional shares of Class B Common Stock are issued in satisfaction of certain claims pursuant to the plan of reorganization. For example, if the bankruptcy court ordered the issuance of Class B Common Stock to a claimant pursuant to the plan, the existing holders of Class B Common Stock would forfeit a proportional amount of their Class B Common Stock in order to satisfy the court's order. Each share of New Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors; consequently, the holders of a majority of the outstanding shares of New Common Stock can elect all of the directors then standing for election. Holders of New Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. Holders of New Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of Anacomp. All outstanding shares of New Common Stock issued pursuant to the plan of reorganization are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of Anacomp, holders of New Common Stock will be entitled to share ratably in the assets of Anacomp remaining after provision for payment of liabilities to creditors and the preferences, if any, of holders of preferred stock. The rights, preferences and privileges of holders of New Common Stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Certain Articles of Incorporation and Bylaw Provisions.

        Our Articles of Incorporation and Bylaws include provisions which are intended by the Board of Directors to help assure fair and equitable treatment of our stockholders in the event that a person or group should seek to gain control of Anacomp in the future. Such provisions, which are discussed below, may make a takeover attempt or change in control more difficult, whether by tender offer, proxy contest or otherwise. Accordingly, such provisions may be viewed as disadvantageous to stockholders inasmuch as they might diminish the likelihood that a potential acquirer would make an offer for our stock (perhaps at an attractive premium over the market price), impede a transaction favorable to the interests of the stockholders, or increase the difficulty of removing the incumbent Board of Directors and management, even if in a particular case removal would be beneficial to the stockholders.

        Preferred Stock.    The Board of Directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix by resolution and to the extent permitted by the

Indiana Business Corporations Law, the terms and conditions of such series. We believe that the availability of the preferred stock issuable in series will provide us increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Although the Board of Directors has no present intention to do so, it could issue a series of preferred stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

        Classified Board of Directors and Related Provisions.    Our Articles of Incorporation provides that the Board of Directors may be divided into two or three classes of directors with the term of office of one class expiring each year. As a result, approximately one-half or one-third, as the case may be, of our Board of Directors could be elected each year. We believe that a classified board of directors could help to assure the continuity and stability of the Board of Directors and our business strategies and policies as determined by the Board of Directors.

        The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, therefore discouraging a third party from making a tender offer or otherwise attempting to obtain control of Anacomp, even though such an attempt might be beneficial to Anacomp and our shareholders. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

        Business Combinations.    Chapter 43 of the Indiana Business Corporations Law prohibits a publicly held Indiana corporation from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to such date either the business combination or the transaction which resulted in the shareholder becoming an interested stockholder is approved by the Board of Directors, (ii) the business combination was approved by the affirmative vote of the majority of the outstanding voting stock which is not beneficially owned by the interested stockholder, or (iii) the business combination meets certain conditions set forth in Chapter 43 of the Indiana Business Corporations Law. Although we are entitled to do so, we have not elected to opt out of Chapter 43. A "business combination" includes, among other things, mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last five years) 10% or more of the corporation's voting stock.

Limitation of Liability and Indemnification Matters

        We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Indiana Business Corporation Law. Indiana law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability

  •
  for any breach of their duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided Section 23-1-35-4 of the Indiana Business Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least two-thirds of our shares entitled to vote in the election of directors, voting as one class.

        Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Indiana law. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Anacomp pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Indiana Anti-takeover Law and Certain Charter Provisions

        We are required to follow Title 23, Article 1, Chapter 43 of the Indiana Code, an anti-takeover law. In general, the statute prohibits a publicly held Indiana corporation from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within five years prior, did own, 10% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring or preventing a change of control of Anacomp without further actions by the stockholders.

Application of the California General Corporation Law to Anacomp

        We are not currently subject to Section 2115 of the California General Corporation Law. In the future, if a majority of our outstanding shares are held by persons with California addresses, we may become subject to Section 2115 on or after the 135th day of the income year immediately following the latest income year during which a majority of our outstanding shares become held by persons with California addresses. If we become subject to Section 2115, we would also be subject to certain other key provisions of the California General Corporation Law, including, without limitation, those provisions relating to:

  •
  the annual election of directors;

  •
  the stockholders' right to remove directors without cause;

  •
  our ability to indemnify our officers, directors and employees;

  •
  our ability to make distributions, dividends or repurchases;

  •
  inspection of corporate records; and

  •
  approval of certain corporate transactions, and dissenters' rights (dissenters' or appraisal rights are generally more restrictive under California law compared with Indiana law).

        If we become subject to Section 2115, our ability to indemnify our officers, directors and employees would generally be more limited in certain situations. Additionally, our ability to make distributions, dividends or repurchases would also generally be more restricted. Moreover, our shareholders would generally be more able to request to inspect our corporate records and dissenters' or appraisal rights would be generally more restrictive.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A Common Stock is Mellon Investor Services, LLP.

Trading

        Our Class A Common Stock is quoted on the Over-the-Counter Bulletin Board under the trading symbol ANCPA.

LEGAL MATTERS

        The legality of the Class A Common Stock offered by this prospectus will be passed upon for Anacomp by Leagre Chandler & Millard LLP.

ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered by this prospectus. When used in this prospectus, the term "registration statement" includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to Anacomp and the common stock offered by this prospectus, reference is made to the registration statement. For further information regarding statements in this prospectus concerning the contents of any contract or other document, you may refer to the copy of such contract or other document filed with the SEC as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

        Reports, registration statements, proxy statements, and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and copies of such material can be obtained at prescribed rates from this office. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

        We intend to furnish holders of the common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as it may determine or as may be required by law.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Financial Statements (Predecessor Company)
Report of Independent Public Accountants	F-2
Consolidated Balance Sheets—September 30, 2001 and 2000	F-3
Consolidated Statements of Operations—Years ended September 30, 2001, 2000, and 1999	F-4
Consolidated Statements of Stockholders' Deficit	F-5
Consolidated Statements of Cash Flows—Years ended September 30, 2001, 2000, and 1999	F-6
Supplemental Disclosures of Cash Flow Information—Years ended September 30, 2001, 2000, and 1999	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Financial Statements
Condensed Consolidated Balance Sheets—March 31, 2002 (Reorganized Company) and September 30, 2001 (Predecessor)	F-33
Condensed Consolidated Statements of Operations—Three Months ended March 31, 2002 (Reorganized Company) and 2001 (Predecessor Company)	F-34

Condensed Consolidated Statements of Operations—Three Months ended March 31, 2002 (Reorganized Company), Three Months ended December 31, 2001 (Predecessor Company), and Six Months ended March 31, 2001 (Predecessor Company)	F-35

Condensed Consolidated Statements of Cash Flows—Three Months ended March 31, 2002(Reorganized Company), Three Months ended December 31, 2001 (Predecessor Company) and Six Months ended March 31, 2001 (Predecessor Company)	F-36
Notes to Condensed Consolidated Financial Statements	F-37
Unaudited Pro Forma Financial Statements
Pro Forma Consolidated Statement of Operations—Year ended September 30, 2001	F-51
Pro Forma Consolidated Statement of Operations—Three Months ended December 31, 2001	F-52
Notes to Pro Forma Condensed Consolidated Statement of Operations	F-53

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Anacomp, Inc.:

        We have audited the accompanying consolidated balance sheets of Anacomp, Inc. (an Indiana corporation) and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anacomp, Inc. and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has defaulted on its debt obligations, has substantial operating and liquidity issues, and has filed for voluntary bankruptcy protection and reorganization under Chapter 11 of the United States Bankruptcy Code, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ ARTHUR ANDERSEN LLP
San Diego, California
November 21, 2001

ANACOMP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2001	2000
	(Dollars in Thousands, Except Share Amounts)
Assets
Current assets:
Cash and cash equivalents	$24,308	$13,988
Accounts receivable, net	43,360	53,560
Current portion of long-term receivables, net	1,395	1,763
Inventories	4,937	8,297
Prepaid expenses and other	7,315	7,834

Total current assets	81,315	85,442
Property and equipment, net	33,141	45,197
Long-term receivables, net of current portion	1,252	1,864
Goodwill	86,285	98,427
Other assets	5,825	7,359

	$207,818	$238,289

Liabilities and Stockholders' Deficit
Current liabilities:
Senior secured revolving credit facility	$55,075	$57,650
10 7/8% senior subordinated notes payable	310,943	311,272
Accounts payable	13,958	19,737
Accrued compensation, benefits and withholdings	16,111	15,239
Accrued income taxes	5,625	3,638
Accrued interest	50,969	17,647
Other accrued liabilities	22,922	33,490

Total current liabilities	475,603	458,673

Long-term liabilities:
Other long-term liabilities	10,142	10,542

Commitments and contingencies
Stockholders' deficit:
Preferred stock, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value; 40,000,000 shares authorized; 14,566,198 shares issued and outstanding	146	146
Additional paid-in capital	111,324	111,324
Accumulated other comprehensive loss	(4,912)	(5,402)
Accumulated deficit	(384,485)	(336,994)

Total stockholders' deficit	(277,927)	(230,926)

	$207,818	$238,289

See the notes to the consolidated financial statements.

ANACOMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	September 30, 2001	September 30, 2000	September 30, 1999
	(Dollars in Thousands, Except Per Share Amounts)
Revenues:
Services	$236,635	$269,012	$292,037
Equipment and supply sales	69,713	114,185	150,125

	306,348	383,197	442,162

Cost of revenues:
Services	155,273	176,796	177,103
Equipment and supply sales	51,455	89,535	89,050

	206,728	266,331	266,153

Gross profit	99,620	116,866	176,009
Costs and expenses:
Engineering, research and development	7,208	10,081	9,992
Selling, general and administrative	83,527	100,016	92,607
Amortization of reorganization asset	—	12,003	68,370
Amortization of intangible assets	11,713	19,314	22,355
Write-off of acquired in-process research and development	—	—	3,000
Restructuring (credits) charges	(1,207)	14,607	—
Asset impairment charges	—	28,493	8,224

Operating loss from continuing operations	(1,621)	(67,648)	(28,539)
Other income (expense):
Interest income	1,338	1,225	2,322
Interest expense and fee amortization	(43,860)	(41,000)	(40,358)
Other	(131)	(825)	530

	(42,653)	(40,600)	(37,506)

Loss from continuing operations before income taxes	(44,274)	(108,248)	(66,045)
Provision for income taxes	3,217	1,550	4,960

Loss from continuing operations	(47,491)	(109,798)	(71,005)
Income from discontinued operations, net of taxes	—	—	980
(Loss) gain on sale of discontinued operations, net of taxes	—	(1,636)	2,243

Loss before extraordinary loss	(47,491)	(111,434)	(67,782)
Extraordinary loss on extinguishment of debt, net of taxes	—	—	(210)

Net loss	$(47,491)	$(111,434)	$(67,992)

Basic and diluted per share data:
Loss from continuing operations	$(3.26)	$(7.59)	$(4.99)
(Loss) gain on sale of discontinued operations, net of taxes	—	(0.11)	0.23
Extraordinary loss on extinguishment of debt, net of taxes	—	—	(0.02)

Basic and diluted net loss	$(3.26)	$(7.70)	$(4.78)

Shares used in computing basic and diluted net loss per share	14,566	14,470	14,232

See the notes to the consolidated financial statements.

ANACOMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital		Accumulated Deficit
	Shares	Amount				Total
	(In Thousands, Except Share Data)
BALANCE AT SEPTEMBER 30, 1998	14,261,569	$143	$109,486	$447	$(157,568)	$(47,492)

Net loss	—	—	—	—	(67,992)	(67,992)
Translation adjustment	—	—	—	(524)	—	(524)
Unrealized loss on currency swap contracts	—	—	—	(1,145)	—	(1,145)

Comprehensive Loss						(69,661)

Common stock issued for exercise of stock options, warrants, and restricted stock grants	403,988	9	3,843	—	—	3,852
Common stock issued for employee stock purchases	69,278	—	781	—	—	781
Common stock purchased and retired	(534,156)	(5)	(8,784)	—	—	(8,789)
Common stock issued for acquisitions	183,410	2	3,671	—	—	3,673

BALANCE AT SEPTEMBER 30, 1999	14,384,089	149	108,997	(1,222)	(225,560)	(117,636)

Net loss	—	—	—	—	(111,434)	(111,434)
Translation adjustment	—	—	—	(8,136)	—	(8,136)
Realized gain on currency swap contracts	—	—	—	3,424	—	3,424
Unrealized gain on currency swap contract	—	—	—	532	—	532

Comprehensive Loss						(115,614)

Common stock issued for exercise of stock options, warrants, and restricted stock grants	198,479	—	3,350	—	—	3,350
Common stock issued for employee stock purchases	38,568	—	510	—	—	510
Common stock purchased and retired	(93,200)	(3)	(1,628)	—	—	(1,631)
Common stock issued for acquisitions	38,262	—	95	—	—	95

BALANCE AT SEPTEMBER 30, 2000	14,566,198	146	111,324	(5,402)	(336,994)	(230,926)

Net loss	—	—	—	—	(47,491)	(47,491)
Translation adjustment	—	—	—	(273)	—	(273)
Realized gain on currency swap contracts	—	—	—	763	—	763

Comprehensive Loss						(47,001)

BALANCE AT SEPTEMBER 30, 2001	14,566,198	$146	$111,324	$(4,912)	$(384,485)	$(277,927)

See the notes to the consolidated financial statements.

ANACOMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	September 30, 2001	September 30, 2000	September 30, 1999
	(Dollars in Thousands)
Cash flows from operating activities:
Net loss	$(47,491)	$(111,434)	$(67,992)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Extraordinary items	—	—	210
Asset impairment charges	—	28,493	8,224
Write-off of acquired in-process research and development	—	—	3,000
Income from discontinued operations	—	—	(980)
Loss (gain) on sale of discontinued operations	—	1,636	(2,243)
Depreciation and amortization	31,258	51,406	108,543
Amortization of debt fees, premiums and discounts	1,398	653	1,409
Non-cash legal settlement charge	1,502	—	—
Non-cash compensation	—	1,277	1,103
Non-cash charge in lieu of taxes	—	—	1,527
Restricted cash requirements	—	—	4,285
Change in assets and liabilities:
Accounts and other receivables	11,045	22,935	877
Inventories	3,332	9,161	(1,295)
Prepaid expenses and other assets	(2,005)	3,631	379
Accounts payable, accrued expenses and other liabilities	(13,874)	(32,786)	(17,805)
Accrued interest	33,321	586	1,586

Net cash provided by (used in) continuing operations	18,486	(24,442)	40,828
Net operating cash (used in) provided by discontinued operations	—	(4,623)	1,620

Net cash provided by (used in) operating activities	18,486	(29,065)	42,448

Cash flows from investing activities:
Proceeds from sale of discontinued operations and other assets	—	550	41,422
Purchases of property and equipment	(4,825)	(18,124)	(24,660)
Payments to acquire companies and customer rights	(1,593)	(1,833)	(45,284)

Net cash used in investing activities	(6,418)	(19,407)	(28,522)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	3,419	4,633
Proceeds from liquidation of currency swap contracts	763	3,424	—
(Payment on) proceeds from revolving line of credit	(2,575)	48,750	8,900
Repurchases of common stock	—	(1,631)	(8,789)
Principal payments on long-term debt	—	(1,083)	(25,000)

Net cash (used in) provided by financing activities	(1,812)	52,879	(20,256)

Effect of exchange rate changes on cash	64	(1,563)	(247)

Increase (decrease) in cash and cash equivalents	10,320	2,844	(6,577)
Cash and cash equivalents at beginning of period	13,988	11,144	17,721

Cash and cash equivalents at end of period	$24,308	$13,988	$11,144

See the notes to the consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	Year Ended
	September 30, 2001	September 30, 2000	September 30, 1999
	(Dollars in Thousands)
Cash paid during the period for:
Interest	$7,138	$40,617	$34,463
Income taxes	$2,569	$3,728	$5,425

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	Year Ended
	September 30, 2001	September 30, 2000	September 30, 1999
	(Dollars in Thousands)
Assets acquired by assuming liabilities	$—	$—	$9,824
Stock issued for acquisitions	$—	$95	$3,673
Unrealized gain (loss) on currency swap contracts	$—	$532	$(1,145)

See the notes to the consolidated financial statements.

ANACOMP, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    COMPANY OPERATIONS AND BASIS OF PRESENTATION:

  Financial Overview

        Anacomp, Inc. (the "Company") reported a net loss totaling $47.5 million and positive cash flows provided by operations of $18.5 million (including non-payment of accrued interest of approximately $34 million) for the year ended September 30, 2001. As of September 30, 2001, the Company has a working capital deficiency of $394.3 million, including $311 million in senior subordinated notes (the "Notes") and $51 million of related accrued interest, and a stockholders' deficit of $277.9 million. The Company is experiencing significant liquidity issues and is in default of its senior secured revolving credit facility (the "Facility"), which had borrowings of $55.1 million at September 30, 2001, and is in default on its Notes. On October 1, 2000, April 1, 2001, and October 1, 2001, the Company did not make required $17 million interest payments to the holders of the Company's Notes and does not anticipate making any such payments in the future.

  Financial Restructuring Plan

        On October 19, 2001, Anacomp filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged plan of reorganization (the "Plan"), with the U.S. Bankruptcy Court for the Southern District of California. As of the Bar Date of November 21, 2001, no material claims had been entered that were not previously recognized by the Company. The Company expects, subject to court approval, a confirmation of the Plan by December 10, 2001 and an effective date of approximately December 31, 2001.

        Under the Plan, the Company's publicly traded 10 7/8% Senior Subordinated Notes (the "Notes"), related accrued interest and existing Anacomp Common Stock would be canceled, and new common stock issued. New Class A Common Stock would be distributed to the holders of the Notes, as well as reserved for issuance as incentive compensation to Anacomp personnel. New Class B Common Stock would be distributed to holders of existing Anacomp Common Stock and would be subject to additional dilution, as provided for in the Plan.

        For each share of existing Common Stock held immediately prior to the effective date of the Plan, common shareholders would receive .0002769 shares of new Class B Common Stock. In addition, for each share of new Class B Common Stock held immediately following the effective date, these shareholders would receive 194.12 warrants. Each warrant would be exercisable for a period of five years for the purchase of one share of the new Class B Common Stock at an exercise price of $61.54 per share.

        Upon consummation of the Plan, holders of Class A Common Stock would own 99.9% of Anacomp's equity and those holding Class B Common Stock would own 0.1%.

        The Company and the Bank Group executed a Summary of Terms and Conditions regarding amendments to the Facility on August 24, 2001. As a pre-condition to the agreement, the Company must effectuate its financial restructuring pursuant to its prepackaged Chapter 11 plan of reorganization by January 31, 2002. The amended Facility, effective upon emergence from bankruptcy, will maintain the current $60.9 million limit, with a $55.1 million sublimit for direct borrowing and a $5.8 million letter of credit sublimit. The amended Facility will be available for new loans up to a Formula Borrowing Base ("FBB") when direct borrowings are reduced below the FBB. The FBB will equal an amount up to 80% of Eligible Accounts, which include U.S. and Canadian accounts receivable. The new facility will also contain certain restrictions on the Company and has scheduled principal repayments (see Note 3).

        During the bankruptcy period, Anacomp has attempted to maintain normal and regular trade terms with its suppliers and customers. The Plan contemplates that the Company's trade suppliers, employees and customers will not be adversely affected while the Company is in reorganization proceedings or thereafter, as the U.S. Bankruptcy Court for the Southern District of California has issued orders allowing the Company to maintain its existing cash management system and prepetition bank account, and to continue to pay its employees, employee benefits and vendors in the normal course of business.

        There can be no assurance that the Plan will be approved by the Bankruptcy Court. There can also be no assurance that the Company's suppliers will continue to provide normal trade credit or credit on other terms acceptable to the Company, if at all, or that customers will continue to do business or enter into new business with the Company. In the event the Plan is not confirmed by the United States Bankruptcy Court, the Company would be required to negotiate, prepare and seek approval of an alternative plan for emergence from reorganization. In addition, the Company would be required to negotiate a new Facility agreement. No assurances can be given that the Company would be successful in these efforts.

  Business Unit Structuring

        On January 17, 2001, the Company announced it had entered into a non-binding Letter of Intent to sell 100% of the docHarbor business unit. The Company subsequently decided that an integration of docHarbor into its Document Solutions business unit was a more effective and efficient mechanism for making advanced on-line storage and delivery capabilities available to its customers. Accordingly, on May 31, 2001, the Company announced it had terminated negotiations with the prospective buyer for docHarbor. Since May 31, 2001, the Company has been integrating docHarbor into its Document Solutions business unit and combining key functions including sales, marketing and administration, and eliminating redundancies in the Company's cost structure. As of October 1, 2001, docHarbor became a fully integrated service offering within Document Solutions, bringing docHarbor direct expenses more in line with anticipated revenues.

        Anacomp also previously announced that it intends to sell all or parts of its European document-management business, Document Solutions International ("DSI"), and continues to exercise its reasonable best efforts to complete a sale. Any such eventual sale is subject to approval by the Bank Group and the Company will be required to remit a portion of any proceeds from the sale of DSI to pay down the Facility (see Note 3). The timing, likelihood and amount of net proceeds of any such sale are uncertain and the Company is continuing the operations of DSI in its normal course of business. The Company's International Technical Services business is not affected by this potential transaction.

  Going Concern

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has defaulted on its debt obligations, has substantial operating and liquidity issues, and has filed for voluntary bankruptcy protection and reorganization under Chapter 11 of the United States Bankruptcy Code, which raises substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to restructure successfully its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

        If the Company emerges from its Chapter 11 plan of reorganization, the Company will be subject to the provisions of Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in

Reorganization under the Bankruptcy Code." Pursuant to SOP 90-7, the Company expects to qualify for and implement "Fresh Start" reporting upon emergence from bankruptcy, which would establish a new basis of accounting for the Reorganized Company.

Note 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Consolidation

        The consolidated financial statements include the accounts of Anacomp and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

        Cash equivalents primarily represent highly liquid investments, with original maturities of 90 days or less, in money market funds that are convertible to a known amount of cash and carry an insignificant interest rate risk. The Company has periodically maintained balances in various operating accounts in excess of federally insured limits.

Inventories

        Inventories are stated at the lower of cost or market, with cost being determined by methods approximating the first-in, first-out basis.

Property and Equipment

        Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over estimated useful lives. Buildings are principally depreciated over ten to forty years. Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the related lease. Processing equipment and other property and equipment have useful lives ranging from two to twelve years. Repair and maintenance costs are expensed as incurred.

Software Costs

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software production costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or estimated net realizable value. As of September 30, 2001 and 2000, no capitalized software costs remain on the Balance Sheet.

Income Taxes

        Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of temporary differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized in future tax returns.

Foreign Currency Translation

        Substantially all assets and liabilities of Anacomp's international operations are translated at year-end exchange rates; income and expenses are translated at the average exchange rates prevailing during the year. Foreign currency transaction gains and losses are charged to operations as incurred. Foreign currency transaction losses for the years ended September 30, 2001, 2000 and 1999 totaled $0.1 million, $0.8 million, and $0.7 million, respectively, and are included as a component of "Other income (expense)" in the accompanying Consolidated Statements of Operations.

Goodwill

        Excess of purchase price over net assets of businesses acquired ("goodwill") is amortized on the straight-line method over the estimated periods of future benefit (see Note 6).

Debt Issuance Costs

        The Company capitalizes all costs related to its issuance of debt and amortizes those costs using the effective interest method over the life of the related debt instruments. Unamortized debt issuance costs were $3.5 million and $5.3 million at September 30, 2001 and 2000, respectively. Unamortized debt issuance costs are included in "Other assets" in the accompanying Consolidated Balance Sheets. During the years ended September 30, 2001, 2000 and 1999, the Company amortized $1.8 million, $1.6 million and $1.8 million, respectively, of debt issuance costs that are included in "Interest expense and fee amortization" in the accompanying Consolidated Statements of Operations.

        The Company retired $25 million of 10 7/8% Senior Subordinated Notes in the fourth quarter of 1999. This resulted in a $0.6 million write-off, before income taxes, of unamortized debt issuance costs, which is included in the "Extraordinary loss on extinguishment of debt, net of taxes" for the year ended September 30, 1999.

Revenue Recognition

        The Company adopted the provisions of Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements" during the fourth quarter of fiscal 2001, which did not have a material impact on the Company's results of operations. Revenues from sales of products and services or from leases of equipment under sales-type leases are recorded based on shipment of products (and transfer of risk of loss), commencement of the lease, or performance of services. Under sales-type leases, the present value of all payments due under the lease contracts is recorded as revenue, cost of sales is charged with the book value of the equipment plus installation costs, and future interest income is deferred and recognized over the lease term. Operating lease revenues are recognized during the applicable period of customer usage. Revenue from maintenance contracts is recognized ratably over the period of the related contract.

        Contract revenue for the development and implementation of document services solutions under contracts is recognized over the contract period based on output measures as defined by deliverable items identified in the contract. Provisions for estimated losses on contracts, if any, are made during the period when the loss becomes probable and can be reasonably estimated.

        In accordance with SOP 97-2, "Software Revenue Recognition," revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a non-cancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. For contracts with multiple obligations, the Company unbundles the respective components to determine revenue recognition using vendor-specific objective evidence.

Long-Lived Assets

        The Company evaluates potential impairment of long-lived assets and long-lived assets to be disposed of in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes procedures for review of recoverability and measurement of impairment (if necessary) of long-lived assets and certain identifiable intangibles held and used by an entity. SFAS No. 121 requires that those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the respective asset may not be fully recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less estimated selling costs.

        The Company recorded asset impairment charges in 2000 and 1999 of $28.5 million and $8.2 million, respectively (see Note 6).

Research and Development

        Research and development costs are expensed as incurred. Engineering costs associated specifically with research and development amounted to $3.6 million, $6.3 million and $6.7 million for the years ended September 30, 2001, 2000 and 1999, respectively. The Company supports several engineering processes, including basic technological research, service offering and product development, and sustaining engineering for its existing products.

Loss Per Share

        Basic and diluted loss per share is computed based upon the weighted average number of shares of common stock outstanding during the period. Potentially dilutive securities include options granted under the Company's stock option plans and outstanding warrants, both using the treasury stock method, and shares of common stock expected to be issued under the Company's employee stock purchase plan. Potentially dilutive securities were not used to calculate diluted loss per share because of their anti-dilutive effect.

Management Estimates and Assumptions

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current available information and actual results could differ from those estimates.

Reclassifications

        Certain prior period amounts have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

        In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," in which the SEC interprets existing accounting literature related to revenue recognition. SAB No. 101, as amended, was adopted by the Company in the fourth fiscal quarter of fiscal 2001. The Company's adoption of SAB No. 101 in the fourth quarter of fiscal 2001 did not have a material impact on the Company's consolidated financial position or results of operations.

        As discussed in Note 1, the Company has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged plan of reorganization in the United States Bankruptcy Court for the Southern District of California. Upon emergence from reorganization, the Company would be subject to the requirements of SOP 90-7. Pursuant to SOP 90-7, the Company expects to qualify for and implement "Fresh Start" reporting upon emergence from reorganization. Fresh Start reporting will result in recording the Company's tangible assets, intangible assets (including goodwill), and liabilities at fair value and the valuation of equity based on the appraised reorganization value of the ongoing business. The net result of the valuation of identifiable assets, the recognition of liabilities at fair value and the valuation of equity will be that the

Reorganized Company will recognize an intangible asset "Reorganization Value in Excess of Identifiable Assets." This Reorganization Asset would not be amortized in accordance with SFAS No. 142, but would be subject to periodic evaluations of impairment.

        On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses the accounting for acquisitions of businesses, eliminates pooling of interests accounting, and is effective for acquisitions occurring on or after July 1, 2001. SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic evaluations of impairment of goodwill balances. In addition, the useful lives of recognized intangible assets acquired in transactions completed before July 1, 2001 will be reassessed and the remaining amortization periods adjusted accordingly. The Company anticipates adopting SFAS No. 142 upon emergence from bankruptcy proceedings, which is expected to be December 31, 2001. Upon adoption of SFAS 142, the Company estimates it will not have amortization expense of approximately $10 million as reported in fiscal year 2001.

        On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets, and supercedes SFAS No. 121. SFAS No. 144 also reduces the threshold for discontinued operations reporting to a component of an entity rather than a segment of a business as required under Accounting Principles Bulletin No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Company anticipates Adopting SFAS No. 144, upon implementation of Fresh Start reporting, which is expected to be effective December 31, 2001. The Company may be required to segregate and separately report the assets and liabilities, operations and cash flows related to DSI, but the Company is in the process of making such assessment and will give consideration to management's plans for DSI at that time.

Note 3.    SENIOR SECURED REVOLVING CREDIT FACILITY:

        The Company has a senior secured revolving credit facility ("the Facility") with a syndicate of banks and Fleet National Bank ("Fleet") as agent (collectively, "the Bank Group"). The outstanding borrowings and letters of credit under the Facility were $55.1 million and $5.8 million, respectively, at September 30, 2001. Since the release of the Company's financial results at June 30, 2000, the Company has been in violation of certain of its financial covenants. The Company has been operating under the terms of a forbearance agreement and amendments to such agreements since October 26, 2000.

        Loans under the current Facility bear interest, payable monthly, at the Base Rate plus 1.75% plus deferred interest of 1% assessed under terms of the forbearance agreement. The "Base Rate" for any day means the higher of (i) the corporate base rate of interest announced by Fleet or (ii) the federal funds rate published by the Federal Reserve Bank of New York on the next business day plus 1/2%. The deferred interest will be waived by the Bank Group if the bankruptcy plan is completed as scheduled. The Facility is secured by virtually all of the Company's assets and 65% of the capital stock of the Company's foreign subsidiaries. The Facility contains covenants relating to limitations on capital expenditures, limitations on additional debt, limitations on open market purchases of the Company's Notes, limitations on open market purchases of the Company's common stock, limitations on mergers and acquisitions, limitations on liens, minimum EBITDA requirements, minimum interest coverage ratios and minimum leverage ratios. The interest rate at September 30, 2001 was 7.75%. The weighted average borrowing rates under the Facility were 9.7%, 9.1% and 7.6% for the years ended September 30, 2001, 2000 and 1999, respectively.

        The Company and the Bank Group executed a Summary and Terms of Conditions agreement regarding future amendments to the Facility on August 24, 2001. The future amended Facility is dependent upon successful emergence from bankruptcy and would maintain the current $60.9 million limit, with a $55.1 million sublimit for direct borrowing and a $5.8 million letter of credit sublimit. The amended Facility would be available for new loans up to a Formula Borrowing Base ("FBB") when direct borrowings are reduced below the FBB. The FBB would equal an amount up to 80% of Eligible Accounts, which include U.S. and Canadian accounts receivable.

        Under the future amended Facility, the maturity date would be eighteen months from the Effective Date of bankruptcy, which is expected to be December 31, 2001, but no later than July 31, 2003, with an extension to January 31, 2004 if a DSI sale occurs and results in $4 million net proceeds to the bank or the Company elects to increase the interest rate by 1% for the extension period. Upon a closing of a sale of DSI, the Company would be required to make a payment to the Bank Group to permanently reduce the Facility. The payment would be the greater of $4 million or 85% of net sale proceeds as defined. Under the amendments to the Facility, the direct borrowings limit would be permanently reduced by cash payments of $2 million quarterly from December 31, 2001 to June 30, 2002; $3 million on September 30, 2002; $2.25 million on December 31, 2002 and March 31, 2003; and $2.5 million on June 30, 2003. If an extension period is exercised, there would be an additional reduction of $2.5 million on September 30, 2003.

        The amended Facility would bear interest at the Base Rate equal to the higher of (a) the annual rate of interest announced from time to time by Fleet as its best rate or (b) 1/2% above the Federal Funds Effective Rate, for the portion of the Facility equal to the FBB. The rate of interest would be three percentage points higher than the Base Rate for the Facility balance outstanding in excess of the FBB. Interest would be due and payable monthly in arrears.

        The new Facility will be secured by virtually all of the Company's assets and 65% of the capital stock of the Company's foreign subsidiaries. The Facility contains covenants relating to limitations on maintenance capital expenditures, limitations on expansion capital expenditures, limitations on additional debt, limitations on open market purchases of Company common stock, limitations on liens, minimum EBITDA requirements, minimum interest coverage ratios and minimum leverage ratios.

        There can be no assurance that the prepackaged plan of reorganization will be approved by the Bankruptcy Court. In the event the Plan is not confirmed by the United States Bankruptcy Court, the Company would be required to negotiate, prepare and seek approval of an alternative plan for reorganization. In addition, the Company would be required to negotiate a new Facility agreement. No assurances can be given that the Company would be successful in these efforts.

Note 4.    SENIOR SUBORDINATED NOTES:

        The Company has outstanding $310 million of publicly traded 10 7/8% Senior Subordinated Notes. An interest payment on the Notes of approximately $17 million is due semi-annually on October 1 and April 1 of each year. The Company did not make the $17 million interest payments that were due on October 1, 2000, April 1, 2001, and October 1, 2001 and does not anticipate making any such payments in the future. The Company is currently in default of the Notes and anticipates extinguishing the Notes and related accrued interest ($51 million at September 30, 2001) through the Chapter 11 reorganization as detailed in Note 1. The reorganization has been approved by at least the required number of noteholders.

        The Notes have no sinking fund requirements and are due in full on April 1, 2004. The Notes are redeemable at the option of the Company in whole or in part at prices ranging from 108.156% to 102.710% plus accrued and unpaid interest until April 1, 2003. On or after April 1, 2003, the Notes may be redeemed at 100% plus accrued and unpaid interest. Upon a Change of Control (as defined in the indenture governing the Notes), the Company is required to make an offer to purchase the Notes then outstanding at a purchase price equal to 101% plus accrued and unpaid interest.

        The Notes are general unsecured obligations of the Company and expressly subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) and senior to all Subordinated Indebtedness (as defined) of the Company.

        The indenture relating to the Notes contains covenants related to limitations of indebtedness of the Company and restricted subsidiaries, limitations on restricted payments, limitations on distributions from restricted subsidiaries, limitations on sale of assets and restricted subsidiary stock, limitations on liens, a prohibition on layering, limitations on transactions with affiliates, limitations on issuance and sale of capital stock of restricted subsidiaries, limitations of sale/leaseback transactions, and limitations on mergers, consolidations or sales of substantially all of the Company's assets.

Note 5.    RESTRUCTURING CHARGES:

        In the third quarter of fiscal year 2001, the Company reversed $1.2 million of business restructuring reserves ($333 thousand from the 1998 restructuring and $874 thousand from the 2000 restructuring) primarily related to favorable experience in employee separations and facility related costs, as well as reduced levels of professional and other fees.

        In the second and third quarters of 2000, the Company affected a reorganization of its workforce in the United States and Europe along its then four lines of business, reorganized parts of its corporate staff and phased out its manufacturing operations. The reorganization of the workforce and corporate staff consisted of management reassessing job responsibilities and personnel requirements in each of its continuing and on-strategy business units and corporate staff. Such assessment resulted in substantial permanent personnel reductions and involuntary terminations throughout the organization, primarily in its European operations and its corporate and manufacturing staff. The Company recorded restructuring charges of $14.6 million related to these actions. Employee severance and termination-related costs were for approximately 300 employees, all of whom had been notified by September 30, 2000 and have since left the Company, although some severance payments will be paid throughout calendar year 2001. Other fees relate to professional fees associated with negotiations to terminate facility leases and other costs associated with implementation of the business unit structure and the reorganization of the four business units into separate entities. Other fees are expected to be paid by December 31, 2001. The remaining liability of $1.4 million is included as "Other Accrued Liabilities" on the September 30, 2001, Consolidated Balance Sheets.

        In fiscal 1998 the Company recorded restructuring charges of $8.5 million and reserves of $15.2 million related to its First Image acquisition. The remaining accrued costs related to these actions are facility related and will be completed in June 2002.

        The following table displays the activity and balances of the restructuring reserve account during the years ended September 30, 2001, 2000 and 1999:

  FY 2000 Restructuring (In Thousands)

Type of Cost	September 30, 2000 Balance	Adjustments	Cash Payments	September 30, 2001 Balance
Employee Separations	$2,730	$—	$(2,461)	$269
Facility Closing	800	(350)	(169)	281
Contract Obligations	1,100	—	(589)	511
Professional and Other	1,150	(524)	(313)	313

	$5,780	$(874)	$(3,532)	$1,374

Type of Cost	September 30, 1999 Balance	Additions	Cash Payments	September 30, 2000 Balance
Employee Separations	$—	$10,307	$(7,577)	$2,730
Facility Closing	—	1,000	(200)	800
Contract Obligations	—	1,400	(300)	1,100
Professional and Other	—	1,900	(750)	1,150

	$—	$14,607	$(8,827)	$5,780

  FY 1998 Restructuring (In Thousands)

Type of Cost	September 30, 2000 Balance	Adjustments	Cash Payments	September 30, 2001 Balance
Employee Separations	$494	$(217)	$(277)	$—
Facility Closing	1,021	(80)	(665)	276
Other	230	(36)	(184)	10

	$1,745	$(333)	$(1,126)	$286

Type of Cost	September 30, 1999 Balance	Additions	Cash Payments	September 30, 2000 Balance
Employee Separations	$1,242	$—	$(748)	$494
Facility Closing	4,379	—	(3,358)	1,021
Other	1,030	—	(800)	230

	$6,651	$—	$(4,906)	$1,745

Type of Cost	September 30, 1998 Balance	Additions	Cash Payments	September 30, 1999 Balance
Employee Separations	$6,010	$—	$(4,768)	$1,242
Facility Closing	7,412	—	(3,033)	4,379
Other	6,880	—	(5,850)	1,030

	$20,302	$—	$(13,651)	$6,651

Note 6.    ASSET IMPAIRMENT CHARGES:

        During fiscal year 2000, the Company announced a restructuring of the DatagraphiX business unit, the merger of this unit into the Technical Services business unit and the discontinuance of manufacturing operations effective October 1, 2000. The Company in fiscal year 2000 recorded a charge to cost of sales of $9 million for inventory write-downs resulting from the decision to discontinue DatagraphiX manufacturing operations.

        During fiscal year 2000, the Company wrote off a note receivable with a carrying value of $2.7 million generated from the sale of its Magnetics division in fiscal 1999 due to the declining operating results and liquidity of the acquirer. Additionally, due to the Company's overall liquidity position, the Company abandoned a new software product, as well as its Image Mouse product. As a result, the Company wrote off approximately $1.6 million of associated capitalized software development costs and approximately $0.7 million of specialized manufacturing assets, respectively. Further, the Company recorded impairments of manufacturing equipment and leasehold improvements totaling approximately $2.0 million as a result of the discontinuation of manufacturing operations effective October 1, 2000 pertaining to the former DatagraphiX segment.

        The Company recorded a goodwill impairment charge of $21.4 million related to the Company's Document Solutions International businesses. During the fourth quarter of fiscal 2000, the Company reached an agreement in principle with its Bank Group to amend the Facility and to provide Anacomp with a waiver, which was in effect through October 26, 2000, and among other restrictions, prevented the Company from remitting funds to its foreign subsidiaries. Based on the inability to support its foreign subsidiaries by the terms of the forbearance agreement, and based on the Company's liquidity issues and the restructuring of its operations into four separate business units, the Company reviewed its expected future cash flows of its foreign operations assuming an inability to invest in or support their cash flows from the U.S. The result of these reviews indicated that the Company's Document Solutions International businesses would have negative cash flows from operations and operating losses that would worsen.

        Due to the above concerns, the Company is also pursuing expressions of interest by third parties and a management buyout group to purchase all or parts of the Document Solutions International businesses. The Company anticipates recovering the net book value of any DSI assets sold. As a result of the expected future negative cash flows from operations and the preliminary expressions of interest in the Document Solutions International businesses, the only long-lived assets deemed impaired is the goodwill associated with the Document Solutions International businesses.

        The Company recorded asset impairment charges of $8.2 million in the fourth quarter of fiscal 1999. With the sale of its Magnetics division and the restructuring of its operations into four separate business units, the Company assessed its operations being folded into the new business unit structure. As a result, six separate operations acquired in fiscal 1997 and fiscal 1998 were identified as having losses since their acquisition along with expected future negative cash flows and future losses from operations. These previously acquired operations were no longer expected to be continued within the new business unit structure as they were made redundant or no further investment was planned based on a lack of previous profitability. The acquisitions of these operations included approximately $0.5 million of property and equipment. Based on expected negative cash flows, the goodwill associated with these entities totaling $8.2 million was written off. Additionally, a charge of approximately $0.3 million was taken through depreciation expense to reduce the carrying value of property and equipment that was not fully depreciated at September 30, 1999.

        Asset impairment charges are summarized as follows:

	Year Ended September 30
	2000	1999
	(In Thousands)
Assets
Goodwill	$21,390	$8,224
Magnetics note receivable	2,738	—
Development assets	2,338	—
Leasehold improvements and equipment	2,027	—

	$28,493	$8,224

        As reflected in the accompanying consolidated balance sheets, the Company had goodwill related to the following acquisitions:

	September 30
	2001	2000
	(In Thousands)
Business Acquisition
First Image (15 year amortization period)	$77,542	$85,818
Litton Adesso Software, Inc. (7 year amortization period)	7,408	8,947
All Others (3 to 5 year amortization periods)	1,335	3,662

	$86,285	$98,427

        As management continues to assess its business units and refines and implements its plans, certain courses of action may be taken that could result in additional impairment of other Company assets.

        As explained in Note 1, upon successful emergence from bankruptcy, the Company expects to implement Fresh Start accounting. Under Fresh Start accounting, the Company would establish a new basis of accounting for the Reorganized Company that would eliminate the goodwill assets and establish a reorganization value in excess of identifiable assets.

Note 7.    SALE OF THE MAGNETICS DIVISION:

        In February 1999, the Company adopted a plan to dispose of its Magnetics Division (the "Magnetics Division"), and on April 28, 1999, the Company signed a definitive agreement to sell the Magnetics Division. The sale was effective June 1, 1999, and the sales price of $40 million included $37 million in cash at closing and an interest-bearing $3 million subordinated note. A post-closing adjustment resulted in the Company returning to the buyer $1.2 million to reflect a shortfall in the agreed-upon working capital for the Magnetics Division. The Company recognized a gain, net of income taxes, of approximately $2.2 million as a result of the sale, which is reflected in the 1999 Consolidated Statements of Operations as a "Gain on sale of discontinued operations, net of taxes." In connection with the sale of its Magnetics Division in fiscal 1999, the Company agreed to provide administrative support to the acquirer in Japan. The support services relate to the Japanese operations included in the Magnetics Division sale. At the acquisition date, the incremental cost of this administrative support obligation was considered in the determination of the fiscal 1999 gain on sale. Such determination was based on the fact that the Company had other Japan-based operations for COM and other business lines. In the third quarter of fiscal 2000, as part of the corporate reorganization, the Company elected to close its Japan-based operations increasing the remaining costs associated with the administrative obligations, resulting in a charge of $1.6 million being recorded in the third quarter of fiscal 2000.

        During the third quarter of fiscal 2000, the Company determined that the collectibility of the note receivable, with a carrying value of $2.7 million, was impaired and wrote-off the $2.7 million note (see Note 6).

        The results of operations of the Magnetics Division have been reported separately as "Income from discontinued operations, net of taxes" in the Consolidated Statements of Operations for the year ended September 30, 1999.

        The operating results of the discontinued operations are summarized as follows:

Year ended September 30, 1999
(Dollars in Thousands)
Revenues	$50,544

Operating income	$2,763
Income taxes	1,783

Net income	$980

Note 8.    FAIR VALUES OF FINANCIAL INSTRUMENTS:

        SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information for certain financial instruments. The carrying amounts for trade and other receivables and payables are considered to be their fair values. The carrying amounts, net of unamortized discounts and premiums, and fair values of the Company's other financial instruments at September 30, 2001 and 2000, are as follows:

	September 30, 2001		September 30, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Senior Secured Revolving Credit Facility	$55,075	$55,075	$57,650	$57,650
10 7/8% Senior Subordinated Notes	$310,943	$55,800	$311,272	$66,923
Unrealized gain/(loss) on currency swap contract (see Note 9)	$—	$—	$532	$532

        The September 30, 2001 and 2000 estimated fair values of Senior Subordinated Notes were based on quoted market values.

Note 9.    HEDGING:

        The Company is exposed to the risk of future currency exchange rate fluctuations. To mitigate a portion of this risk, the Company had entered into a foreign currency swap agreement that was designated as, and was effective as, an economic hedge of net investments of certain foreign subsidiaries commencing as of the designation date. The following table summarizes the Company's foreign currency swap agreement.

Currency	Notional Amount	Maturity	Interest Rate	Realized Gain as of 9/30/01	Unrealized Gain as of 9/30/00
Swiss Franc fixed-rate	10,000,000	April 1, 2003	4.05%	$763,000	$532,000

        In accordance with SFAS No. 52 "Foreign Currency Translation," realized and unrealized gains and losses, including terminations and maturities of the swap, is reflected in "Accumulated other comprehensive loss." The foreign currency swap is marked to market at each reporting period based on movements in the exchange rates of the underlying currency. The above net unrealized gain has been reflected as "Prepaid expenses and other" in the 2000 Consolidated Balance Sheet, with a corresponding adjustment to "Accumulated other comprehensive loss." In November 2000, the Company terminated its currency swap agreement and received $0.8 million in cash proceeds. This benefit is reflected in the 2001 Consolidated Balance Sheet as a component of "Accumulated other comprehensive loss" in "Stockholders' deficit." At September 30, 2001, the Company does not have any currency swap agreements outstanding.

Note 10.    ACQUISITIONS:

        During the three years ended September 30, 2001, Anacomp made the acquisitions set forth below, each of which has been accounted for under the purchase method of accounting and, accordingly, the assets, including in-process research and development, and the liabilities were recorded based on their fair values at the date of acquisition and the results of operations for each of the acquisitions have been included in the financial statements for the periods subsequent to acquisition.

Fiscal 2001

        In 2001, $1.6 million was paid (the amount was accrued in fiscal 2000) related to contract clauses in the purchase agreements of prior year acquisitions. No additional future contractual payouts related to purchase agreements of prior year acquisitions are outstanding as of September 30, 2001.

Fiscal 2000

        In 2000, $4 million was paid or accrued and 38,262 unregistered shares of Anacomp common stock were issued related to contract clauses in the purchase agreements of prior year acquisitions.

Fiscal 1999

        In July 1999, Anacomp acquired Litton Adesso Software, Inc ("Adesso") for $17 million and incurred additional costs of $1.6 million. Anacomp allocated $3 million to in-process research and development, $3.2 million to developed technology, $10.8 million to goodwill and $1.6 million to the identifiable net assets. Adesso develops technology that stores, retrieves and presents computer and non-computer generated documents using a proprietary compression technology with an open database architecture. At the date of acquisition Adesso was redesigning its technology to capture a broader base of corporate customers by developing a functionality to allow its customers to interoperate with third party systems operating on the UNIX platform. Adesso was also developing the next generation of technology to provide enhanced portability between NT and UNIX servers and enhanced reporting capabilities by interfacing with other applications at the date of the acquisition.

        The value of acquired in-process research and development was computed using a discounted cash flow analysis (a discount rate of 17% was utilized) on the anticipated income stream of the related product sales. The value assigned to acquired in-process research and development was determined by estimating the costs to develop the acquired in-process research and development into commercially viable products, estimating the resulting net cash flows from the products and discounting the net cash flows to their present value. With respect to the acquired in-process research and development, the calculations of value were adjusted to reflect the value creation efforts Adesso created prior to the close of the acquisition.

        During fiscal 1999, Anacomp acquired either the customer bases and other assets or the stock of twelve businesses, including Adesso. Total consideration paid at the closing was $50 million and 169,010 shares of Anacomp common stock, of which approximately $31.6 million was assigned to goodwill. The aggregate purchase prices consisted of $40.2 million in cash and $9.8 million in assumed liabilities. In addition, one of the acquisitions included potential future consideration based upon future levels of sales. Three of the other acquisitions include provisions for contingent cash payments of up to approximately $0.7 million in the aggregate. In 1999, $3.8 million was paid and 14,400 unregistered shares of Anacomp common stock were issued related to contract clauses included in the purchase agreements of prior year acquisitions.

Note 11.    SUPPLIER CONCENTRATION RISK:

SKC Agreement

        Anacomp has a supply agreement with SKC America, Inc., a New Jersey corporation ("SKCA"), and SKC Limited ("SKCL"), an affiliated corporation of SKCA organized pursuant to the laws of the Republic of Korea. SKCA and SKCL are collectively referred to as "SKC." The supply agreement expires October 1, 2004. Pursuant to the supply agreement, Anacomp can purchase coated duplicate microfilm from SKC at fixed prices for a one year period, which can be modified as defined in the agreement in future years. The supply agreement has no minimum purchase requirements. During fiscal 2001, the Company obtained all of its duplicate microfilm from SKC. Effective October 1, 2001, the Company entered into an agreement with another company as an additional supplier of this product.

        In connection with a prior supply agreement, SKC provided the Company with a trade credit facility that has been reduced to $2.9 million at September 30, 2001. The Company has agreed to further reduce the trade credit by $300,000 per month for approximately the next nine months or until a 30-day trade balance is reached. The trade credit arrangement bears interest (7.75% as of September 30, 2001) at 1.75% over the prime rate of The First National Bank of Boston.

Kodak Agreement

        The Company obtains its silver halide film used to produce master images from the Eastman Kodak Company under an exclusive multi-year supply agreement. The supply agreement has no minimum purchase requirements.

Note 12.    COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS:

	September 30,
	2001	2000
	(Dollars in Thousands)
Accounts Receivable:
Trade receivables, net of allowance for doubtful accounts of $4,538 and $4,922, respectively	$42,843	$52,914
Other	517	646

	$43,360	$53,560

Inventories:
Finished goods, including purchased film	$4,848	$7,717
Work in process	26	66
Raw materials and supplies	63	514

	$4,937	$8,297

Property and Equipment:
Buildings	$4,568	$4,115
Office furniture	11,896	12,033
Field support spare parts	6,045	5,795
Leasehold improvements	10,198	12,167
Processing and manufacturing equipment	44,275	50,812

	76,982	84,922
Less accumulated depreciation and amortization	(43,841)	(39,725)

	$33,141	$45,197

Excess of Purchase Price Over Net Assets of Businesses Acquired:
Goodwill	$159,044	$160,544
Less accumulated amortization	(72,759)	(62,117)

	$86,285	$98,427

Cash Surrender Values Included in Other Assets:
Cash surrender values in life insurance policies	$26,429	$24,159
Loans against cash surrender values	(25,710)	(23,868)

Net cash surrender values in Other Assets	$719	$291

Face amounts of life insurance policies	$54,407	$53,423

Other Accrued Liabilities:
Deferred revenues	$7,948	$7,408
Sales tax and VAT liability	2,551	2,517
Restructuring reserves	1,660	7,525
EPA liabilities	1,243	2,150
Other	9,520	13,890

	$22,922	$33,490

Note 13.    LONG-TERM RECEIVABLES:

	September 30,
	2001	2000
	(Dollars in Thousands)
Long-term receivables:
Lease contracts receivable	$2,558	$3,530
Other	89	97

	2,647	3,627
Less current portion	(1,395)	(1,763)

	$1,252	$1,864

        Lease contracts receivable result from customer leases of products under agreements that qualify as sales-type leases. Annual future lease payments to be received under sales-type leases are as follows:

Year Ended September 30,
(Dollars in Thousands)
2002	$1,605
2003	794
2004	300
2005	111

2,810
Less deferred interest	(252)

$2,558

Note 14.    RETIREMENT PLANS:

        The Company has a retirement savings plan for its U.S. employees that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 15% of their pretax salary, but not more than statutory limits. The Company may contribute, at its discretion, up to fifty cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings. Company expense for matching contributions was $0.7 million and $1.5 million in fiscal years 2001 and 1999, respectively. No Company matching contribution expense was incurred in fiscal year 2000.

        Certain of the Company's non-U.S. subsidiaries have retirement plans that cover substantially all regular employees, for which the Company deposits funds under various fiduciary-type arrangements. Company contributions are generally based on years of service as well as on the employee's level of compensation. The ranges of assumptions that are used for these contributions reflect the different economic environments and statutory requirements within the various countries. Company expense for contributions to the non-U.S. plans was $1.5 million, $1.6 million, and $2.1 million in fiscal years 2001, 2000 and 1999, respectively.

Note 15.    CAPITAL STOCK:

Preferred Stock

        The Board of Directors of the Company has the ability, at its discretion, to create one or more series of Preferred Stock and to determine each such series' preferences, limitations, and relative voting and other rights.

Common Stock Repurchase Program

        In February 1999, the Board of Directors authorized repurchases of up to two percent of the Company's outstanding shares of common stock per quarter. Shares may be purchased on the open market from time to time and at such prices as the management of the Company may determine, based on current prices and market conditions, subject to compliance with the Company's credit agreements. During fiscal 2000 and 1999, the Company repurchased 93,200 and 534,156 shares, respectively, of its common stock. On February 8, 2000, the Company terminated the stock repurchase program.

Warrants

        As of September 30, 2001, the Company had no warrants outstanding to purchase common stock.

Bankruptcy Reorganization

        See Note 1 for a description of the Company's anticipated capital structure upon emergence from bankruptcy reorganization.

Note 16.    STOCK PLANS:

        On July 22, 1996, the Company's Board of Directors approved the 1996 Restructure Recognition Incentive Plan. Under this Plan, effective August 22, 1996, the Company awarded to employees 947,500 stock options to acquire common stock.

        With regard to the stock options, the options were granted at an exercise price of $4.63 per share of common stock, which resulted in approximately $3.2 million of compensation expense over the vesting period of the options based on the market value of the stock at August 22, 1996. All of these stock options were fully vested by November 15, 1999. The Company recognized $0.5 million of compensation expense related to the options issued and the restricted stock awarded during the fiscal year ended September 30, 1999. The options expire 10 years after the date of the grant.

        On February 3, 1997, the Company's shareholders approved the 1996 Long-Term Incentive Plan, which provides for the future issuance of various forms of common stock-related awards, including options, stock appreciation rights and restricted shares. The Company has reserved 2.4 million shares of common stock for issuance under this plan. Awards, including the nature of the awards and related exercise prices, are to be determined at the discretion of the Compensation Committee of the Board of Directors in accordance with the plan provisions.

        On February 7, 2000, the Company's shareholders approved an amendment to and restatement of the Company's amended and Restated 1996 Long-Term Incentive Plan to increase by 750,000 the number of shares of the Company's common stock issuable thereunder.

        Transactions under the Company's stock option plans are summarized as follows:

	2001		2001		2001
	Shares	Weighted-Avg. Exercise Price	Shares	Weighted-Avg. Exercise Price	Shares	Weighted-Avg. Exercise Price
Outstanding on October 1	2,017,721	$13.62	2,160,330	$13.12	2,005,706	$11.36
Granted	—	—	353,900	15.95	653,150	16.65
Canceled	(1,012,252)	12.96	(311,612)	15.35	(152,749)	14.07
Exercised	—	—	(184,897)	8.79	(345,777)	9.25

Outstanding on September 30	1,005,469	$14.28	2,017,721	$13.62	2,160,330	$13.12

        The following table summarizes all options outstanding and exercisable by price range as of September 30, 2001:

Range of Exercise Prices	Options Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Exercise Price
$3.25 — $12.38	256,851	5.43	$8.33	241,102	$8.08
$13.13 — $16.25	404,575	6.95	15.19	322,311	14.95
$16.38 — $17.75	267,818	7.89	17.46	143,859	17.33
$18.19 — $22.81	76,225	6.88	18.37	58,425	18.41

	1,005,469	6.81	$14.28	765,697	$13.50

        On February 3, 1997, the Company's shareholders approved the Anacomp, Inc. 1997 Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan allows qualified employees to purchase shares of the Company's common stock at the lower of 85% of the fair market value at the date of purchase or 85% of the fair market value on the first day of each quarterly offering period. A maximum of 500,000 shares of common stock is available for purchase under the Stock Purchase Plan. As of September 30, 2001, 231,898 shares have been issued under the plan.

        The Company has reserved approximately 5.2 million shares of Anacomp common stock for the exercise of stock options, employee stock purchases and other corporate purposes.

        The Company accounts for its employee stock option plans in accordance with APB Opinion No. 25, under which compensation expense is recognized only to the extent the exercise price of the option is less than the fair market value of a share of stock at the date of grant. Accordingly, the Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock Based Compensation." Had employee compensation costs for these plans been determined based on their fair value on their grant date in accordance with SFAS No. 123, the Company's net loss would have been as follows:

	Year Ended
	September 30, 2001	September 30, 2000	September 30, 1999
	(Dollars in Thousands, Except Per Share Data)
Net loss as reported	$(47,491)	$(111,434)	$(67,992)
Pro forma net loss	(48,431)	(115,363)	(72,960)
Net loss per share as reported	(3.26)	(7.70)	(4.78)
Pro forma net loss per share	(3.32)	(7.97)	(5.13)

        The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model. The weighted average fair value of options granted during 2000 and 1999 (no options were granted in 2001), as well as the weighted average assumptions used to determine the fair values, are summarized below:

	2000	1999
Fair Value of Options Granted	$15.05	$7.61
Risk-Free Interest Rate	5.36%	5.40%
Expected Dividend Yield	0%	0%
Expected Volatility	113%	43%
Expected Life	10 Years	5 Years

Bankruptcy Reorganization

        Under the Plan of Reorganization the stock option plan described above will be cancelled. The Plan of Reorganization reserves 403,403 shares of Reorganized Anacomp Class A Common Stock for issuance to the employees of the Reorganized Company or its subsidiaries as incentive compensation. The terms and conditions governing the award of such stock or stock options will be determined by the Board of Directors of the Reorganized Company following the Effective Date.

Note 17.    INCOME TAXES:

        The components of income (loss) from continuing operations before income taxes and extraordinary items were:

	September 30, 2001	Year Ended September 30, 2000	September 30, 1999
	(Dollars in Thousands)
United States	$(44,041)	$(94,676)	$(74,793)
Foreign	(233)	(13,572)	8,748
	$(44,274)	$(108,248)	$(66,045)

        The components of the consolidated tax provision after utilization of net operating loss carryforwards are summarized below:

	September 30, 2001	Year Ended September 30, 2000	September 30, 1999
	(Dollars in Thousands)
Current:
Federal	$—	$—	$672
Foreign	3,177	1,490	5,498
State	40	60	516

	3,217	1,550	6,686
Tax reserve adjustment	—	—	767
Non-cash charge in lieu of taxes	—	—	1,527

	$3,217	$1,550	$8,980

        The non-cash charge in lieu of taxes for 1999 represents the utilization of pre-reorganization tax benefits that are reflected as reductions to the Reorganization Asset.

        The income tax provision is included in the Consolidated Statements of Operations as follows:

	Year Ended
	September 30, 2001	September 30, 2000	September 30, 1999
	(Dollars in Thousands)
Provision for income taxes before discontinued operations and extraordinary item	$3,217	$1,550	$4,960
Discontinued operations	—	—	4,427
Extraordinary loss on discharge of indebtedness	—	—	(407)

	$3,217	$1,550	$8,980

        The following is a reconciliation of income taxes from continuing operations calculated at the United States federal statutory rate to the provision for income taxes:

	Year Ended
	September 30, 2001	September 30, 2000	September 30, 1999
	(Dollars in Thousands)
Benefit for income taxes at U.S. statutory rate	$(15,496)	$(37,886)	$(23,115)
Nondeductible amortization and write-off of intangible assets	—	12,800	26,607
State and foreign income taxes	(813)	6,300	321
Tax reserve adjustment	—	—	1,200
Change in deferred tax asset valuation allowance	18,600	18,500	—
Other	926	1,836	(53)

	$3,217	$1,550	$4,960

        The components of deferred tax assets and liabilities are as follows:

	September 30,
	2001	2000
	(Dollars in Thousands)
Tax effects of future temporary differences related to:
Accrued expenses and reserves	$9,600	$7,700
Depreciation and amortization	4,300	5,100
Other	10,400	6,600

Net tax effects of future differences	24,300	19,400

Tax effects of carryforward benefits:
Federal net operating loss carryforwards	87,200	70,000
Federal general business tax credits	1,200	1,200
Foreign tax credits	—	3,500

Tax effects of carryforwards	88,400	74,700

Tax effects of future taxable differences and carryforward benefits	112,700	94,100
Less valuation allowance	(112,700)	(94,100)

Net deferred tax asset	$—	$—

        At September 30, 2001, the Company has federal net operating loss carryforwards ("NOLs") of approximately $244 million available to offset future U.S. taxable income expiring at various dates through 2021. As a result of ownership changes (as defined by Section 382 of the Internal Revenue Code of 1986, amended) that occurred in fiscal 1996, the Company's NOLs generated prior to May 20, 1996 total approximately $112 million at September 30, 2001, of which approximately $4 million can be utilized per year. NOLs generated subsequent to May 20, 1996 totaling approximately $132 million at September 30, 2001 are not subject to limitation. The Company may also authorize the use of other tax planning strategies to utilize a portion of the NOLs prior to their expirations.

        The tax benefits of pre-reorganization net deferred tax assets will be reported first as a reduction of the Reorganization Asset and then as a credit to equity. These tax benefits will not reduce income tax expense for financial reporting purposes.

        On October 19, 2001, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Under the terms of the proposed plan of reorganization, the Company will have cancellation of debt ("COD"). As a result, the Company will be required to reduce, for federal income tax purposes, certain tax attributes, including net operating loss carryforwards, tax credit carryforwards, and property basis, by the amount of the COD. In general, the amount of attribute reduction will be equal to the excess of the debt discharged in bankruptcy over the fair market value of the stock issued in the reorganization. The Company expects that the NOL carryover will be eliminated as a result of the bankruptcy organization.

        Additionally, the Company will experience an ownership change under section 382 as a result of the proposed plan of reorganization, which may further limit the Company's ability to utilize certain tax attributes and possibly certain built-in losses recognized within a five year period.

Note 18.    COMMITMENTS AND CONTINGENCIES:

Lease Commitments

        Anacomp has commitments under long-term operating leases, principally for building space and data service center equipment expiring at various dates through May 2011. The following summarizes the future minimum lease payments under all noncancelable operating lease obligations that extend beyond one year:

Year Ended September 30,
(Dollars in Thousands)
2002	$10,592
2003	8,105
2004	6,002
2005	4,877
2006	4,038
Thereafter	13,947

$47,561

        The total of future minimum rentals to be received under noncancelable subleases related to the above leases is $6.3 million. The Company's rent and lease expense was $13.9 million, $17.1 million and $18 million for the years ended September 30, 2001, 2000 and 1999, respectively.

Environmental Liability

        Xidex Corporation, a predecessor company of Anacomp, was designated by the United States Environmental Protection Agency ("EPA") as a potentially responsible party for investigatory and cleanup costs incurred by state and federal authorities involving locations included on a list of EPA's priority sites for investigation and remedial action under the federal Comprehensive Environmental Response, Compensation, and Liability Act. The EPA liability relates to its estimated liability for cleanup costs for the aforementioned locations and other sites. During fiscal 2001, the Company recorded a $1.0 million reduction to its EPA liability previously estimated and accrued upon release from certain further clean-up activity. In the opinion of management, no material losses are expected in excess of the liability recorded.

Legal Matters

        On August 29, 1997, Access Solutions International, Inc. ("ASI") filed a complaint for patent infringement in the U.S. District Court, District of Rhode Island against Data/Ware, of which Anacomp is the successor by merger, and the Eastman Kodak Company. On April 20, 2001, management settled this matter through the execution of an agreement among Anacomp, ASI and other parties. The Company recorded a $5.4 million charge related to this matter in the second quarter of fiscal 2001 that is included in selling, general and administrative expense for the year ended September 30, 2001.

        Anacomp is also involved in various claims and lawsuits incidental to its business and management believes that the outcome of those matters individually, and in the aggregate, will not have a material adverse effect on its consolidated financial position or results of operations.

Note 19.    OPERATING SEGMENTS:

        Anacomp's business is focused in the document management industry. The Company manages its business through three operating units: docHarbor, which provides Internet-based document-management services; Document Solutions, which provides document management outsource services, and Technical Services, which provides equipment and professional services for Anacomp and for third-party manufactured products. Equipment and supply sales are also handled within the Technical Services group.

        Management evaluates performance based upon earnings before interest, other income, reorganization items, restructuring charges, taxes, depreciation and amortization, asset impairment charges and extraordinary items ("EBITDA"). Segment profit or loss also excludes acquired in-process research and development. These costs are managed at the Corporate segment.

        Information about the Company's operations by operating segment is as follows (Dollars in Thousands):

	docHarbor	Document Solutions	Technical Services	Corporate(a)	Consolidated
2001
Digital/renewal revenues	$9,160	$63,304	$22,654	$—	$95,118
COM revenues	—	113,646	97,584	—	211,230
Intercompany revenues	—	—	9,529	(9,529)	—

Total revenues	9,160	176,950	129,767	(9,529)	306,348
EBITDA	(9,002)	33,577	30,963	(27,110)	28,428
Depreciation and amortization	6,297	18,477	5,660	824	31,258
Total assets	18,589	112,918	39,944	36,367	207,818
Capital expenditures	826	2,113	1,280	606	4,825
2000
Digital/renewal revenues	$4,598	$71,037	$34,539	$—	$110,174
COM revenues	—	143,055	129,968	—	273,023
Intercompany revenues	—	—	12,256	(12,256)	—

Total revenues	4,598	214,092	176,763	(12,256)	383,197
EBITDA	(25,034)	43,481	32,145	(23,684)	26,908
Depreciation and amortization	5,177	26,669	6,709	13,504	52,059
Total assets	22,851	133,586	51,693	30,159	238,289
Capital expenditures	10,158	6,213	927	826	18,124
1999
Digital/renewal revenues	$1,568	$52,281	$19,713	$—	$73,562
COM revenues	—	174,988	193,612	—	368,600
Intercompany revenues	—	—	15,621	(15,621)	—

Total revenues	1,568	227,269	228,946	(15,621)	442,162
EBITDA.	(6,459)	50,100	73,075	(21,838)	94,878
Depreciation and amortization.	759	29,092	12,098	68,003	109,952
Total assets	16,921	184,897	75,786	52,913	330,517
Capital expenditures	1,957	18,223	2,841	1,639	24,660

(a)
Includes elimination of intercompany revenue.

        The following is a reconciliation of consolidated EBITDA to loss before taxes, extraordinary items, discontinued operations and cumulative effect of changes in accounting principles for each of the three fiscal years ended September 30, 2001, 2000, and 1999:

	2001	2000	1999
EBITDA	$28,428	$26,908	$94,878
Depreciation and amortization	(31,258)	(51,406)	(108,543)
Other income and expense, net	(42,653)	(40,600)	(37,506)
Restructuring charges	1,207	(14,607)	—
Write-off of acquired in-process R&D	—	—	(3,000)
Asset impairment charges	—	(28,493)	(8,224)
Other	2	(50)	(3,650)

Loss from continuing operations before income taxes	$(44,274)	$(108,248)	$(66,045)

Note 20.    INTERNATIONAL OPERATIONS:

        Anacomp's international operations are conducted principally through subsidiaries, a substantial portion of whose operations are located in Western Europe. Total international sales include sales by subsidiaries and through distributors. Information as to U.S. and international operations for the years ended September 30, 2001, 2000 and 1999 is as follows (Dollars in Thousands):

Year Ended September 30, 2001

	U.S.	International	Elimination	Consolidated
Customer sales	$214,668	$91,680	$—	$306,348
Inter-geographic	3,903	—	(3,903)	—

Total sales	$218,571	$91,680	$(3,903)	$306,348

Operating loss from continuing operations	$(1,194)	$(427)	$—	$(1,621)

Long-lived assets	$117,416	$9,087	$—	$126,503

Year Ended September 30, 2000

	U.S.	International	Elimination	Consolidated
Customer sales	$268,312	$114,885	$—	$383,197
Inter-geographic	8,353	—	(8,353)	—

Total sales	$276,665	$114,885	$(8,353)	$383,197

Operating loss from continuing operations	$(54,076)	$(13,572)	$—	$(67,648)

Long-lived assets	$141,310	$11,537	$—	$152,847

Year Ended September 30, 1999

	U.S.	International	Elimination	Consolidated
Customer sales	$329,168	$112,994	$—	$442,162
Inter-geographic	13,110	—	(13,110)	—

Total sales	$342,278	$112,994	$(13,110)	$442,162

Operating income (loss) from continuing operations	$(40,258)	$11,719	$—	$(28,539)

Long-lived assets	$197,129	$15,785	$—	$212,914

        The Company previously announced that it intends to sell all or parts of its European document-management business, Document Solutions International. In fiscal 2001 DSI had revenues of $40.3 million and at September 30, 2001 it had total assets of $15 million.

Note 21.    QUARTERLY FINANCIAL DATA (UNAUDITED):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in Thousands, Except Per Share Amounts)
Summary Results of Operations:
Fiscal 2001
Revenues	$82,141	$80,202	$73,028	$70,977
Gross margin	28,181	26,775	22,622	22,042
Loss from continuing operations	(7,676)	(15,707)	(12,753)	(11,355)

Net loss	$(7,676)	$(15,707)	$(12,753)	$(11,355)

Basic and diluted per share data:
Net loss	$(0.53)	$(1.08)	$(0.88)	$(0.77)

Fiscal 2000
Revenues	$101,824	$104,873	$88,889	$87,611
Gross margin	37,572	36,146	17,419	25,729
Loss from continuing operations	(15,204)	(12,195)	(41,422)	(40,977)
Loss on sale/income from discontinued operations, net of taxes.	—	—	(1,636)	—

Net loss	$(15,204)	$(12,195)	$(43,058)	$(40,977)

Basic and diluted per share data:
Loss from continuing operations	$(1.06)	$(0.85)	$(2.85)	$(2.83)
Loss on sale/income from discontinued operations, net of taxes	—	—	(0.11)	—
Net loss	$(1.06)	$(0.85)	$(2.96)	$(2.83)

Summary of Significant Charges:
Fiscal 2001
Legal settlement charge	$—	$5,377	$—	$—
Environmental reserve credit	$—	$—	$(1,012)	$—
Restructuring credits	$—	$—	$(1,207)	$—
Fiscal 2000
Asset impairment charges	$—	$—	$5,671	$22,822
Restructuring charges	$—	$6,966	$7,641	$—
Inventory write-down	$—	$—	$9,031	$—

Note 22.    VALUATION AND QUALIFYING ACCOUNTS AND RESERVES:

        The following is a summary of activity in the Company's valuation and qualifying accounts and reserves for the years ended September 30, 2001, 2000 and 1999:

	Balance at Beginning of Period	Charges (Credits) to Costs and Expenses	Deductions	Other(a)	Balance at End of Period
	(Dollars in Thousands)
Year ended September 30, 2001
Allowance for doubtful accounts	$4,922	163	(547)	—	$4,538

Year ended September 30, 2000
Allowance for doubtful accounts	$5,815	(195)	(698)	—	$4,922

Year ended September 30, 1999
Allowance for doubtful accounts	$6,957	(752)	(103)	(287)	$5,815

(a)
Other deletions include the elimination of Magnetics related reserves.

ANACOMP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Reorganized Company	Predecessor Company
(in thousands)	March 31, 2002	September 30, 2001
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,364	$24,308
Accounts receivable, net	39,222	43,360
Inventories	4,712	4,937
Prepaid expenses and other	7,108	8,710

Total current assets	70,406	81,315
Property and equipment, net	30,721	33,141
Reorganization value in excess of identifiable net assets	73,792	—
Goodwill	—	86,285
Intangible assets, net	11,804	—
Other assets	3,912	7,077

	$190,635	$207,818

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of senior secured revolving credit facility	$—	$55,075
10 7/8% senior subordinated notes payable	—	310,943
Accounts payable	11,808	15,424
Accrued compensation, benefits and withholdings	15,155	16,111
Accrued income taxes	2,202	5,625
Accrued interest	263	50,969
Other accrued liabilities	19,879	21,456

Total current liabilities	49,307	475,603

Long-term liabilities:
Long-term portion of senior secured revolving credit facility	41,375	—
Other long-term liabilities	2,209	10,142

Total long-term liabilities	43,584	10,142

Stockholders' equity (deficit):
Preferred stock	—	—
Common stock	40	146
Additional paid-in capital	96,885	111,324
Accumulated other comprehensive loss	(84)	(4,912)
Retained earnings (accumulated deficit)	903	(384,485)

Total stockholders' equity (deficit)	97,744	(277,927)

	$190,635	$207,818

See the notes to the condensed consolidated financial statements

ANACOMP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	Reorganized Company Three months ended March 31, 2002	Predecessor Company Three months ended March 31, 2001
Revenues:
Services	$54,360	$61,781
Equipment and supply sales	13,283	18,421

	67,643	80,202

Cost of revenues:
Services	35,685	39,811
Equipment and supply sales	9,545	13,616

	45,230	53,427

Gross profit	22,413	26,775
Costs and expenses:
Engineering, research and development	1,770	1,810
Selling, general and administrative	16,695	25,752
Amortization of intangible assets	496	3,226

Operating income (loss)	3,452	(4,013)

Other income (expense):
Interest income	71	394
Interest expense and fee amortization	(1,204)	(11,101)
Other	(136)	(408)

	(1,269)	(11,115)

Income (loss) before income taxes	2,183	(15,128)
Provision for income taxes	1,280	579

Net income (loss)	$903	$(15,707)

Basic and diluted per share data:
Basic and diluted net income	$0.22

Shares used in computing basic and diluted net income per share	4,034

See the notes to the condensed consolidated financial statements

ANACOMP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized Company	Predecessor Company
(in thousands, except per share amounts)	Three months ended March 31, 2002	Three months ended December 31, 2001	Six months ended March 31, 2001
Revenues:
Services	$54,360	$55,098	$122,396
Equipment and supply sales	13,283	12,926	39,947

	67,643	68,024	162,343

Cost of revenues:
Services	35,685	36,630	79,016
Equipment and supply sales	9,545	9,874	28,371

	45,230	46,504	107,387

Gross profit	22,413	21,520	54,956
Costs and expenses:
Engineering, research and development	1,770	1,680	3,547
Selling, general and administrative	16,695	15,643	46,294
Amortization of intangible assets	496	2,896	5,906
Restructuring credits	—	(1,032)	—

Operating income (loss)	3,452	2,333	(791)

Other income (expense):
Interest income	71	155	750
Interest expense and fee amortization	(1,204)	(3,114)	(22,222)
Other	(136)	(221)	(154)

	(1,269)	(3,180)	(21,626)

Income (loss) before reorganization items, income taxes and extraordinary gain on extinguishment of debt	2,183	(847)	(22,417)
Reorganization items	—	13,328	—

Income (loss) before income taxes and extraordinary gain on extinguishment of debt	2,183	12,481	(22,417)
Provision for income taxes	1,280	450	966

Income (loss) before extraordinary gain on extinguishment of debt	903	12,031	(23,383)
Extraordinary gain on extinguishment of debt, net of taxes	—	265,329	—

Net income (loss)	$903	$277,360	$(23,383)

Basic and diluted per share data:
Basic and diluted net income	$0.22

Shares used in computing basic and diluted net income per share	4,034

See the notes to the condensed consolidated financial statements

ANACOMP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized Company	Predecessor Company
(in thousands)	Three months ended March 31, 2002	Three months ended December 31, 2001	Six months ended March 31, 2001
Cash flows from operating activities:
Net income (loss)	$903	$277,360	$(23,383)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Extraordinary gain on extinguishment of debt	—	(265,329)	—
Adjustments of assets and liabilities to fair value	—	(16,916)	—
Write off of deferred debt issuance costs and unamortized premiums and discounts	—	2,216	—
Depreciation and amortization	4,635	7,194	15,953
Non-cash settlement of facility lease contract	—	349	—
Amortization of debt fees, premiums, and discounts	172	92	702
Change in assets and liabilities:
Accounts and other receivables	926	3,092	6,117
Inventories	(514)	739	1,657
Prepaid expenses and other assets	713	332	(679)
Accounts payable, accrued expenses and other liabilities	(1,706)	(3,733)	(153)
Accrued interest	250	(387)	16,629

Net cash provided by operating activities	5,379	5,009	16,843

Cash used in investing activities:
Purchases of property and equipment	(1,110)	(1,075)	(2,880)

Cash flows from financing activities:
Proceeds from liquidation of currency swap contracts	—	—	763
Principal payments on revolving line of credit	(11,700)	(2,000)	(475)

Net cash (used in) provided by financing activities	(11,700)	(2,000)	288

Effect of exchange rate changes on cash and cash equivalents	(84)	637	(134)

Increase (decrease) in cash and cash equivalents	(7,515)	2,571	14,117
Cash and cash equivalents at beginning of period	26,879	24,308	13,988

Cash and cash equivalents at end of period	$19,364	$26,879	$28,105

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$555	$1,434	$3,957

Cash paid for income taxes	$667	$459	$781

See the notes to the condensed consolidated financial statements

ANACOMP, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.    Company Reorganization

  Financial Restructuring and Reorganization

        On October 19, 2001, Anacomp ("We", "Our", "the Company") filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged plan of reorganization (the "Plan"), with the U.S. Bankruptcy Court for the Southern District of California. The Plan was confirmed by the U.S. Bankruptcy Court on December 10, 2001, and Anacomp emerged from bankruptcy effective December 31, 2001.

        The primary benefits of our bankruptcy were the elimination of $310 million of debt and related annual interest expense of approximately $34 million. Additionally, our credit facility was amended such that we cured previous events of default and we continue to have the ability to borrow under the credit facility. Borrowings under the facility are subject to revised terms and restrictions, and we are required to make mandatory quarterly payments that reduce the borrowing base of the credit facility (see Note 4).

        Under the Plan, our publicly traded 10 7/8% senior subordinated notes, related accrued interest and existing Anacomp common stock (14,566,198 shares) were canceled, and new common stock was issued. New class A Common Stock was distributed to the holders of the notes, as well as reserved for issuance as incentive compensation to Anacomp personnel. New class B Common Stock was issued and distributed to holders of previously existing Anacomp common stock.

        Pursuant to the reorganization, we are authorized to issue 40,000,000 shares of class A Common Stock, 787,711 shares of class B Common Stock and 1,000,000 shares of preferred stock. Terms and conditions of the class A and class B Common Stock are identical, including voting rights, dividends, when and if declared, and liquidation rights, subject to any preference of preferred stock as may be issued in the future. Class B Common Stock is also subject to potential further dilution if additional shares of class B Common Stock are required to be issued in satisfaction of claims pursuant to the reorganization. Preferred stock is authorized to be issued in one or more series with terms to be established at the time of issuance by Anacomp's Board of Directors.

        In exchange for the notes totaling $310 million and related accrued interest totaling $52.3 million, holders of the notes received 4,030,000 shares of new class A Common Stock.

        For each share of common stock outstanding immediately prior to the emergence from bankruptcy, common shareholders received .0002769 shares of new class B Common Stock. As a result, 4,034 shares of new class B Common Stock were issued. In addition, for each share of new class B Common Stock issued, these shareholders received 194.12 warrants. Each warrant is exercisable for a period of five years for the purchase of one share of the new class B Common Stock at an exercise price of $61.54 per share. As a result, 783,077 warrants to purchase class B Common Stock were issued.

        Holders of class A Common Stock own 99.9% of Anacomp's equity and those holding class B Common Stock own 0.1%.

        Also, as a result of the Chapter 11 reorganization, the following occurred:

  •
  all unexercised options were canceled;

  •
  prior stock option plans were terminated;

  •
  executory contracts were assumed or rejected;

  •
  trade creditors were paid in the ordinary course of business and were not impaired;

  •
  members of a new Board of Directors were designated by the holders of the subordinated notes;

  •
  403,403 shares of new class A common stock were authorized for use in the establishment of new stock option plans; and

  •
  the senior secured revolving credit facility was amended (see Note 4).

        Under bankruptcy law, an executory contract is an agreement between a debtor and third party under which, as of the date of a debtor's Chapter 11 petition, material performance on the agreement remains due from both the debtor and non-debtor party, such that the failure of either side to perform its obligations under the agreement would excuse the other party from further performance. The Bankruptcy Code permits a Chapter 11 debtor to assume (i.e. agree to continue to be bound both during the Chapter 11 case and following emergence) or reject (breach and no longer be bound during the Chapter 11 case or thereafter) any executory contract. We assumed all of our executory contracts under our confirmed plan of reorganization except one, which is a nonresidential lease of real property.

        We are in the process of clearing all claims that were filed in conjunction with the Chapter 11 proceedings. Each claim has been individually analyzed. The majority of the claims were paid prior to or subsequent to our bankruptcy filing. The remainder relate to executory contracts assumed under the Plan, represent duplicate claims, claim amounts that differ from our records or claims that were filed late or are unsubstantiated. As a result, we do not anticipate any material unrecorded claims.

  Business Unit Structuring

        In May 2001, we announced our intention to sell all or parts of our European document-management business, Document Solutions International (DSI). Approximately $3.9 million was spent for restructuring, consulting and severance expenses in fiscal year 2001 in preparation for a potential sale of DSI. Revenues from DSI were $40.3 million, $11 million and $11 million, or 13%, 16% and 16% of total Anacomp revenues in fiscal year 2001, in the three month period ended December 31, 2001 and in the three month period ended March 31, 2002, respectively.

        We continue to exercise our reasonable best efforts to complete a sale of all or portions of DSI. Any such eventual sale is subject to approval by Fleet National Bank, as agent, and its syndicate of lenders (collectively, "the Bank Group") and we will be required to remit proceeds from the sale of DSI to pay down our senior credit facility (see Note 4). The execution, timing, likelihood and amount of net proceeds of any such potential sale are uncertain and we are continuing the operations of DSI in its normal course of business. Accordingly, it is not possible to predict with accuracy the potential impact that a sale transaction of DSI would have on future results; however, management expects that such a sale would generate funds that would be used to pay down the outstanding credit facility balance. Our International Technical Services business is not affected by this potential transaction.

Note 2.    Basis of Presentation

        At December 31, 2001, as a result of our emergence from bankruptcy, we adopted Fresh Start Reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". Fresh Start Reporting resulted in material changes to the Condensed Consolidated Balance Sheet as of December 31, 2001, including adjustment of assets and liabilities to estimated fair values, the valuation of equity based on the reorganization value of the ongoing business, and the recording of an asset for reorganization value in excess of the fair value of the separately identifiable assets and liabilities (similar to goodwill).

        The accompanying financial statements include historical information from prior to December 31, 2001, the effective date we emerged from bankruptcy, and are identified as financial statements of the Predecessor Company. The Condensed Consolidated Balance Sheet and Statement of Operations as of and for the three month period ended March 31, 2002, represent the Reorganized Company after adopting Fresh Start Reporting. Due to our reorganization and the implementation of Fresh Start Reporting (see Note 3), the financial statements for the Reorganized Company are not comparable to those of the Predecessor Company.

        The accompanying condensed consolidated financial statements include the accounts of Anacomp and our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements, except for the balance sheet as of September 30, 2001, have not been audited but, in the opinion of management, include all adjustments necessary for a fair presentation of our financial position, results of operations and cash flows for all periods presented. These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended September 30, 2001, included in our fiscal 2001 Annual Report on Form 10-K (the financial statements contained in such report represent those of the Predecessor Company and are not comparable to the Reorganized Company). Interim operating results are not necessarily indicative of operating results for the full year or for any other period.

        Preparation of the accompanying condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the periods presented. Estimates have been prepared on the basis of the most current available information and actual results could differ from those estimates.

        Certain prior period amounts have been reclassified to conform to the current period presentation.

Note 3.    Fresh Start Reporting

        Our enterprise value of $150 million before consideration of debt after reorganization at December 31, 2001 was determined based on the consideration of many factors and various valuation methods, including:

  •
  discounted cash flows analysis;

  •
  selected publicly-traded company market multiples;

  •
  selected acquisition transaction multiples; and

  •
  applicable ratios and valuation techniques believed by management to be representative of our business and industry.

        The cash flows valuation utilized five-year projections assuming a weighted average cost of capital rate of approximately 13.5%. A terminal value was determined using a multiple of our estimated fifth year earnings before interest, other income, reorganization items, asset impairment and restructuring charges, taxes, depreciation and amortization, and extraordinary items (referred to as "EBITDA"), together with the net present value of the five-year projected cash flows. The excess of the reorganization value over the fair value of identifiable net assets of $73.8 million is reported as "Reorganization value in excess of identifiable net assets" and will not be subject to future amortization (similar to goodwill) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" as issued by the Financial Accounting Standards Board ("FASB").

        For enterprise valuation purposes, we estimated our revenues and cash flows through fiscal year 2006. We projected continued declines in Computer Output to Microfiche ("COM") and COM related revenues at a rate of approximately 20% annually and growth in digital and multi-vendor services and product offerings. Our projections also assumed the following:

  •
  the elimination of our subordinated notes and related interest;

  •
  we will continue to reduce costs through consolidation of facilities and adjustments to our labor force to maintain COM gross margin levels;

  •
  the completion of our bankruptcy and related legal and professional costs; and

  •
  our recent cost reduction activities and restructurings.

        In developing the assumptions underlying the cash flow projections, management considered such factors as historical results as well as its best estimates of expected future market conditions based on information currently available. Actual future events and results could differ substantially from management's current estimates, assumptions and projections including, but not limited to, the matters discussed above. Unfavorable changes compared to our projections used for Fresh Start Reporting purposes (which were based on our best estimates and information currently available) could result in future impairments of our Reorganization Asset and identifiable intangible assets.

        As a result of Fresh Start Reporting, identifiable intangible assets were valued and consist of the following to be amortized over the useful lives indicated:

(dollars in thousands; unaudited)	Life in Years	March 31, 2002
Customer contracts and related customer relationships	10	$7,600
Digital technology and intellectual property	3	3,100
COM technology and intellectual property	10	1,300
COM production software	5	300

Total		12,300
Less: accumulated amortization		(496)

		$11,804

        Based on the intangible asset values noted above, related amortization expense will be approximately $2 million annually for the next three years.

        The reorganization and the adoption of Fresh Start Reporting resulted in the following adjustments to our unaudited Condensed Consolidated Balance Sheet as of December 31, 2001:

		Reorganization and Fresh Start Adjustments
(in thousands; unaudited)	Predecessor Company December 31, 2001					Reorganized Company December 31, 2001
		Debit		Credit
Assets
Total current assets	$78,261	$—		$—		$78,261
Property and equipment, net	30,565	2,483	(a)	—		33,048
Reorganization value in excess of identifiable assets	—	73,792	(c)	—		73,792
Goodwill	83,644	—		83,644	(b)	—
Intangible assets	—	12,300	(d)	—		12,300
Other assets	8,179	—		3,142	(e)	5,037

	$200,649	$88,575		$86,786		$202,438

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of senior secured revolving credit facility	$53,075	$43,825	(f)	$—		$9,250
10 7/8% senior subordinated notes payable	310,926	310,926	(g)	—		—
Accounts payable	11,051	—		—		11,051
Accrued compensation, benefits and withholdings	16,275	—		—		16,275
Accrued income taxes	4,220	3,027	(h)	—		1,193
Accrued interest	52,267	52,254	(i)	—		13
Other accrued liabilities	22,642	1,075	(j)	—		21,567

Total current liabilities	470,456	411,107		—		59,349
Long-term liabilities:
Long-term portion of senior secured revolving credit facility	—	—		43,825	(f)	43,825
Other long-term liabilities	10,222	7,883	(k)	—		2,339

Total long-term liabilities	10,222	7,883		43,825		46,164
Stockholders' equity (deficit):
Common stock	146	146	(l)	40	(m)	40
Additional paid-in capital	111,324	111,324	(l)	96,885	(m)	96,885
Accumulated other comprehensive loss	(4,273)	—		4,273	(l)	—
Accumulated deficit	(387,226)	—		387,226	(l)	—

Total stockholders' equity (deficit)	(280,029)	111,470		488,424		96,925

	$200,649	$530,460		$532,249		$202,438

        Explanations of the above adjustment columns are as follows:

  a)
  To adjust property and equipment to estimated fair value.

  b)
  To reflect write off of excess of purchase price over net assets of businesses acquired.

  c)
  To establish the reorganization value in excess of identifiable assets. The amounts are calculated below:

(in thousands; unaudited)	Amount
Senior secured revolving credit facility	$53,075
New equity	96,925

Enterprise value	150,000
Plus: fair value of identifiable liabilities	52,438
Less: fair value of identifiable assets	(128,646)

Reorganization value in excess of identifiable assets	$73,792

  d)
  To establish separately identifiable intangible assets at estimated fair value.

  e)
  To write off deferred costs on senior subordinated debt canceled in bankruptcy.

  f)
  To reclassify portion of revolving credit facility from current to long-term, consistent with principal repayment terms of the amended facility agreement.

  g)
  To write off the senior subordinated notes canceled in bankruptcy and related unamortized premium and discount.

  h)
  To adjust accrued income taxes to amounts currently payable.

  i)
  To write off accrued interest related to the senior subordinated notes.

  j)
  To adjust other accrued liabilities to estimated fair values.

  k)
  To adjust tax obligations not expected to be paid within the next 12 months.

  l)
  To eliminate stockholders' deficit of the Predecessor Company.

  m)
  To reflect issuance of 4,030,000 shares of new class A Common Stock and 4,034 share of new class B Common Stock at estimated fair value.

        The extraordinary gain on extinguishment of debt, net of taxes, for the period ended December 31, 2001, is calculated as follows:

(in thousands; unaudited)	Amount
Carrying value of senior subordinated notes	$310,000
Carrying value of related accrued interest	52,254
Issuance of new common stock	(96,925)

Extraordinary gain on extinguishment of debt	$265,329

        The holders of the senior subordinated notes received 99.9% of the new equity of the Reorganized Company; therefore, the net equity of the Reorganized Company was used as the basis for consideration exchanged in determining the extraordinary gain on extinguishment of debt. There is no tax effect on the extinguishment of debt due to our utilization of net operating loss carryforwards (see Note 6).

        In accordance with Statement of Position 90-7, transactions of the Predecessor Company resulting from the Chapter 11 reorganization are reported separately as reorganization items in the accompanying Condensed Consolidated Statement of Operations for the period ended December 31, 2001, and are summarized below:

(in thousands; unaudited)	Three Months Ended December 31, 2001
Adjustment of assets and liabilities to fair value	$16,916
Write off of deferred debt issuance costs and unamortized premiums and discounts	(2,216)
Professional fees and other reorganization costs	(1,023)
Settlement of facility lease contract	(349)

Reorganization items	$13,328

Note 4.    Senior Secured Revolving Credit Facility

        On August 24, 2001, Anacomp and Fleet National Bank, as agent, and its syndicate of lenders (collectively, "the Bank Group") executed a Summary of Terms and Conditions regarding amendments to the senior secured revolving credit facility. The amended facility, which became effective December 31, 2001, included a $58.9 million limit, with a $53.1 million sublimit for direct borrowing and a $5.8 million letter of credit sublimit. In accordance with the new agreement, the $53.1 million direct borrowing sublimit was reduced to $51.1 million on March 31, 2002 as a result of a $2 million scheduled principal repayment. The credit limit will be subject to further reductions as the periodic scheduled principal repayments become due. The facility is available for new borrowings up to a Formula Borrowing Base ("FBB") when direct borrowings are reduced below the FBB. The FBB equals 80% of eligible accounts, which include U.S. and Canadian accounts receivable.

        At March 31, 2002, our outstanding balance was $41.4 million (plus outstanding letters of credit of $5.8 million), the FBB was $17.5 million, and the excess of borrowings over the FBB was $23.9 million. During the quarter ended March 31, 2002, we made cash payments totaling $11.7 million, which is $9.7 million greater than our scheduled paydowns, resulting in $9.7 million of borrowing capacity until the scheduled June 30, 2002 direct borrowing limit reduction of $2 million.

        The maturity date of the amended facility is June 30, 2003, with an extension to December 31, 2003 if a sale of DSI occurs and results in $4 million net proceeds, or if Anacomp elects to increase the interest rate by 1% during the extension period. Upon closing a sale of DSI, Anacomp would be required to make a payment to the Bank Group to permanently reduce the credit facility. The payment would be the greater of $4 million or 85% of the net sale proceeds as defined. Under the amended facility, the direct borrowings limit will be permanently reduced by future required principal repayments as follows:

  •
  $2 million on June 30, 2002;

  •
  $3 million on September 30, 2002;

  •
  $2.25 million on December 31, 2002 and March 31, 2003; and

  •
  $2.5 million on June 30, 2003 and September 30, 2003.

        If we were to only remit payments in total equal to the scheduled principal repayments through maturity at June 30, 2003, the unpaid balance would be $39.1 million. Our credit facility expires on June 30, 2003, although we have options to extend the maturity to December 31, 2003. In 2003, we will be required to either repay any remaining principal or refinance the credit facility. We believe we will be able to refinance the facility at that time, although there can be no assurances that such financing will be available on terms acceptable to the Company, if at all.

        The amended facility bears interest at a base rate equal to the higher of a) the annual rate of interest announced from time to time by Fleet National Bank as its best rate, or b) one-half of one percent above the Federal Funds Effective Rate, for the portion of the facility equal to the FBB. The rate of interest is three percentage points higher than the prime rate for the facility balance outstanding in excess of the FBB. Interest is due and payable monthly in arrears. The interest rate was 4.75% for the FBB portion and 7.75% for the excess portion at March 31, 2002.

        The credit facility is secured by virtually all Anacomp assets and 65% of the capital stock of our foreign subsidiaries. The facility contains covenants relating to limitations on the following:

  •
  capital expenditures;

  •
  additional debt;

  •
  open market purchases of Anacomp common stock;

  •
  mergers and acquisitions; and

  •
  liens and dividends.

        There are also minimum EBITDA, interest coverage and leverage ratio covenants. In addition, we are required to remit to the Bank Group the net proceeds of any capital asset sale.

        In connection with the facility amendment, we paid a fee of $0.8 million that has been capitalized, is included in "Other assets" in the accompanying Condensed Consolidated Balance Sheet at March 31, 2002, and will be amortized over the remaining term of the facility.

        From April 1, 2002 to May 13, 2002 we made $4.7 million of additional non-scheduled cash payments to reduce the outstanding facility balance to $36.7 million and letters of credit totaling $5.8 million. As of May 13, 2002 we have $14.4 million of borrowing capacity until the scheduled June 30, 2002 direct borrowing limit reduction of $2 million.

Note 5.    Senior Subordinated Notes

        The Predecessor Company had outstanding $310 million of publicly traded 10 7/8% senior subordinated notes and related accrued interest of $52.3 million at October 19, 2001. As detailed in Note 1, the notes and related accrued interest were extinguished in the reorganization. The accompanying Condensed Consolidated Statement of Operations for the period ended December 31, 2001 includes approximately $1.7 million of interest expense on the notes through October 19, 2001, the date Anacomp filed for bankruptcy. Had interest on the senior subordinated notes continued to accrue beyond the October 19, 2001 bankruptcy filing date, we would have recognized an additional $6.9 million in interest expense through December 31, 2001.

Note 6.    Income Taxes

        Our provision for income taxes for the three-month periods ended March 31, 2002 and 2001 consists of the following:

in thousands)	Reorganized Company 2002	Predecessor Company 2001
Federal	$788	$—
State	112	5
Foreign	380	574

	$1,280	$579

        Due to our reorganization, we have Cancellation of Debt ("COD") income estimated to be $265.3 million. As a result, we will be required to reduce, for federal income tax purposes, certain tax attributes, including net operating loss carryforwards and property basis by the amount of the COD. These actual adjustments will be determined at the end of our fiscal year ending September 30, 2002. A deferred tax liability has been recorded for COD, book intangible assets and certain temporary differences. A deferred tax asset has been recorded for tax goodwill in excess of book reorganization asset, certain temporary differences, net operating losses and other tax basis carryforwards. We have recorded a valuation allowance in the amount of $19 million in order to fully offset the net deferred tax asset. At March 31, 2002, our most significant deferred tax assets and liabilities relate to temporary differences for COD and net operating losses. These timing differences are expected to be realized, offset and reversed with no impact on the net value of the deferred tax asset at September 30, 2002.

        Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized in future years. Management periodically reviews the need for valuation allowances based upon our results of operations.

Note 7.    Restructuring Activities

        In fiscal 1998, we recorded restructuring charges of $8.5 million and reserves of $15.2 million related to the First Image acquisition. The remaining liabilities of $0.1 million at March 31, 2002 are related to facility costs that will be paid by the end of June 2002.

        In the second and third quarters of 2000, Anacomp effected a reorganization of its workforce in the United States and Europe along its lines of business, reorganized parts of its corporate staff and phased out its manufacturing operations. The reorganization of the workforce and corporate staff consisted of management reassessing job responsibilities and personnel requirements in each of its continuing business units and corporate staff. The assessment resulted in substantial permanent personnel reductions and involuntary terminations throughout the organization, primarily in its European operations and its corporate and manufacturing staff. We recorded restructuring charges of $14.6 million related to these actions. Employee severance and termination-related costs were for approximately 300 employees, all of whom have left the company; we have paid all related severance. Other fees relate to professional fees associated with negotiations to terminate facility leases and other costs associated with implementation of the business unit structure and the reorganization of the business units into separate entities. We have also paid these fees. In the first quarter of fiscal year 2002, we vacated our Japanese facility, terminated substantially all related personnel and undertook other procedures to wind down our Japanese subsidiary. As a result, we reversed approximately $1 million of fiscal 2000 business restructuring reserves due to favorable circumstances related to the shutdown. Our closure costs to vacate the facility in Japan, costs to fulfill our contract obligations and severance and related professional costs up to that time were less than anticipated at the time the accrual was recorded. As of March 31, 2002, the remaining liability related to international facility costs is expected to be paid by the end of December 2003, and remaining contractual obligation costs of the Japanese subsidiary are expected to be paid by the end of June 2002.

        The restructuring reserves are included as a component of "Other accrued liabilities" in the accompanying Condensed Consolidated Balance Sheets.

        The following tables present the activity and balances of the restructuring reserves from September 30, 2001 to March 31, 2002 (in thousands):

Fiscal Year 2000 Restructuring

Reorganized Company	December 31, 2001	Adjustments	Cash Payments	March 31, 2002
Employee Separations	$—	$—	$—	$—
Facility Closing	120	—	(13)	107
Contract Obligations	170	—	(9)	161
Professional and Other	—	—	—	—

	$290	$—	$(22)	$268

Predecessor Company	September 30, 2001	Adjustments	Cash Payments	December 31, 2001
Employee Separations	$269	$(214)	$(55)	$—
Facility Closing	281	(149)	(12)	120
Contract Obligations	511	(307)	(34)	170
Professional and Other	313	(313)	—	—

	$1,374	$(983)	$(101)	$290

Fiscal Year 1998 Restructuring

Reorganized Company	December 31, 2001	Adjustments	Cash Payments	March 31, 2002
Facility Closing	$160	$—	$(75)	$85
Other	—	—	—	—

	$160	$—	$(75)	$85

Predecessor Company	September 30, 2001	Adjustments	Cash Payments	December 31, 2001
Facility Closing	$276	$(39)	$(77)	$160
Other	10	(10)	—	—

	$286	$(49)	$(77)	$160

Note 8.    Inventories

        Inventories consist of the following:

(in thousands)	March 31, 2002 (Reorganized Company)	September 30, 2001 (Predecessor Company)
	(Unaudited)
Finished goods, including purchased film	$3,087	$3,249
Consumable spare parts and supplies	1,625	1,688

	$4,712	$4,937

Note 9.    Income Per Share

        Basic income per share is computed based upon the weighted average number of shares of Anacomp's common stock outstanding during the period. For the three months ended March 31, 2002, potentially dilutive securities include 783,077 outstanding warrants to purchase Class B Common Stock which were issued as part of the reorganization. For the three months ended March 31, 2002, these warrants were excluded from diluted income per share as they were anti-dilutive using the treasury stock method. Basic and diluted net loss for periods prior to the three months ended March 31, 2002 have not been presented as they are not comparable to subsequent periods due to the implementation of Fresh Start Reporting (see Note 3).

Note 10.    Recent Accounting Pronouncements

        Pursuant to Statement of Position 90-7, Anacomp has implemented the provisions of accounting principles required to be adopted within twelve months of the adoption of Fresh Start Reporting as of December 31, 2001, including the following standards:

        On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 addresses the accounting for acquisitions of businesses, eliminates pooling of interests accounting, and is effective for acquisitions occurring on or after July 1, 2001. SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic impairment evaluations of goodwill balances. In addition, the useful lives of recognized intangible assets acquired in transactions completed before July 1, 2001 will be reassessed and the remaining amortization periods adjusted accordingly. Effective December 31, 2001, Anacomp's "Reorganization value in excess of identifiable net assets" is not an amortizing asset and will be subject to formal annual impairment testing at a minimum.

        On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets, and which supercedes SFAS No. 121. SFAS No. 144 also reduces the threshold for discontinued operations reporting to a component of an entity rather than a segment of a business as required under Accounting Principles Bulletin No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The adoption of SFAS No. 144 on December 31, 2001 did not have a material impact on our financial position or results of operations.

Note 11.    Operating Segments

        Anacomp's business is focused in the document management industry. We currently manage our business through two operating units:

  •
  Document Solutions, provides document-management outsource services as follows;

  •
  COM—Computer Output to Microfiche services, and

  •
  Digital—primarily includes Web Presentment services, CD document services and integrated system solutions,

  •
  Technical Services, provides equipment maintenance services for Anacomp as well as third-party manufactured products, and provides Computer Output to Microfiche systems and micrographic supplies;

  •
  COM—sales of systems and micrographic supplies and professional services for Anacomp manufactured systems, and

    •
    Digital/renewal—includes maintenance and professional services for third party manufactured products (multi-vendor service—MVS).

        Effective October 1, 2001, we completed the integration of our former docHarborSM business unit into the Document Solutions group. Results for docHarborSM previously reported separately have been combined with Document Solutions.

        Management evaluates operating unit performance based upon EBITDA (earnings before interest, other income, reorganization items, asset impairment and restructuring charges, taxes, depreciation and amortization, and extraordinary items). Information about our operations by operating segment is as follows:

        For the three-month periods ended March 31:

(in thousands)	Document Solutions	Technical Services	Central Services	Consolidated
2002 (Reorganized Company)
Digital/renewal revenue	$18,735	$6,458	$—	$25,193
COM revenue	24,742	17,708	—	42,450
Intersegment revenue	—	1,817	(1,817)	—

Total revenue	43,477	25,983	(1,817)	67,643
EBITDA	8,045	3,826	(3,784)	8,087

2001 (Predecessor Company)
Digital/renewal revenue	$16,572	$5,519	$—	$22,091
COM revenue	32,199	25,912	—	58,111
Intersegment revenue	—	2,673	(2,673)	—

Total revenue	48,771	34,104	(2,673)	80,202
EBITDA	7,699	8,086	(11,869)	3,916

        The following is a reconciliation of consolidated EBITDA to income (loss) before income taxes and extraordinary gain on extinguishment of debt:

For the three months ended March 31,	Reorganized Company 2002	Predecessor Company 2001
EBITDA	$8,087	$3,916
Depreciation and amortization	(4,635)	(7,930)
Other income and expense, net	(1,269)	(11,115)
Other	—	1

Income (loss) before income taxes and extraordinary gain on extinguishment of debt	$2,183	$(15,128)

        For the six-month periods ended as noted:

(in thousands)	Document Solutions	Technical Services	Central Services	Consolidated
2002 (3 months ended March 31, 2002—Reorganized Company)
Digital/renewal revenue	$18,735	$6,458	$—	$25,193
COM revenue	24,742	17,708	—	42,450
Intersegment revenue	—	1,817	(1,817)	—

Total revenue	43,477	25,983	(1,817)	67,643
EBITDA	8,045	3,826	(3,784)	8,087

2002 (3 months ended December 31, 2001—Predecessor Company)
Digital/renewal revenue	$17,736	$6,552	$—	$24,288
COM revenue	25,441	18,295	—	43,736
Intersegment revenue	—	2,554	(2,554)	—

Total revenue	43,177	27,401	(2,554)	68,024
EBITDA	7,538	4,911	(3,954)	8,495
2001 (6 months ended March 31, 2001—Predecessor Company)
Digital/renewal revenue	$32,999	$10,606	$—	$43,605
COM revenue	64,683	54,055	—	118,738
Intersegment revenue	—	5,565	(5,565)	—

Total revenue	97,682	70,226	(5,565)	162,343
EBITDA	15,261	18,027	(18,127)	15,161

        The following is a reconciliation of consolidated EBITDA to income (loss) before income taxes and extraordinary gain on extinguishment of debt:

	Reorganized Company	Predecessor Company
	Three months ended March 31, 2002	Three months ended December 31, 2001	Six months ended March 31, 2001
EBITDA	$8,087	$8,495	$15,161
Depreciation and amortization	(4,635)	(7,194)	(15,953)
Other income and expense, net	(1,269)	(3,180)	(21,626)
Reorganization items	—	13,328	—
Restructuring credits	—	1,032	—
Other	—	—	1

Income (loss) before income taxes and extraordinary gain on extinguishment of debt	$2,183	$12,481	$(22,417)

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated statements of operations for the three months ended December 31, 2001 and for the year ended September 30, 2001 give effect to the Reorganization as though the Company had emerged from Chapter 11 Bankruptcy effective October 1, 2000.

        The unaudited pro forma condensed consolidated statements of operations are based on the historical financial statements of the Company, giving effect to the Reorganization and adjustments as discussed in the accompanying notes to the unaudited pro forma condensed consolidated statements of operations. Management has prepared these unaudited pro forma condensed consolidated statements of operations based upon the historical consolidated statement of operations for the year ended September 30, 2001 and the historical condensed consolidated statement of operations for the three-months ended December 31, 2001. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the notes thereto and the historical financial statements and notes thereto. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of what actual results of operations would have been for the periods presented had the Reorganization occurred on the date indicated and do not purport to indicate the results of future operations.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended September 30, 2001

(Unaudited)

	Predecessor Company
	Historical	Pro Forma Adjustments		Pro Forma
	(In Thousands, Except Per Share Amounts)
Revenues	$306,348	$306,348
Cost of revenues	206,728	—		206,728

Gross profit	99,620	—		99,620
Costs and expenses:
Engineering, research and development	7,208	—		7,208
Selling, general and administrative	83,527	(860	)(D)	82,667
Amortization of intangible assets	11,713	(9,730	)(A)	1,983
Restructuring credits	(1,207)	—		(1,207)

Operating income (loss)	(1,621)	(10,590)		8,969

Other income (expense):
Interest and other income	1,207	—		1,207
Interest expense and fee amortization	(43,860)	34,557	(B)	(9,303)

	(42,653)	34,557		(8,096)

Income (loss) before income taxes	(44,274)	45,147		873
Provision for income taxes	3,217	1,178	(E)	4,395

Net loss	$(47,491)	$43,969		$(3,522)

Basic and diluted per share data:
Basic and diluted net loss	$(3.26)		(C)	$(0.87)

Shares used in computing basic and diluted net loss per share	14,566		(C)	4,034

See Notes to Pro Forma Condensed Consolidated Statement of Operations.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended December 31, 2001

(Unaudited)

	Predecessor Company
	Historical	Pro Forma Adjustments		Pro Forma
	(In Thousands, Except Per Share Amounts)
Revenues	$68,024	—		$68,024
Cost of revenues	46,504	—		46,504

Gross profit	21,520	—		21,520
Costs and expenses:
Engineering, research and development	1,680	—		1,680
Selling, general and administrative	15,643	—		15,643
Amortization of intangible assets	2,896	(2,400	)(A)	496
Restructuring credits	(1,032)	—		(1,032)

Operating income	2,333	2,400		4,733

Other income (expense):
Interest income and other expense, net	(66)	—		(66)
Interest expense and fee amortization	(3,114)	1,639	(B)	(1,475)

	(3,180)	1,639		(1,541)

Loss before reorganization items, income taxes and extraordinary gain on extinguishment of debt	(847)	4,039		3,192
Reorganization items	13,328	(13,328	)(D)	—

Income (loss) before income taxes and extraordinary gain on extinguishment of debt	12,481	(9,289)		3,192
Provision for income taxes	450	1,318	(E)	1,768

Income (loss) before extraordinary gain on extinguishment of debt	$12,031	$(7,971)		$1,424

Basic and diluted per share data:
Income before extraordinary gain on extinguishment of debt	$0.83		(C)	$0.35

Shares used in computing basic and diluted income per share before extraordinary gain on extinguishment of debt	14,566		(C)	4,034

See Notes to Pro Forma Condensed Consolidated Statement of Operations

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

        At December 31, 2001, as a result of its emergence from bankruptcy, the Company adopted Fresh Start Reporting in accordance with AICPA Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Fresh Start Reporting resulted in material changes to the Condensed Consolidated Balance Sheet as of December 31, 2001, including recording of assets and liabilities at fair values, the valuation of equity based on the reorganization value of the ongoing business and the recording of a reorganization asset for reorganization value in excess of the fair value of the separately identifiable assets and liabilities.

        The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Consolidated Statement of Operations for each period presented.

        (A)  The Predecessor Company recorded amortization expense related to the goodwill asset on its books. The goodwill assets were eliminated during Fresh Start Reporting. Pursuant to SOP 90-7, companies adopting Fresh Start reporting are required to adopt the provisions of accounting principles required to be adopted within twelve months. Accordingly, the Company implemented the provisions SFAS No. 142 "Goodwill and Other Assets." Under SFAS No. 142 the Company's "Reorganization value in excess of identifiable assets" is not subject to amortization. The adjustments shown on the unaudited Pro Forma Statements of Operations reflect the non-amortization approach to the "Reorganization value in excess of identifiable assets" as if the provisions of SFAS No. 142 were adopted on October 1, 2000.

        Additionally, the implementation of Fresh Start Reporting included the recognition and valuation of intangible assets noted below. These intangible assets are amortized over their expected useful lives.

        The following reflects the composition of our new identifiable intangible assets:

	Life in Years	Amount
	(Dollars in Thousands)
Digital technology and intellectual property	3	$3,100
COM technology and intellectual property	10	1,300
COM production software	5	300
Customer relationships	10	7,600

		$12,300

        The following reflects the reversal of historical amortization of goodwill and the recording of amortization for new intangible assets:

	Three Months Amortization	Annual Amortization
	(In Thousands)
Historical goodwill and intangible asset amortization expense	$2,896	$11,713
New identifiable intangible assets amortization expense	496	1,983

Pro forma adjustment	$2,400	$9,730

        (B)  Our prepackaged plan of reorganization exchanged our publicly traded $310 million of Notes and accrued interest for new common stock. For the three months ended December 31, 2001, we eliminated the interest expense and related fee amortization for the Notes that were accrued or amortized through October 19, 2001, the day we filed for bankruptcy protection. This Restructuring resulted in a net decrease to interest expense as follows:

(In Thousands)	Three Months Amortization	Annual Amortization
Elimination of interest expense	$1,685	$33,713
Eliminate Note-related premium amortization	(44)	(823)
Eliminate Note-related discount amortization	27	494
Adjust bank fee amortization, net	(93)	(109)
Eliminate Note-related amortization fee	64	1,282

Pro forma interest expense adjustment	$1,639	$34,557

        In accordance with SOP 90-7, all debt obligations have been adjusted to the estimated present value. The facility fee is being amortized over the term of the newly amended Facility.

        (C)  Pro forma earnings per common share is computed based upon 4,030,000 of class A common shares and 4,034 of class B common shares outstanding during the twelve months ended September 30, 2001 and the three months ended December 31, 2001 as if the Effective Date under the Plan of Reorganization had occurred on October 1, 2000. Potentially dilutive securities have not been considered since all previously issued stock options were canceled and our prior option plans terminated as part of our Plan of Reorganization.

        (D)  Reflects the elimination of the reorganization items summarized below in connection with the Plan of Reorganization and Fresh Start Reporting required by SOP 90-7.

(In Thousands)	Three Months Ended December 31, 2001	Year Ended September 30, 2001
Adjustment of assets and liabilities to fair value	$16,916	$—
Write off of deferred debt issuance costs and unamortized premiums and discounts	(2,216)	—
Professional fees and other reorganization costs	(1,023)	(860)
Settlement of facility lease contract	(349)	—

	$13,328	$(860)

        (E)  Reflects tax impacts of pro forma adjustments on taxable income assuming a 40% provision rate for U.S. operations.

2,339,247 shares of Class A Common Stock

P R O S P E C T U S

[Date of Prospectus], 2002

        We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that there have not been any changes to the information contained herein or our affairs since the date hereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. Anacomp is paying all of the expenses incurred on behalf of the selling stockholder, other than underwriting discounts and commissions. All amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee	$5,343
Printing and engraving expenses	20,000
Legal fees and expenses	40,000
Accounting fees and expenses	75,000
Miscellaneous	9,657

Total	$150,000

Item 14. Indemnification of Officers and Directors.

        Chapter 37 of the Indiana Business Corporations Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our certificate of incorporation and by-laws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by the Indiana Business Corporations Law, including circumstances in which indemnification is otherwise discretionary under Indiana law. In addition, we have entered into separate indemnification agreements with our directors and executive officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct).

        These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

        Under our plan or reorganization, we issued Class A Common Stock, Class B Common Stock and warrants to holders of our securities prior to our reorganization. The effective date of the issuance of these securities was December 31, 2001, the date our bankruptcy was effective. We issued 4,030,000 shares of our Class A Common Stock to the then-holders of our 10 7/8% Senior Subordinated Notes. We issued an aggregate of 4,034 shares of our Class B Common Stock to the then-holders of our existing common stock prior to the effectiveness of our bankruptcy. For each share of existing common stock outstanding immediately prior to the emergence from bankruptcy effective December 31, 2001, common shareholders received .0002769 shares of new Class B Common Stock and 194.12 warrants. Each warrant is exercisable for a period of five years for the purchase of one share of the new Class B Common Stock at an exercise price of $61.54 per share.

        We did not engage any underwriters for the issuance of these securities. Our issuance of these securities was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 1145(a) of the U.S. Bankruptcy Code.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit Number	Description of Document
2.1	Disclosure Statement describing the Company's Chapter 11 Plan of Regorganization, dated August 29, 2001 (including the Company's Chapter 11 Plan of Reorganization, dated August 29, 2001, and all exhibits thereto). (1)
2.2	Modification of the Company's Chapter 11 Plan of Reorganization, dated August 29, 2001. (2)
3.1	Amended and Restated Articles of Incorporation of the Company as of December 31, 2001. (3)
3.2	Amended and Restated Bylaws of the Company as of December 31, 2001. (3)
4.1	Specimen Class A Common Stock Certificate.*
4.2	Specimen Class B Common Stock Certificate.*
5.1	Legal opinion of Leagre Chandler & Millard LLP.*
10.1	Amendment No. 2 to Media Supply Agreement, dated April 1, 2001, between Anacomp and Eastman Kodak Company.*
10.2	Amended and Restated Master Supply Agreement, dated October 8, 1993, by and among the Company, SKC America, Inc. and SKC Limited. (4)
10.3	First Cumulative Amendment to the Amended and Restated Master Supply Agreement, dated May 17, 1996, by and among the Company, SKC America, Inc. and SKC Limited. (5)
10.4	Second Amended and Restated Master Supply Agreement, dated as of July 1, 1997, by and among the Company, SKC America, Inc. and SKC Limited. (6)
10.5	Employment Agreement, effective October 1, 1994, between the Company and Dr. Peter Williams. (7)
10.6	Retirement / Part-Time Employment Agreement dated October 27, 1999, between the Company and William C. Ater. (8)
10.7	Employment Agreement, effective April 12, 1999, between the Company and David B. Hiatt. (8)
10.8	Employment Agreement, effective August 21, 2000, between the Company and Jeffrey R. Cramer.(9)
10.9	Employment Agreement, effective October 1, 1998, between the Company and Donald W. Thurman. (6)
10.10	Termination Agreement, dated May 1, 2000, between the Company and Donald W. Thurman. (9)
10.11	Amendment to Termination Agreement, dated August 16, 2000, between the Company and Donald W. Thurman. (10)
10.12	Amended and Restated Revolving Credit Agreement and Restructure of Obligations, dated December 31, 2001, among Anacomp, Inc. and Fleet National Bank.*
10.13	Forbearance and Standstill Agreement, dated as of November 15, 2000, among Anacomp, Inc., the various banks named therein, and Fleet National Bank as agent for the banks. (8)
10.14	Amendment to the Forbearance and Standstill Agreement, dated as of December 15, 2000, between Anacomp, Inc. and Fleet National Bank. (8)
10.15	Employment Agreement effective August 2, 2000, between the Company and Edward P. Smoot.*
10.16	Separation Agreement effective May 11, 2002, between the Company and David B. Hiatt.*

10.17	Part-Time Employment Agreement effective December 27, 2001, between the Company and William C. Ater.*
10.18	Confidential Settlement Agreement, License Agreement and Release, between the Company, Access Solutions International, Inc., Malcolm G. Chace and Eastman Kodak Company, effective April 20, 2001.*
21.1	Significant Subsidiaries of Anacomp, Inc.*
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Leagre Chandler & Millard LLP. (included in exhibit 5.1)

(1)
Incorporated by reference to the Company's on Form 8-K dated September 20, 2001.

(2)
Incorporated by reference to the Company's Form 8-K dated October 29, 2001.

(3)
Incorporated by reference to the Company's Form 8-A12B dated January 9, 2002.

(4)
Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1993.

(5)
Incorporated by reference to the Company's Pre-Effective Amendment No. 1 to Form S-1 Registration Statement filed with the SEC on September 19, 1996.

(6)
Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1999.

(7)
Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1998.

(8)
Incorporated by reference to the Company's Form 10-K for the year ended September 30, 2000.

(9)
Incorporated by reference to the Company's Form 10-K for the year ended September 30, 2001.

(10)
Incorporated by reference to the Company's Form 10-Q for the quarterly period ended June 30, 2000.

*
Filed previously.

(b)
Financial Statement Schedules.

        No schedules have been filed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act.

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Notwithstanding the foregoing, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)  Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, employee or agent of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 7th day of June, 2002.

ANACOMP, INC.

By:	/s/ LINSTER W. FOX Linster W. Fox Executive Vice President, Chief Financial Officer and Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document
2.1	Disclosure Statement describing the Company's Chapter 11 Plan of Regorganization, dated August 29, 2001 (including the Company's Chapter 11 Plan of Reorganization, dated August 29, 2001, and all exhibits thereto). (1)
2.2	Modification of the Company's Chapter 11 Plan of Reorganization, dated August 29, 2001. (2)
3.1	Amended and Restated Articles of Incorporation of the Company as of December 31, 2001. (3)
3.2	Amended and Restated Bylaws of the Company as of December 31, 2001. (3)
4.1	Specimen Class A Common Stock Certificate.*
4.2	Specimen Class B Common Stock Certificate.*
5.1	Legal opinion of Leagre Chandler & Millard LLP.*
10.1	Amendment No. 2 to Media Supply Agreement, dated April 1, 2001, between Anacomp and Eastman Kodak Company.*
10.2	Amended and Restated Master Supply Agreement, dated October 8, 1993, by and among the Company, SKC America, Inc. and SKC Limited. (4)
10.3	First Cumulative Amendment to the Amended and Restated Master Supply Agreement, dated May 17, 1996, by and among the Company, SKC America, Inc. and SKC Limited. (5)
10.4	Second Amended and Restated Master Supply Agreement, dated as of July 1, 1997, by and among the Company, SKC America, Inc. and SKC Limited. (6)
10.5	Employment Agreement, effective October 1, 1994, between the Company and Dr. Peter Williams. (7)
10.6	Retirement / Part-Time Employment Agreement dated October 27, 1999, between the Company and William C. Ater. (8)
10.7	Employment Agreement, effective April 12, 1999, between the Company and David B. Hiatt. (8)
10.8	Employment Agreement, effective August 21, 2000, between the Company and Jeffrey R. Cramer.(9)
10.9	Employment Agreement, effective October 1, 1998, between the Company and Donald W. Thurman. (6)
10.10	Termination Agreement, dated May 1, 2000, between the Company and Donald W. Thurman. (9)
10.11	Amendment to Termination Agreement, dated August 16, 2000, between the Company and Donald W. Thurman. (10)
10.12	Amended and Restated Revolving Credit Agreement and Restructure of Obligations, dated December 31, 2001, among Anacomp, Inc. and Fleet National Bank.*
10.13	Forbearance and Standstill Agreement, dated as of November 15, 2000, among Anacomp, Inc., the various banks named therein, and Fleet National Bank as agent for the banks. (8)
10.14	Amendment to the Forbearance and Standstill Agreement, dated as of December 15, 2000, between Anacomp, Inc. and Fleet National Bank. (8)
10.15	Employment Agreement effective August 2, 2000, between the Company and Edward P. Smoot.*
10.16	Separation Agreement effective May 11, 2002, between the Company and David B. Hiatt.*
10.17	Part-Time Employment Agreement effective December 27, 2001, between the Company and William C. Ater.*

10.18	Confidential Settlement Agreement, License Agreement and Release, between the Company, Access Solutions International, Inc., Malcolm G. Chace and Eastman Kodak Company, effective April 20, 2001.*
21.1	Significant Subsidiaries of Anacomp, Inc.*
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Leagre Chandler & Millard LLP. (included in exhibit 5.1)

  (1)
  Incorporated by reference to the Company's Form 8-K dated September 20, 2001.

  (2)
  Incorporated by reference to the Company's Form 8-K dated October 29, 2001.

  (3)
  Incorporated by reference to the Company's Form 8-A12B dated January 9, 2002.

  (4)
  Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1993.

  (5)
  Incorporated by reference to the Company's Pre-Effective Amendment No. 1 to Form S-1 Registration Statement filed with the SEC on September 19, 1996.

  (6)
  Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1999.

  (7)
  Incorporated by reference to the Company's Form 10-K for the year ended September 30, 1998.

  (8)
  Incorporated by reference to the Company's Form 10-K for the year ended September 30, 2000.

  (9)
  Incorporated by reference to the Company's Form 10-K for the year ended September 30, 2001.

  (10)
  Incorporated by reference to the Company's Form 10-Q for the quarterly period ended June 30, 2000.

  *
  Filed previously.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF OUR COMMON STOCK
CAPITALIZATION
SELECTED FINANCIAL DATA
Fiscal Year-End Option Values
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Fiscal Year-End Option Values
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
Directors and Executive Officers
Other Beneficial Holders of Common Stock
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
ANACOMP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
ANACOMP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
ANACOMP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
ANACOMP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
ANACOMP, INC. AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
ANACOMP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
ANACOMP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ANACOMP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ANACOMP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
ANACOMP, INC. AND SUBSIDIARIES NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS Year Ended September 30, 2001 (Unaudited)
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS Three Months Ended December 31, 2001 (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS